NEW BRUNSWICK POWER CORPORATION

THE POWER OF POSSIBILITY



2024/25

ANNUAL REPORT

Énergie NB Power



CONTENTS



SUBMISSION LETTER

June 2025

Honourable René Legacy
Minister of Energy
Province of New Brunswick
PO Box 6000
Fredericton NB E3B 5H1

Minister,

We are pleased to submit the Annual Report of New Brunswick Power Corporation for the fiscal year ended March 31, 2025 in compliance with section 5 of the *Accountability and Continuous Improvement Act* and section 42 of the *Electricity Act*. We are accountable for the preparation of this Annual Report and for the results contained herein.

Andrew MacGillivray
Chair, Board of Directors

Lori Clark
President and Chief Executive Officer

Dear Customers and Stakeholders,

Two years after launching *Energizing our Future - Strategic Plan 2023-2035*, we're increasingly gaining glimpses of what's to come for NB Power as it evolves into a utility of the future.



Andrew MacGillivray
Chair, Board of Directors

In the wake of the many successes we have achieved over the past year as well as the complex challenges we are overcoming, it's become increasingly clear that the need for innovative and meaningful transformation is now.

Our customers continue to be at the heart of everything we do, and every decision we make. This year, we reaffirmed our commitment to listening to our customers. We're continuing to take responsive action and make the changes that are necessary to improve reliability and offer customers more support with energy efficiency. Through key partnerships, we're working to find novel and impactful ways of addressing the challenges we're facing now, while preparing the utility for the future.

We're also fully committed to transparency and strive to build trust in our utility, our systems and of course our people, who work hard every day to serve our communities and provide New Brunswickers with access to the electricity you deserve so you can live your lives to the fullest.

Despite the actions we've taken to reduce our spending, it was necessary for us as a cost-of-service utility to increase rates so we could continue to provide the services New Brunswickers expect and respond to the challenges we're facing, while simultaneously preparing for what's next.

We presented a comprehensive case through the New Brunswick Energy and Utilities Board's (EUB's) rate application and hearing process, which ensures New Brunswickers pay a fair rate for their power while providing an opportunity for residents, businesses and stakeholder groups to offer input.

The increased rates and this year's winter heating season challenged customer affordability and led to a number of our customers questioning the accuracy of our billing systems, as well as newly installed smart meters. We take your concerns very seriously and immediately conducted an internal review of our processes. In response, the Board together with the provincial government ordered an assessment of the metering and billing system. We believed it was critical that an independent third-party review be conducted to adequately consider the concerns raised by New Brunswickers. The assessment found that all billing and metering systems are working properly. We hope these findings provide New Brunswickers confidence that they are only paying for the electricity they use.

To better support you, we're focused on improving our communication regarding rate impacts as well as strengthening our energy efficiency public education to increase awareness of energy-saving tips as well as tools that are at your disposal, including our online account



Lori Clark

President and CEO

smart meter portal. We've also made a number of changes to our billing, and our Customer Care team members continue to work with customers, reviewing your bills and offering specific recommendations on impactful changes that could be made to help your household immediately reduce and better manage your consumption.

Expanding and improving our energy efficiency programming continued to be a major area of focus this past year. Our off-oil program received a funding boost from the provincial and federal governments, and we streamlined all of our provincial efficiency program application processes with federal offerings to make it easier for New Brunswickers to access these programs.

In the recent Energy Efficiency Scorecard, New Brunswick made a big leap and secured fourth place out of eleven provinces and territories. The improved ranking highlights our collaboration with the Province of New Brunswick to deliver energy efficiency programs, address energy poverty and enhance building codes.

We also continued the installation of smart meters province-wide, providing a reliable and accurate metering system that serves as a powerful tool to support customers in managing their energy use.

Improving reliability for customers was another key focus of ours this year. Unfortunately, due to the increased severity of storms, wildlife interactions with our systems and fallen trees, our customers can at times experience outages. We fully understand how disruptive a loss of power can be and the impact it can have, which is why we work hard to prevent outages in the first place. For the communities that were most affected by outages this year, like St. Andrew's and Rothesay, we held open houses to directly address customers' concerns and provide specific explanations on causes and our plans for mitigation and preventative action going forward.

The performance at Point Lepreau Nuclear Generating Station (PLNGS) continues to challenge our ability to operate the Station at planned capacity and achieve NB Power's overall financial targets. Our primary focus in Outage 2024 was on safety, reducing the overall Station risk by replacing key aging motors and addressing past issues to eliminate future forced outage risks. Upon successful completion of the outage, the Station experienced an issue with the main generator on the unit run-up.

We are grateful to our employees as well as many national and international experts whose expertise were crucial to identifying the issues with the stator bars and supporting us to safely and efficiently return the Station to service. We focused our attention on the repair strategy, ensuring the path forward balanced New Brunswickers' immediate needs with long-term energy security and the financial impacts of the outage and the repairs. Using industry best practices, our robust decision-making process resulted in a decision to undertake a full generator rewind in Outage 2025, providing energy security for our customers through the winter months and supporting the improved performance of PLNGS, which is a major component of our generating assets.

It was also of utmost importance that the remainder of NB Power's system be prepared to operate through the extended outage without interrupting service to customers. Across the utility, maintenance outages were rescheduled to ensure the stations were available over the winter months and that we had access to additional supply.

We're continuing to prioritize energy security for New Brunswickers. Through the year, NB Power made significant advancements in its transition to a cost-effective, clean and secure energy supply.

In June 2024, we issued a Request for Expression of Interest for a partner to construct and operate a dual-fuel combustion turbine. The new facility will allow for the integration of additional renewable energy to meet increased demand, serve as critical backup during any gaps in our existing system and provide a transition fuel as we move to reduce emissions.

In December 2024, we gathered with federal, provincial and First Nations partners, affirming our commitment to New Brunswick's clean energy future and our work to make access to affordable, reliable and clean electricity a reality for our province. With new funding commitments from the federal government, NB Power was able to pursue a number of cost-effective net-zero energy initiatives ranging from new wind projects led by First Nations communities to the conversion of the Belledune Generating Station from coal to biomass.

We also submitted the 2025 Large Transmission Capital Projects application to the EUB. These projects will benefit customers through critical investments that strengthen our transmission system, support growing energy demand and meet your needs with a strong, reliable power grid for our province.

No matter where NB Power's evolution ultimately takes us, our mandate will remain firmly focused on providing all New Brunswickers with a safe, reliable supply of energy, while keeping rates as low as possible.

Over the coming year, the Board will support the Shareholder as the Province undertakes a comprehensive review, looking at a number of different options regarding the future of NB Power. It is hoped that the review will identify options that will help NB Power respond to the challenges facing industry and the province, as well as allow us to continue to maintain and expand NB Power's service offerings to New Brunswickers, bringing them more value.

While the year has been challenging for customers and for our operations, we remain committed to operational excellence. We are proud of the team who continues to work day-in and day-out to deliver reliable electricity to homes, business, communities and hospitals while transforming our utility for the future benefit of all New Brunswickers.

The future is bright for NB Power, and the possibilities and opportunities for positive and impactful change abound. Thank you for taking the time to read this report and learn more about how we are energizing the future of NB Power and all New Brunswickers.

ANDREW MACGILLIVRAY
CHAIRMAN

LORI CLARK
PRESIDENT AND CEO

NB Power at a Glance

We are New Brunswick's power company, responsible for the generation, transmission and distribution of electricity throughout New Brunswick. Our employees are proud New Brunswickers, committed to safely and reliably powering the homes, businesses and hospitals around our province.

Almost 2,900
employees

392,597
direct customers

14
generating stations

47,095
indirect customers

3,776 MW
total generating capacity

13,577 GWh
total in-province sales

6,900 km
transmission lines

5,236 GWh
total out-of-province sales

21,897 km
distribution lines

Over $2.4 Billion
in total sales of electricity

Energizing Our Future



OUR VISION

We enhance lives by providing clean, competitive and reliable energy solutions.



OUR MISSION

We are passionate and committed to offering the best customer experience, ensuring energy security and accelerating a sustainable clean energy transition.

OUR VALUES

SAFETY AT HEART

We are committed to the safety of every employee and member of the public through

- planning safety into the work
- following the rules
- being a leader in safety
- reporting so we can all get better
- having courage
- saying no to unsafe work

CARE FOR OUR TEAM

We care for our team. We are open, honest and transparent with each other to build trust. We embrace diversity, creating an inclusive culture that supports employee well-being, encourages continuous learning and drives high performance.

CARE FOR OUR CUSTOMERS

We care for our customers. We put their experience at the centre of everything we do. We are committed to delivering relevant and valuable solutions. We act with integrity and do what we say we are going to do.

CARE FOR OUR FUTURE

We care for our future. We work with customers and communities to explore and deliver on their evolving energy needs while being environmentally responsible for future generations. We are curious and open to new ways of working.

CARE FOR OUR CORE

We take care of our nuclear core. We understand the unique nature of the nuclear core and are committed to make Nuclear Safety the overriding priority.

Progress Against Plan

Strategic Transformers

- Transition
- Modernize
- Electrify
- Compete
- Thrive
- Organize





Energizing our Future

NB Power's long-term plans for Energizing our Future are advanced through annual initiatives that offer the best customer experience, ensuring energy security and accelerating a sustainable clean energy future. This Progress against Plan outlines the headway NB Power made in 2024/25 against the initiatives and key performance indicators that track performance, all while keeping an eye to the future and meeting longer-term plan commitments.

Transition to a cost-effective, clean and secure energy supply

NB Power's strategic approach to achieving net-zero supply goals includes progressing planning work on several key supply assets and pursuing partners that can enhance experience and to help share the costs and risks of the transition.

Progress detailed engineering and site preparation activities for the Mactaquac Life Achievement Project

Over the course of the year, the project team refined engineering designs and revised cost estimates, project benefits and risks for Mactaquac project options. NB Power assessed the refined options and confirmed the benefits of progressing Life Achievement. In preparation for Life Achievement, NB Power issued the requests for proposal for both the turbine and generator work as well as the civil works and continued to advance Environmental Impact Assessment activities.

Execute Point Lepreau Nuclear Generating Station improvement plan for increased reliability

The team at Point Lepreau Nuclear Generating Station (PLNGS) successfully completed the Outage 24 work scope, reducing the overall Station risk by replacing key aging motors and addressing past issues with specific work to eliminate future forced outage risks. However, Station performance was challenged by an extended outage caused by an issue with the main generator stator bars that was found at testing during run-up.

As NB Power worked with industry experts and Siemens to address the situation presented by the stator bars, the team at the Station completed maintenance and inspection work during the extended outage that will provide additional longer-term benefits for reliability.

In January, management made a decision to proceed with a full generator rewind in 2025 to minimize Station risk and ensure long-term energy security for New Brunswickers.

66%
carbon-free generation

Pursue a partner for Point Lepreau Nuclear Generating Station ongoing station improvement

NB Power continued to pursue a long-term partnership/management agreement with Ontario Power Generation that will include people, processes, systems and technologies, leading to improved Station performance.

Progress site licensing requirements for small modular reactors

In 2024/25, NB Power secured federal funding to support preparations for new nuclear at the Point Lepreau site. The team drafted an Initial Project Description, which incorporated input gathered through focused engagement activities with First Nations communities. NB Power also initiated several site studies to support site licensing and other regulatory requirements.

To progress the program, NB Power identified the required capacity to be incorporated into the draft preliminary Utilities/User regulatory requirements. It also engaged monthly with federal and provincial government regulatory agencies to align NB Power's understanding of the integrated environmental assessment process.

Validate alternative fuel options at the Belledune Generating Station

As part of its validation testing for alternative fuel options, NB Power completed capacity testing of biomass in the boiler at Belledune Generating Station. It also worked with the Province and industry on the biomass supply chain to ensure NB Power can continue to run the Station into the future. Based on the progress and results to date, NB Power achieved Board approval to focus on converting Belledune Generating Station to biomass and discontinue work on other options to transition off coal.

Finalize power purchase agreements with successful Request for Expression of Interest proponents to provide cost-effective renewable and energy storage solutions

NB Power successfully negotiated five additional Power Purchase Agreements for up to 500 MW of new cost-effective renewable wind energy projects led by First Nations communities. The agreements are in addition to the Neweg wind project, which began delivering wind energy to New Brunswick's system in late fall 2024.

Pursue alternative financing options to support major projects

NB Power sought alternative financing to support the major projects leading the transition to a cost-effective, clean and secure energy supply. In response to the wind projects being proposed to provide more renewable energy to the New Brunswick system, NB Power worked with the federal government to secure over $750 million in federal funding and financing to enable renewable wind energy projects being led by First Nations communities and constructed in the province to be cost-effective.

Early in 2024/25, NB Power entered into a federal funding agreement for $25 million over two years to advance pre-development work toward expanding the nuclear capacity at the PLNGS site.

NB Power also successfully secured $1.6 million in federal funding to assist with the planning work on the Belledune conversion project and received a commitment for up to $50 million in additional federal funding to support the Station's conversion, with NB Power contributing 50 cents on every dollar. In addition, NB Power received $12.6 million in federal funding for 2024/25 to support the Mactaquac Life Achievement Project (MLAP).

Modernize the Grid

NB Power operates and maintains diverse transmission and distribution infrastructure. To sustain high levels of safe and reliable performance, NB Power needs to ensure preventive maintenance activities are completed and regularly and strategically invest in infrastructure.

Continue mass deployment of smart meters through the advanced metering infrastructure program

As of March 31, 2025, NB Power has upgraded 64 per cent of customers' meters to smart meters. Since NB Power began installing meters in two of the three geographical deployment areas, 3.28 per cent of the total customer base has opted out of smart meter installs.

In late 2024 and early 2025, customers raised concerns about high bills. NB Power shifted its efforts to support the independent third-party metering and billing assessment and adjusted its deployment strategies in alignment with focused attention on customer concerns. With the metering and billing assessment complete, NB Power began schedule and cost recovery efforts following the delayed implementation.

Improve transmission reliability by replacing or upgrading end-of-life equipment

NB Power continued to implement its asset management to ensure a reliable transmission system that ultimately provides a reliable supply to customers. The utility invested $64 million in transmission equipment. NB Power improved its system reliability and shortened the duration and frequency of system interruptions as compared to 2023/24. System interruptions were less frequent than the utility's 2024/25 target.

Install additional online monitoring sensors to provide real-time asset health information

In 2024/25, the utility installed new technology and monitoring capabilities to monitor the health of its transmission system. NB Power upgraded various transformers with the installation of online gas monitors as well as monitors on some transformers to better monitor and protect the system during geomagnetic storms.

Together with the installation of these technologies, NB Power upgraded applications to improve its ability to monitor real-time asset health information.

In preparation for further improvements to asset health management, NB Power also ordered new transformers with online monitoring that will improve the real-time information available to monitor the condition of the system.

Progress the implementation of advanced distribution management system

NB Power reached a significant milestone in its implementation of the Advanced Distribution Management system with the initial launch of Distribution's Supervisory Control and Data Acquisition (SCADA) system and Geographic Information System (GIS). The system provides NB Power a visualization and real-time data for its distribution system, enhancing the utility's ability to monitor and control the distribution system. NB Power also continued to progress the implementation of Outage Management, Switch Order Management, Integration into Customer Service and Transmission's SCADA integration.

Implement additional cyber monitoring capability for critical infrastructure

NB Power further protected its critical infrastructure from cybersecurity threats with the initial deployments of 24-7 cyber-threat monitoring and detection capabilities to terminals and generating stations.



$233 MILLION
invested in asset reliability

Electrify and Grow Load

As NB Power transitions to a cleaner supply, energy demand will also evolve and electrification is a critical enabler to realizing net-zero goals. This includes electrifying customers as they transition toward cleaner electricity consumption, including renewables, to reduce their carbon emissions and promoting efficient use of electricity through internal and external programs.

Implement additional demand response programs to support efficiency and meet in-province load requirements

Over the course of the year, NB Power expanded its large industrial demand response program participation and peak rebate program, achieving an 82.6 MW reduction in annual peak hour demand. Through NB Power's delivery of the energy efficiency savings programs, program participants achieved 83.6 GWh of electricity savings and 476,563 GJ of energy savings from other fuel sources, resulting in $350 million of lifetime energy savings for participants.

Execute efficiency programs with specific focus for those most in need and non-electric fuel customers

In an effort to support customers most in need, NB Power completed free efficiency upgrades in 3,070 homes heated with electricity, saving customers approximately $520 per year, as well as free efficiency upgrades in 1,570 homes heated with oil, saving customers approximately $1,660 per year. NB Power also partnered with the federal government to make the shift from oil heating to heat pumps even more affordable for New Brunswickers.

In 2024/25, NB Power allocated funding for incentives and energy assessments to 36 participant buildings representing hundreds of non-profit housing units. It also administered programming that improved the energy efficiency of 261 individual housing units owned by the Department of Social Development.

Continue to modernize rate design

In 2024/25, NB Power received a decision from the New Brunswick Energy and Utility Board (EUB) on the utility's Class Cost Allocation Study that required NB Power introduce seasonal cost differences into the generation cost allocation model. The utility modified its rate modernization timeline to achieve greater regulatory efficiency by consolidating proposals originally planned for a 2024/25 regulatory application into future filings. In preparation, it continued to develop specific proposals to modernize rates in preparation for a regulatory filing in 2025/26.

3,220 MW
2024/25 annual peak demand achieved on January 22, 2025

133,314 TONNES
lifetime greenhouse gas reductions

Design and begin to install control equipment to improve overall grid management and power quality

NB Power delayed the design and installation of control equipment to improve overall grid management and power quality pending the advancement of the Advanced Distribution Management System project.

Conduct the electrification potential study

As planned, NB Power completed the New Brunswick Potential Study, a comprehensive 25-year view of multi-fuel demand side management for energy efficiency, demand response, distributed generation, fuel savings, clean transportation and electrification across all fuels. Based on the results, NB Power updated its demand side management framework and cost/benefit analysis for electrification programs to include NB Power and government policy objectives. The utility also began work to update its demand side management framework and cost/benefit analysis to include electrification assumptions, distributed energy resources and demand response.

Continue to offer programs that incent New Brunswickers to purchase new or used electric vehicles

As New Brunswickers move to purchasing electric vehicles, NB Power issued 3,142 electric vehicle incentives, including 2,500 rebates for new electric vehicles, 152 rebates for used electric vehicles and 490 rebates for home chargers. It also facilitated the growth of the public eCharge network with the addition of six new fast charging ports and three level 2 chargers, deferring site commissioning of two additional chargers pending final site agreement. In addition, the utility procured eight 320 kW chargers and eight 100 kW chargers to be installed in 2025/26.

Deliver Competitive Customer Value

NB Power's approach to improving the experience and increasing the overall value for customers is focused on enhancements to existing customer-facing processes.

Implement a modern customer care platform

As part of its modernization of systems to improve the customer experience, NB Power completed Phase 1 of telephony modernization initiative. It also completed the upgrade to a new Contact Centre system that includes workforce management, quality assurance, estimated wait time and post-call customer satisfaction surveys. Over the year, it also progressed as planned the addition of short message service for outage notifications.

587,832
customer calls answered

Continue to enhance our customer-facing websites

In 2024/25, NB Power created and began implementing a three-year roadmap to modernize and strengthen aging web infrastructure that begins by addressing foundational issues. It also completed a comprehensive website user experience project, including customer research and a content audit, to develop a strategy for future website improvements.

NB Power enhanced its website experience by making it easier for users to change their preferred language. It also launched a self-serve experience for customers with smart meters, providing energy usage information and usage alerts to customers with online accounts.

Improve NB Power's SureConnect and Water Heater service offerings

In an effort to improve the customer experience with SureConnect and water heater service offerings, NB Power conducted a customer survey for each service. The utility enhanced the customer experience by increasing the level of support available through the contact centre and contractors. It also improved the financial performance of each product, implementing specific pricing and increases for each product and reducing costs by modifying repair strategies to extend the lives of existing water heaters.

Increase revenue and provide customer value from existing and new customer product and service offerings

In 2024/25, NB Power continued to conduct its pilots for EV home charging packages and Smart Cities cameras. The utility delayed its decision on business cases to proceed with new offerings to ensure it has first maximized the benefits of existing products and services.

NB Power Rate Increase compared to Province of New Brunswick's Consumer Price Index


1.5
1.2
0.9
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
NB Power Rate Increase
Province of New Brunswick CPI

Create a Thriving Workforce

NB Power must transform its workforce to be capable in a very different future. This requires new ways of working, new behavioural mindsets, new organizational structures, new talent sets, new rewards systems and effective recruitment and retention strategies.

Continue to focus on employee and public safety, including employee well-being

Over the course of 2024/25, NB Power supported employees and their families in strengthening their resilience by providing access to the Atlantic Institute for Resilience AIR-Brain Gym. It also encouraged physical health with a cross-company physical wellness walking challenge.

In October 2024, NB Power successfully completed Synergy 2024, a full-scale emergency exercise held by NB Power and the New Brunswick Emergency Measures Organization, and involved multiple jurisdictions and organizations.

Safety remains at the heart of NB Power. The company reduced its Total Recordable Injury Frequency (TRIF) rate by 7.5 per cent as compared to 2023/24 and reduced its Lost Time Injury Frequency by 9.5 per cent as compared to 2023/24. Despite improvements, the year-end results indicate NB Power must remain steadfast in its commitment to the safety of every employee and member of the public.

Deploy attraction and retention strategies

In fall 2024, NB Power redesigned and implemented a new benefit plan to ensure modernized benefits that support attraction and retention also remain cost-effective. It also redesigned the utility's staffing process to improve efficiency and effectiveness, reducing the time to hire by 27 per cent.

Increase employee engagement

Following the completion of the second annual Tell Us Anything employee survey, NB Power leaders worked with teams to identify and develop improvement action plans to increase employee engagement and address individual team and collective organizational feedback. Employees began receiving a monthly People & Culture Bulletin and were provided opportunities to participate in regular Ask Us Anything sessions and CEO Forums, as well as an International Women's Day panel and two women's network events.

81%
employee participation in annual engagement survey

Inspire and enable employee learning development and growth

NB Power designed and implemented a new process to assess the readiness of succession candidates and provide clear objectives to further their development. In support, the utility also introduced a new leadership development program for succession candidates and designed and implemented a new leader in transition program to accelerate the development of new leaders. With the launch of a Commercial Customer Partnership Program, leaders in less customer-facing roles were matched with a commercial or small industrial customer.

Align core policies and programs with vision, mission and values

In April 2024, NB Power implemented its new leadership development model aligned with NB Power's values, which sets expectations for first-level, mid-level and senior leaders. Further to this, it implemented a new performance development program and tools that provide an open, meaningful and consistently-rated review process to enhance continuous improvement of skills, competencies and experience in alignment with demonstrating NB Power's values.

Align, Engage and Optimize

NB Power must effectively make the transition from strategy to execution. This requires establishing a clear plan for transformation and modernizing our project governance, support processes, behaviours and technologies. This also includes ensuring all areas of the business are cost-sustainable through continuous improvement.

Implement sustainable cost optimization savings and process efficiencies

Over the course of 2024/25, NB Power achieved $31.5 million in cost reductions, including $15.5 million in sustainable savings. In addition, the utility achieved $19.9 million in savings through cost avoidance, procurement savings and productivity improvements.

Plan and begin to implement digital enhancements

In preparation for long-term digital enhancements, NB Power completed the pre-requisite projects and technical upgrades required for the Enterprise Resource Planning system upgrade. The utility also advanced NB Power's ability to better optimize its investment decisions and manage risk.

Continue to foster strong partnerships with First Nations communities

Continuing to foster strong partnerships with First Nations communities, NB Power took steps to initiate the co-development of a reconciliation action plan called the Pathway to Healing Plan. The company also hosted Indigenous Elders and Knowledge Keepers to facilitate Blanket Exercise sessions with employees.

$31.5 MILLION
in cost savings achieved

Throughout the Milltown Decommissioning, NB Power worked with the Peskotomuhkati Nation at Skutik with respect to the decommissioning and the future of the site. In addition, NB Power also entered into Power Purchase Agreements for up to 500 MW of new wind energy projects led by First Nations communities.

NB Power continued to support various First Nations community engagement sessions, energy efficiency workshops and conferences. NB Power used these sessions and other opportunities to gather continuous feedback on efficiency program processes and the evolving needs of the First Nations communities. Over the course of the year, the First Nations Energy Efficiency Program served 93 residential participants.

Enhance communications and engagement with customers, employees and stakeholders

As NB Power increased its focus on open communications with customers and stakeholders to present the need for a rate increase and the debt challenges facing NB Power, the utility practiced an employee-first communications approach. NB Power continued its transparent communications approach in response to customer concerns related to high December bills and customer concerns raised about smart meters, increasing its media response, communications and social posts. NB Power also hosted stakeholder outreach activities to support Advanced Metering Infrastructure (AMI), including in-person information sessions and ongoing dialogue with First Nations communities, as well as sessions in communities that had experienced outage challenges.

Enhance asset management and investment governance processes and methodologies

Over the course of the year, NB Power developed investment value models that will provide a more complete and standard method to assess the value and risk mitigation of each initiative, enabling the utility to run scenarios and optimize NB Power's portfolio of asset investments and bring value to customers.

Operations, Maintenance & Administration Cost per Customer Rate of Increase compared to Province of New Brunswick's Consumer Price Index


1.2
1.0
0.8
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
OMA per Customer Rate of Increase
Province of New Brunswick CPI

5,202,581

engaged visits at www.nbpower.com



Management's Discussion and Analysis



Material Risks And Uncertainties

NB Power operates in a complex and dynamic business environment with a variety of risks and uncertainties that could impact the achievement of its business objectives. This business environment leads to large components of the utility's earnings being uncontrollable. Although management cannot control these risks and uncertainties, every effort is made to influence and/or manage them through NB Power's Risk Management framework (see page 42 for more details).

NB Power's ability to deliver reliable and cost-effective electricity is influenced by a range of operational and market risks. The following factors are major drivers of variability and have a significant impact on financial performance because they affect the cost for generation or price competitiveness in export markets.

Operational Risks

Hydro-based generation

NB Power's hydro generating system is referred to as a run-of-the-river system where little water storage is available, making it highly dependent on weather patterns like rainfall and snowmelt. This variability causes annual variability in output, directly impacting costs. When water levels are low, more expensive energy sources are required to compensate, whereas higher-than-expected flows help lower overall generation expenses.

Annual hydro generation has ranged from 82 to 123 per cent of the planned output over the past 10 years. This variability affects the cost of generation, as hydro is a no-cost fuel for generating electricity. When hydro flows are below planned levels, other more expensive fuels must be used, increasing the cost of generation or purchased power costs. The magnitude of the replacement cost of energy is dependent upon available generation and market prices at the time. When hydro flows are higher than planned levels, hydro generation reduces the cost of generation.

Nuclear-based generation

The Point Lepreau Nuclear Generating Station (PLNGS) plays a crucial role as a low-cost energy source and as a baseload facility. Uranium, used as nuclear fuel, is NB Power's second most affordable option for electricity generation. The efficient operation of PLNGS is crucial to NB Power's financial success. If nuclear generation falls short of projected levels, higher-cost fuels must be used, increasing the cost of generation or purchased power costs. PLNGS's annual net capacity factor has ranged from 27.4 per cent to 89.2 per cent over the past 10 years.

88%

Hydro net generation
(per cent of long-term average)


150
120
90
60
30
0
2024/25
2023/24

27.4 %

PLNGS net capacity factor
(percentage)


100
80
60
40
20
0
2024/25
2023/24

Electricity purchases

NB Power has interconnections with neighbouring utilities in Québec, Prince Edward Island, Nova Scotia and New England. The interconnections provide NB Power with flexibility to import electricity to offset higher cost generation, export surplus energy and increase system reliability. Electricity purchases supplement NB Power's own generation, ensuring demand is met while adhering to renewable energy targets. The cost of these purchases is influenced by hourly market prices, predominantly dictated by the New England electricity market. While forward contracts offer some protection, price fluctuations remain a factor when actual needs vary.

Out-of-province sales opportunities

NB Energy Marketing (NBEM) leverages NB Power's surplus generation capacity and strategic interconnections with Québec, Prince Edward Island, Nova Scotia and Maine to participate in regional energy trading. Out-of-province trading activities aim to generate economic value for New Brunswick. In addition to regional sales, NBEM actively engages in the New England wholesale electricity market, where transactions are independent of NB Power's generation and transmission assets.

Operating in a competitive and dynamic market, NBEM faces variability in sales opportunities and contract availability. Despite employing strong risk management and market analysis practices, NB Power experiences year-over-year volatility in out-of-province revenues and costs due to fluctuations in the availability of generation resources, interconnection purchases, electricity market prices, fuel prices, foreign exchange rates and success in acquiring out-of-province contracts and New England wholesale market solicitations.

Generating station reliability

Generator reliability is another key factor that causes variability in financial results. NB Power's infrastructure can be affected by age, capital investment and significant technological change. NB Power experienced reliability challenges at PLNGS in 2024/25 because of issues with the generator. Repairs were made to return the Station to service and a major overhaul is planned for 2025/26. Reliability remains a primary focus to realize continued progress in this area.

Aging assets are increasingly expensive to maintain and operate and may be less efficient than newer technologies. Significant financial and other resources are required to monitor and properly sustain the existing asset base. Performance, reliability and maximized efficiency of existing generation facilities are fundamental to ensuring a safe, continuous and adequate supply of electricity. Strategic capital spending, outages and maintenance is required to ensure reliability, reduce the risk of equipment failures, renew aging infrastructure and accommodate growing demand for electricity.

Market Risks

Natural gas

NB Power procures natural gas for the Bayside Generating Station and has secured a long-term, cost-effective supply from Western Canada. To reduce market price volatility, NB Power engages in forward purchase contracts for its natural gas needs. The forward purchase contracts cover 80 to 100 per cent of the forecasted demand for the Station. However, price fluctuations can still impact costs when actual purchase requirements deviate from forecasts.

Bayside Generating Station is subject to carbon tax, which increases the cost of electricity generated from natural gas. The tax is calculated based on the provincially prescribed tax rate for the year and the Station's total emissions. Both the rate and emissions fluctuate annually, contributing to price variability.

Coal and petcoke

Coal and petcoke are primarily used at the Belledune Generating Station and are procured through contracts with fixed or indexed pricing from several counterparties. While these agreements help manage cost variability, broader market conditions still impact overall fuel expenses.

Belledune Generating Station is also subject to carbon tax, increasing the cost of electricity generated from coal and petcoke. Both the rate and emissions fluctuate annually, contributing to price variability.

Heavy fuel oil

Heavy fuel oil is used at the Coleson Cove Generating Station during winter peaks and is also susceptible to market price changes. NB Power often secures forward contracts to mitigate short- to medium-term risks.

On the coldest days of winter, New Brunswick experiences periods of peak demand as New Brunswickers turn to electric heating systems. During high load periods, dispatchable sources like Coleson Cove Generating Station are needed to supply energy to the grid for several days.

Coleson Cove Generating Station is also subject to carbon tax, which increases the cost of heavy fuel oil. Both the rate and emissions fluctuate annually, contributing to price variability.

Exchange rates

NB Power faces foreign exchange risk when fuel and purchased power costs in U.S. dollars exceed its U.S. dollar revenue. To mitigate this risk, the company generally engages in forward purchase contracts, securing its net U.S. dollar needs in advance.

Nuclear investment funds

NB Power has established the decommissioning segregated fund, used nuclear fuel segregated fund and nuclear fuel waste trust fund in order to meet the *Nuclear Fuel Waste Act* requirements. The investments in these funds are exposed to financial market risk and impact NB Power's results as described on page 33 under Finance costs and investment income.

The Nuclear investment funds are guided by an investment policy and managed by Vestcor, a third-party financial management organization.

The policy sets out the investment principles and guidelines including investment objectives and appropriate risk tolerance for the funds. The portfolio is managed using these overall investment objectives and risk tolerances. The investment policy goals are to reduce the volatility of future funding requirements, minimize the risk of potentially large future contributions and provide inflation protection given the long-term nature of the cash flow requirements.

NB Power updated the investment policy in 2023/24 and provided it to Vestcor to implement. As a result of the new policy, changes were made to the investment mix to reflect the new strategy. The return objective of 5.15 per cent remains the same.

The funds are invested in established funds including fixed income, Canadian, international and private equites, private and public real estate and infrastructure as well as alternative investments. All of these funds are subject to market risks and the value of the investments will vary from day to day depending on a number of market factors including economic conditions, global events, market news and the performance of the issuers of the securities in which the funds invest. Changes in foreign currency exchange rates will also affect the value of investments of non-Canadian dollar securities.

Due to the substantial value of the nuclear investment funds, currently valued at $1,017 million, NB Power's net earnings are sensitive to any volatility in these markets.

$95

Gain on investment fund returns
(in millions of dollars)


100
80
60
40
20
0
2024/25
2023/24

Weather conditions

Over 80 per cent of in-province customers heat their homes with electricity and as a result, weather trends can result in unpredictable electricity requirements year over year and in net earnings variability.

Significant weather events can also have a material impact on other financial results. Costs associated with significant weather events are one-time expenditures and are an uncontrollable expense. Expenditures to repair components of the distribution and transmission grids are recognized in operations, maintenance and administration (OM&A) during the year. When more extensive damage is done and assets must be replaced with new infrastructure, cost are recognized as capital expenditures.

Energy Supply Cost Variance Account and Electricity Sales and Margin Account

NB Power addresses various operational and market risks through the Energy Supply Cost and the Electricity Sales and Margin variance accounts. The two accounts were created in compliance with the *Electricity Act* and the *Regulatory Variance Accounts and Deferral Account Regulation – Electricity Act.* Any differences between budgeted and actual electricity sales and between budgeted and actual fuel and purchased power costs are transferred to these accounts monthly. NB Power is required to reimburse to, or recover from, customers the balances in the accounts.

Although the effects of the operational and market risks are reflected in the financial results, the transfer of these differences in actual results compared to budget helps stabilize net earnings by mitigating fluctuations related to fuel prices, generating station performance, sales prices and volumes, out-of-province sales margins and associated foreign exchange costs.

Financial Performance

Financial Performance (in millions)	2024/25	2023/24
Net earnings	$23	$7
Sales of electricity	2,492	2,874
Operational expenses	2,627	2,614
Operating (loss) earnings	(8)	354
Net changes in regulatory balances	243	(114)
Total net debt at end of year	5,775	5,347
Increase (decrease) In net debt	428	(59)

Financial Performance Highlights

NB Power reported net earnings of $23 million for the year ended March 31, 2025. This was an increase of $16 million as compared to 2023/24 net earnings of $7 million.

Income on nuclear investment funds was $95 million, an increase of $34 million or 56 per cent over the previous year. This was primarily the result of several interest rate cuts by central banks in Canada and abroad that drove continued strength in equity and fixed income markets.

Sales of electricity decreased primarily due to lower standard offer sales to out-of-province customers. The decrease in export sales was mitigated in part by higher regulator-approved customer rates for in-province customers. The net impact led to total sales of electricity of $2,492 million, a decrease of $382 million or 13 per cent as compared to 2023/24.

The extended outage at PLNGS and the related generator repairs significantly affected OM&A costs, as well as depreciation expenses. The challenges at the Station also led to increased replacement power costs, resulting in operational expenses that were $13 million higher than in 2023/24.

Differences between actual and budgeted electricity sales and between fuel and purchased power costs are recorded in the Energy Supply Cost Variance Account and the Electricity Sales and Margin Variance Account. Due to lower in-province electricity sales and higher fuel and purchased power expenses compared to budget, $189 million was added to the accounts. Increasing the net balance of the accounts impacts customers as it increases the amount to be collected from customers in the future.

Net debt increased by $428 million in 2024/25, from $5,347 million to $5,775 million. The increase in net debt was primarily attributable to decreased cash flow from operating activities associated with the extended outage at PLNGS and the higher capital investments as compared to 2023/24.

$23

Net earnings
(in millions of dollars)



25
20
15
10
5
0
2024/25
2023/24

$428

Increase (decrease) in net debt
(in millions of dollars)



500
400
300
200
100
0
-100
2024/25
2023/24

Financial Results

Revenue

Revenue overview (in millions)	2024/25		2023/24	
	$	%	$	%
Sales of electricity				
In-province	1,842	70	1,606	54
Out-of-province	650	25	1,268	43
Miscellaneous	127	5	94	3
Total revenue	2,619	100	2,968	100
Per cent (decrease) increase year over year		(12)		1

In-province sales of electricity

In–province sales of electricity represent the sale of electricity to all customer classes within New Brunswick.

NB Power's residential customers, both direct and those served through wholesale customers, represent about 54 per cent of the total electricity sales within the province. The residential class is made up of mostly year-round domestic customers and includes some non-domestic customers such as farms and churches. Due to a high penetration of electric space heating, changes in weather patterns can create volatility in residential loads. Weather and growth changes are partially offset by energy efficiency and demand side management programs.

Industrial customers account for approximately 24 per cent of total in-province electricity sales and are divided into two groups. Industrial transmission sales are to those served at transmission voltages of 69 kV and above and industrial distribution sales are to those served at distribution voltages of 25 kV or less. Industrial customers are spread out over many industries, with the majority serving the pulp and paper industry. Changes in industrial loads are driven by general economic conditions.

General service customers account for approximately 20 per cent of total in-province electricity sales and includes commercial and institutional customers. General service sales are also impacted by weather variations.

Streetlights account for approximately two per cent of total in-province electricity sales.

In-province sales of electricity (in millions)	2024/25		2023/24	
	$	%	$	%
Residential	875	47	761	47
Wholesale	130	7	112	7
Industrial	440	24	380	24
General service	362	20	323	20
Streetlights	35	2	30	2
Total	1,842	100	1,606	100
Per cent increase year over year		15		4
GWh	13,577		13,557	

In-province sales of electricity totaled $1,842 million in 2024/25, representing a $236 million increase compared to 2023/24. The increase in sales is mainly the result of higher regulator-approved customer rates effective April 1, 2024. Electricity sales volumes to New Brunswick customers were 13,577 GWh, up 20 GWh from a year earlier due to colder weather during the winter months of 2024/25.

Out-of-province sales of electricity

Out-of-province sales of electricity represent the sales outside New Brunswick to other neighbouring Canadian provinces and the United States. The sales outside New Brunswick include long-term sales contracts as well as short-term sales to other Canadian utilities and in the U.S. market.

Out-of-province sales of electricity (in millions)	2024/25	2023/24
Revenue	$650	$1,268
Per cent (decrease) increase year over year	(49)%	2%
GWh	5,236	10,513
Per cent (decrease) increase year over year	(50)%	26%

Out-of-province sales of electricity totalled $650 million in 2024/25, representing a $618 million or 49 per cent decrease from 2023/24. Sales decreased by 5,277 GWh or 50 per cent, mainly due to fewer contracts to serve customer loads in the United States as a result of market conditions and strategic decisions to not bid on certain contracts.

$1,842
In-province sales of electricity
(in millions of dollars)



Per cent of total revenue by customer class

Residential	47
Industrial	24
General service	20
Wholesale	7
Streetlights	2

$650
Out-of-province sales of electricity
(in millions of dollars)


1500
1200
900
600
300
0
2024/25
2023/24

Miscellaneous revenue

Miscellaneous revenue is the revenue generated from sources other than electricity sales.

Miscellaneous revenue (in millions)	2024/25		2023/24	
	$	%	$	%
Transmission revenue	19	15	18	19
Customer-related revenue	21	17	24	26
Water heater rentals	31	24	27	29
Pole attachment revenue	6	5	5	5
Sales of natural gas	22	17	4	4
Other miscellaneous income	28	22	16	17
Total	127	100	94	100
Per cent increase (decrease) year over year		35		(32)

Miscellaneous revenue totalled $127 million in 2024/25, representing a $33 million or 35 per cent increase compared to 2023/24. Natural gas sales were $22 million during the year, an $18 million increase compared to the prior year, due to lower-than-expected operations at the Bayside Generating Station that resulted in excess committed volumes of natural gas available for sale. NB Power sells the excess committed volumes when they go unused, often due to outages, with profit margins affected by market price fluctuations.

Water heater rental revenue was $31 million, a $4 million increase resulting from an increase in rates approved by the regulator.

Operational expenses overview (in millions)	2024/25		2023/24	
	$	%	$	%
Fuel and purchased power	1,500	57	1,589	61
Operations, maintenance and administration	661	25	622	24
Depreciation and amortization	419	16	354	13
Taxes other than on income	47	2	49	2
Total	2,627	100	2,614	100
Per cent increase (decrease) year over year		1		(12)

$2,627
Operational expenses by classification
(in millions of dollars)


Per cent of total cost
Fuel and purchased power 57
OM&A 25
Depreciation and amortization 16
Taxes 2

Operational Expenses

Fuel and purchased power

NB Power optimizes a diverse portfolio of generation and external purchases to supply in-province and out-of-province customers. The cost of generation and the cost of purchases can significantly vary year over year.

NB Power's mix of internal generation and purchases of electricity are balanced such that the requirements of the Renewable Portfolio Standard are met. The Standard requires that NB Power supply, at a minimum, 40 per cent of its in-province electricity sales from renewable energy.

Fuel and purchased power (in millions)	2024/25		2023/24	
	$	%	$	%
Hydro	-	-	-	-
Nuclear	18	1	13	1
Thermal	443	30	238	15
Purchased power	1,024	68	1,311	82
Carbon Tax	33	2	29	2
Other fuel	21	1	16	1
Foreign exchange on fuel and purchased power	(39)	(2)	(18)	(1)
Total	1,500	100	1,589	100
Per cent decrease year over year		(6)		(20)

In 2024/25, NB Power's fuel and purchased power costs totalled $1,500 million, a decrease of $89 million from the previous year. This reduction was primarily driven by a $480 million drop in export supply costs due to lower sales volumes to U.S. customers. Net generation and purchased power declined to 19,724 GWh, a 21 per cent decrease over 2023/24. Lower average supply prices further reduced costs by $169 million.

In-province supply costs rose by $396 million, largely due to an extended outage at PLNGS, which led to $143 million in replacement power costs. A drop in hydro generation contributed an additional $23 million in expenses. The availability of generating stations, market conditions and fuel prices continued to significantly influence the supply mix.

NB Power generates electricity from multiple sources, including its own generating stations and electricity purchases from neighbouring provinces.

$1,500

Fuel and purchased power

(in millions of dollars)



Per cent of total cost

Hydro	0
Nuclear	1
Thermal	30
Purchases	68
Carbon tax	2
Other	1
Foreign exchange on fuel and purchased power	(2)

Source of electricity	Production		Cost	
	GWh	%	$	%
Hydro	2,425	12	-	-
Nuclear	1,583	8	18	1
Natural gas	1,311	7	96	6
Coal and Petcoke	2,532	13	160	12
Heavy fuel oil	896	4	187	12
Solar	2	-	-	-
Electricity purchases	10,977	56	1,024	68
Other			15	1
Total	19,726	100	1,500	100

19,726 GWh
GWh production



Per cent of total GWh production

Hydro	12
Nuclear	8
Natural gas	7
Coal and Petcoke	13
Heavy fuel oil	4
Electricity purchases	56

Operations, maintenance and administration

Operations, maintenance and administration expenses are those costs related to the operation, maintenance and administration of NB Power's 14 generating facilities, the distribution and transmission infrastructure, which includes over 21,800 km of distribution lines and 6,900 km of transmission lines, as well as corporate services. OM&A also includes activities that support reducing and shifting demand through investments in technology, educating customers, promoting efficiencies and offering new products and services.

Continuous improvement is an integral part of NB Power's strategic plan. NB Power is committed to ensuring all areas of the business are cost-sustainable by creating a culture of continuous improvement and all employees are encouraged to suggest opportunities for improvement and participate in improvement initiatives. This work also includes regional co-operation efforts with other utilities aimed at realizing savings through the sharing of best practices. Employees from all corners of the company continue to deliver value to customers through improved work processes and financial savings. In 2024/25, NB Power realized cash savings and other benefits such as avoided costs and increased productivity.

See Note 23 of NB Power's Consolidated Financial Statements for OM&A by category.

Operations, maintenance and administration (in millions)	2024/25	2023/24
Operations, maintenance and administration expenses	$661	$622
Per cent increase year over year	6%	8%

OM&A costs were $661 million in 2024/25, a $39 million or six per cent increase compared to 2023/24.

The increase in OM&A expenses in 2024/25 was largely the result of generator repair costs at PLNGS and increased customer demand work. The increases were partially offset by a reduction in general maintenance activities at PLNGS during the extended outage and lower storm costs compared to the previous year. In 2024/25, NB Power spent $8 million of OM&A on significant weather events compared to $31 million in the prior year.

In 2024/25 NB Power made energy efficiency investments of $174 million, $138 million of which was funded by government grants. The net OM&A impact of $36 million in energy efficiency investments represents an increase of $8 million over 2023/24. The investments resulted in electricity savings of 83.6 GWh for participants along with an additional 476,563 GJ in energy savings from other fuel sources, resulting in over $350 million of lifetime energy savings for participants.

In 2024/25, NB Power realized cost optimization savings of $32 million through various process improvement and cost saving initiatives.

Depreciation and amortization

Depreciation and amortization expense is primarily driven by NB Power's capital investment in its generating, transmission and distribution systems. Depreciation of property, plant and equipment is based on a straight-line method of depreciation over the estimated useful service lives of the assets. Useful lives are reviewed annually, external studies are performed every five years and rates are updated as required.

Since the adoption of International Financial Reporting Standards (IFRS) on April 1, 2014, NB Power has been capitalizing planned major maintenance outages. The outages are cyclical work that is required for safe operation of the generating stations. The useful life of the planned maintenance outage is based on the frequency of the outage.


$661
Operations, maintenance and administration expenses
(in millions of dollars)
800
700
600
500
400
300
200
100
0
2024/25
2023/24

Depreciation and amortization (in millions)	2024/25	2023/24
Depreciation and amortization	$419	$354
Per cent increase year over year	18%	1%

Depreciation and amortization costs were $419 million in 2024/25, a $65 million or 18 per cent increase compared to 2023/24. Depreciation continues to increase year over year as major maintenance outages are capitalized and depreciated. In 2024/25 the increase in depreciation and amortization was mainly due to ongoing investments in infrastructure to improve reliability and modernize the grid. Such investments include major maintenance outages at the generating stations, as well as expenditures to strengthen the transmission and distribution systems. As a result of challenges experienced with the generator at PLNGS, the economic life of the asset was shortened, which contributed to the increase in depreciation expense.

$419

Depreciation and amortization

(in millions of dollars)


500
400
300
200
100
0
2024/25
2023/24

Taxes

Taxes expense is comprised of property, utility and right-of-way taxes. Property tax is assessed by the Province of New Brunswick and based on assessed values of NB Power's properties. Utility tax expense is driven by NB Power's capital investment in the transmission and distribution systems and is based on the carrying amount of NB Power's transmission and distribution assets.

Taxes (in millions)	2024/25	2023/24
Taxes other than on income	$47	$49
Per cent decrease year over year	(4)%	(2)%

Taxes were $47 million in 2024/25, a $2 million or four per cent decrease compared to 2023/24. Property taxes decreased year over year primarily due to the sale of the head office building in the previous year.

Finance costs and investment income

Finance costs and investment income is a net cost that has the potential for significant variability due to changes in market values, discount rates and interest rates.

See Note 26 of NB Power's Consolidated Financial Statements for the finance costs by category.

Finance costs and investment income (in millions)	2024/25		2023/24	
	$	%	$	%
Finance costs	(274)	130	(258)	110
Sinking funds and other investment income	18	(9)	15	(6)
Nuclear funds investment income	95	(45)	61	(26)
Accretion on decommissioning liabilities	(51)	24	(51)	22
Total	(212)	100	(233)	100
Per cent (decrease) year over year		(9)		(4)

Finance costs and investment income was $212 million in 2024/25, a $22 million or nine per cent decrease in comparison to 2023/24.

Finance costs were $274 million in 2024/25 compared to $258 million in 2023/24, an increase of $16 million or six per cent as a result of an increase in net debt balances during the period that led to higher interest costs. The increase was partially offset by lower borrowing rates during the period.

Sinking funds and other investment income was $18 million in 2024/25 compared to $15 million in 2023/24, an increase of $3 million or 20 per cent resulting from higher earnings on sinking fund investments.

An increase in income on nuclear investment funds was primarily attributed to $95 million of unrealized gains on investments in 2024/25, an increase of $34 million compared to 2023/24. The investment market values fluctuate year over year with market conditions.

Accretion on decommissioning funds totalled $51 million, consistent with the prior year. As part of its operations, NB Power is responsible for dismantling and removing certain assets once they are retired from service. The obligation results in a financial liability, which increases over time through the recognition of accretion expense.

$212

Finance costs and investment income

(in millions of dollars)


250
200
150
100
50
0
2024/25
2023/24

Financial condition

The following table outlines changes in the consolidated statement of financial position from April 1, 2024 to March 31, 2025

changes (in millions)	Change ($)	Change (%)
Cash Refer to Statement of Cash Flow on page 59	(1)	(10)
Accounts receivable Higher funding receivable, along with increased receivables from in- and out-of-province customers	108	26
Material, supplies, fuel Use of fuel inventory to generate electricity, primarily heavy fuel oil and coal	(96)	(29)
Prepaid expenses Timing of recognition of expenses	(2)	(8)
Property, plant & equipment Investments in new infrastructure, offset by depreciation expense	218	5
Intangible assets Investments in new software, offset by amortization expense	4	8
Nuclear decommissioning and used fuel management funds Market value changes, withdrawals and deposits	76	8
Sinking fund receivable Installments made during the year, along with earnings	64	13
Derivative assets Changes in fair value	31	36
Regulatory balances Balances arising during the year along with interest, offset by recoveries made	243	27
Short-term indebtedness Funds required for investment in infrastructure	384	67
Accounts payable and accrued liabilities Timing of accruals and payments to vendors	16	4
Deferred revenue Recognition of government grants in revenue	(4)	(100)
Derivative liabilities Changes in fair value	(24)	(38)
Long-term debt Proceeds of long-term debt issuances offset by debt retirements	107	2
Lease liabilities Principle repayments of lease liabilities	(1)	(3)
Decommissioning and used fuel management liabilities Changes in cost estimates and discount rates, offset by accretion	81	8
Post-employment benefits Benefit expense, less benefit payments. Along with actuarial gains and losses	2	2
Provisions for other liabilities and charges Contributions made by customers within the year, offset by revenue recognized in the year	5	8
Equity Net earnings and other comprehensive income	78	19

Regulatory Balances

Regulatory balances are recognized for rate setting and financial reporting purposes if the New Brunswick Energy and Utilities Board (EUB) approves the regulatory treatment or if management believes the regulatory treatment is probable. Regulatory debit balances represent costs incurred in excess of amounts billed to the customer at EUB-approved rates. Regulatory credit balances represent amounts billed to the customer at EUB-approved rates in excess of costs incurred by NB Power.

NB Power has the regulatory balances outlined in the table below.

Regulatory balances (in millions)	2024/25		2023/24	
	$	%	$	%
PLNGS Refurbishment	586	51	610	68
Lawsuit settlement with Petroleos De Venezuela S.A.	134	12	142	16
Allowance for funds used during construction	8	1	8	1
Energy Supply Cost Variance Account	341	30	199	21
Electricity Sales and Margin Variance Account	(75)	(7)	(85)	(9)
Energy Efficiency and Demand Response Deferral	59	5	31	3
AMI Meter Write Off Deferral	6	1	2	-
Rate Smoothing Deferral	63	5	-	-
ERP Deferral	1	-	-	-
PLNGS Replacement Energy Cost Deferral	27	2	-	-
Total	1,150	100	907	100
Per cent increase (decrease) year over year		27		(11)

See Note 11 of NB Power's Consolidated Financial Statements for details on each regulatory account balance.

Point Lepreau Nuclear Generating Station Refurbishment

During 2024/25, $24 million in changes to regulatory balances were charged to earnings. This was comprised of $51 million in amortization, partially offset by $27 million of interest charges.

Lawsuit Settlement with Petroleos De Venezuela S.A.

During 2024/25, $8 million in changes to regulatory balances were recognized in earnings. This was comprised of $6 million of interest charges partially offset by $14 million in amortization and interest savings resulting from the lawsuit settlement.

Allowance for Funds Used During Construction

During 2024/25, there were no changes to regulatory balances recognized in earnings.

Energy Supply Cost Variance Account

The balance of the Energy Supply Cost Variance Account at March 31, 2025 is $341 million. In 2024/25, earnings reflected $142 million in regulatory balance changes, driven by a $182 million budget variance and $13 million in interest charges, partially offset by a $53 million variance account adjustment applied to the account.

Electricity Sales and Margin Variance Account

As of March 31, 2025, the Electricity Sales and Margin Variance Account is ($75) million. During 2024/25, a $10 million decrease to regulatory balances was recognized in net earnings. This was comprised of a $7 million variance compared to budget and a $6 million variance account adjustment applied to the account, partially offset by $3 million in interest charges.

Energy Efficiency & Demand Response Deferral

The balance of the energy efficiency and demand response deferral account at March 31, 2025 is $59 million. During 2024/25, $28 million in changes to regulatory balances were recognized in earnings. This was comprised of $29 million of eligible expenditures and $2 million of interest, partially offset by amortization of $3 million.

Advanced Metering & Infrastructure (AMI) Meter Write Off Deferral

During 2024/25, $4 million in changes to regulatory balances were charged to earnings. This was comprised of $5 million in additions to the account partially offset by $1 million of amortization.

Rate Smoothing Deferral

The balance of the rate smoothing regulatory account at March 31, 2025 is $63 million. During 2024/25, $63 million in changes to regulatory balances were recognized in earnings. The account has the effect of lowering the 2024/25 average rate increase from 14.4 per cent to 9.14 per cent after the EUB decision and increasing the 2025/26 average rate increase from 5.0 per cent to 9.14 per cent. The Rate Smoothing Deferral Account is a temporary account.

Enterprise Resource Planning (ERP) Deferral

The balance of the enterprise resource planning (ERP) deferral account at March 31, 2025 is $1 million. During 2024/25, $1 million in changes to regulatory balances was added to the account. This is primarily comprised of eligible expenditures invested in the project to upgrade NB Power's ERP software.

PLNGS Replacement Energy Cost Deferral

The balance of the PLNGS replacement energy deferral account at March 31, 2025 is $27 million. During 2024/25, $27 million in changes to regulatory balances were recognized in earnings to level the expected replacement energy costs associated with major planned outages at PLNGS for fiscal years 2024/25 and 2025/26.

Capital Resources

NB Power raises its capital through operating activities and through short- and long-term borrowings. NB Power borrows from the Province of New Brunswick to take advantage of the Province of New Brunswick's credit rating. NB Power pays an annual debt portfolio fee and interest on short- and long-term debt to the Province of New Brunswick. Interest rates on short-term debt ranged from a low of 2.64 per cent to a high of 5.00 per cent during the year. Interest rates on long-term debt ranged from a low of 1.80 per cent to a high of 6.29 per cent within the portfolio.

Capital resource requirements for NB Power consist primarily of working capital needs, capital expenditures and debt servicing and repayment. NB Power's capital resources consist primarily of cash flow from operations, investments and proceeds from debt issuances. Cash from operations depends on several factors including commodity prices, regulatory decisions relating to electricity rates and the associated timing and recovery of costs incurred to service customers, foreign exchange rates and out-of-province sales.

Cash Flow Highlights

Cash flow highlights (in millions)	2024/25	2023/24	Change
Cash provided by operating activities	$163	$452	$(289)
Cash used in investing activities	(593)	(432)	(161)
Cash provided by (used in) financing activities	429	(13)	442
(Decrease) increase in cash	$(1)	$7	$(8)

Operating activities

Cash provided by operating activities is the cash generated by NB Power's core business activities. Operating activities include the sale of electricity and miscellaneous revenue less the cost to generate revenue.

Cash provided by operating activities was $163 million in 2024/25, a $289 million decrease compared to 2023/24. The lower export sales volume and higher costs resulting from the extended PLNGS outage and generator repairs were the main factors behind the reduction in cash flow from operating activities.

Investing activities

Cash used in investing activities are those cash flows generated by or used in the purchase or sale of long-term assets and investments. Utilities are a capital-intensive industry. NB Power continues to invest in its infrastructure to ensure high system reliability. Investments are made to maintain existing generation, transmission and distribution assets and include replacement and refurbishment activities. A portion of resources is allocated to major projects, including the Mactaquac Project and AMI as well as spending related to the expansion of NB Power's core business, driven by customer demand. NB Power also invests in new technologies to ensure the most reliable and efficient electricity grid.

Cash used in investing activities was $593 million in 2024/25, a $161 million or 37 per cent increase over 2023/24. The increase is largely the result of higher regular, outage and major project-related expenditures on property, plant and equipment.

$593

Investing activities
(in millions of dollars)


600
500
400
300
200
100
0
2024/25
2023/24

Financing activities

Financing activities are the transactions with external parties such as shareholders and creditors and include activities such as changes in debt and sinking fund installments and redemptions. NB Power undertakes these activities to raise capital (short- and long-term borrowings) to fund operations or capital investments.

Financing activities (in millions)	2024/25	2023/24	Change
Proceeds on long-term debt	$151	$499	$(348)
Debt retirements	(50)	(300)	250
Increase (decrease) in short-term indebtedness	384	(227)	611
Increase in finance liability	-	35	(35)
Sinking fund installments	(51)	(50)	(1)
Sinking fund redemptions	5	37	(32)
Repayment of lease liabilities	(10)	(7)	(3)
Cash provided by (used in) financing activities	$429	$(13)	$442

Cash provided by financing activities was $429 million in 2024/25, a $442 million increase over 2023/24. The year-over-year increase is largely attributable to the increased need for debt to fund capital investments, given the operating loss experienced in the year.

Capital Management

NB Power's target minimum debt/equity ratio is 80/20 as prescribed in the *Electricity Act*. NB Power is committed to making steady progress toward this goal while also maintaining NB Power's commitment to keeping rates as low as possible.

Capital management (in millions)	2024/25	2023/24
Long-term debt	$5,196	$5,239
Current portion of long-term debt	200	50
Short-term indebtedness	954	570
Sinking fund receivable	(566)	(502)
Cash	(9)	(10)
Total net debt	$5,775	$5,347
Retained earnings	$532	$509
Accumulated other comprehensive (loss) (AOCI)	(48)	(103)
Total capital	$6,259	$5,753
Percentage of net debt in capital structure	92%	93%


$5,775
Total net debt
(in millions of dollars)
6000
5000
4000
3000
2000
1000
0
2024/25
2023/24

Factors impacting debt

NB Power experienced a $428 million increase in debt in 2024/25 compared to a decrease of $59 million in 2023/24. This is an unfavourable year-over-year variance of $487 million. Net debt rose primarily due to higher costs associated with repairing the PLNGS generator and securing replacement power during the Station's extended outage. Further impacting the variance were increased capital investments in 2024/25.

Critical Accounting Policy Changes

Future Changes

Please refer to Note 2(e) of the Consolidated Financial Statements for a listing of new standards to be implemented.

Significant Accounting Estimates And Judgments

Please refer to Note 2(b) and 2(c) of the Consolidated Financial Statements for a listing of NB Power's significant accounting estimates and judgments.

Risk Management

NB Power operates in a complex and changing business environment and faces a number of risks in the fulfillment of its strategic plan and mandate. A number of market-driven financial risks, such as energy and commodity prices, as well as operational risks, including safety, environmental and strategic risks pose major challenges to its business. These risks can influence cash flow, earnings and the ability to provide value to stakeholders.

Effective risk management is a necessary and integral part of good business practices. NB Power manages its risks through business-wide systematic, proactive and integrated processes to identify, understand, manage and communicate risks that may impact NB Power's ability to achieve its strategic objectives.

Enterprise Risk Management

Risks are managed through NB Power's enterprise risk management program. Corporate strategy and objectives serve as the foundation of all management activities and as part of the planning process, the Board sets the overall risk appetite and tolerances for the Corporation. The enterprise risk management process employs a consistent methodology across the organization that results in a comprehensive view of risk that is regularly reported to management and the Board. The methodology and reporting are supported by continuous, open conversations about risk that allow key individuals to have a shared understanding of internal and external factors that can negatively impact NB Power's objectives. Risks that could prevent achieving organizational objectives are identified, evaluated and managed through periodic risk assessments and the implementation of response plans and process controls for high-priority risks.

By embedding risk management techniques in day-to-day operations, NB Power is better equipped to identify risks affecting its goals and to manage risks in ways that are consistent with the company's strategy.

Financial Risk Management

Market-driven financial risk is managed through NB Power's financial risk management policies, which are focused on those areas that most significantly impact profitability and cash flow. NB Power undertakes financial risk management activities where possible, including through the use of physical and financial instruments like forward purchase contracts to help improve the predictability of the underlying costs related to activities or sources of risk that include but are not limited to

- purchasing of energy and renewable energy credits
- procurement of fuel and related transport
- foreign exchange and commodity price variability
- interest rate variability
- default on contractual obligations by counterparties
- undertaking of unauthorized financial risk
- inappropriate or invalid financial risk management models

Top Corporate Risks

NB Power evaluates its top corporate risks periodically and the risks do change over time. The following section explains the top 10 corporate risks.

Financial sustainability

NB Power has a legislative requirement to meet a minimum debt to equity capital structure of 80/20. NB Power's lack of progress has raised the concern of the province's Auditor General and the provincial government's credit rating agencies. If NB Power does not make meaningful progress toward improving its capital structure, then NB Power's ability to remain a financially viable organization will be challenged. The resulting impact would be potential downgrading of the province's credit rating, increasing borrowing costs and impeding future investment options in critical infrastructure like the Mactaquac Generation Station.

Financial sustainability will be achieved by employing a multi-faceted approach to increasing free cash flow. The approach includes developing a financial roadmap, implementing aggressive cost optimization changes based on a review conducted by PwC, leading class investment and capital governance, appropriate rate increases to cover costs and meet debt/equity targets, the use of regulatory deferrals to recover prudently incurred costs and pursuing in- and out-of-province market opportunities. In addition, pursuing incentive funding and alternative approaches to the ongoing financing of existing assets and future investment requirements will be explored along with strategic partnerships.

Energy security

In-province load is growing at an accelerated pace and load demands are evolving. NB Power is also faced with changing generation and load profiles, evolving climate change policies and long lead times to select and build new generation and transmission. As a result, without taking appropriate action, the utility may fail to meet future energy needs, leading to an inability to serve customers, regulatory sanctions and reputational impact.

As a winter-peaking utility, NB Power commonly experiences the highest peaks in January and February, which are the coldest months the province faces. However, an energy shortfall could happen at any time during the year during periods when generating stations or transmission interconnections are unavailable.

Energy security is a top priority for the utility and several initiatives are underway to reduce this risk. NB Power is growing the peak/industrial demand response program for winter 2026, developing a Distributed Energy Resource (DER) and Demand Response strategy to help address capacity requirements, developing a Time to Build roadmap for generation and transmission projects and strengthening processes to increase organizational readiness should a capacity scarcity incident occur. NB Power is also expanding in-province generating capacity through the contracting of new wind generation and a 400 MW single-cycle dual-fuel facility. The utility is also exploring small modular reactors and planning for the Mactaquac Life Achievement Project to serve New Brunswickers in the longer-term.

Transformational effectiveness

NB Power is on a path to transformation. *Energizing Our Future: Strategic Plan 2023-2035* outlines six strategic transformers, each with a number of initiatives that will ensure NB Power delivers competitive value to customers while transitioning to a cost-effective clean energy supply, modernizing the grid and driving electrification and load growth. With such a comprehensive and complex transformation there will be challenges to achieving the utility's strategic objectives within planned timelines due to process and performance weaknesses in areas such as project governance, change management and resource allocation.

To ensure an effective transformation, the utility is improving processes that will lead to better project management, including resource allocation, estimating, tracking benefits realization and metrics, aligning multiple competing priorities and enhancing risk management. Improved project management processes will ensure risks to achieving objectives are mitigated, staff and leaders feel supported as they understand and adapt to changes, there is timely, meaningful communication to internal and external stakeholders and there is stronger governance of activities across the organization.

Digital transformation

Digital transformation refers to the process of leveraging digital technologies and capabilities to enable business model changes and transformation. Digitization puts technology at the forefront of business value creation. NB Power is transforming, driven by a desire to meet customers' evolving expectations while placing the utility in a stronger financial position and continuing the path to greener energy. If NB Power does not make a concerted effort to accelerate digital transformation, it will not meet its business transformation goals outlined in its strategic plan. Technology is a critical enabler.

NB Power must adapt its organizational structure to reach a higher level of information technology (IT) business engagement. The goal is to shift away from an organizational design focused on responding to demand to a design that drives demand for transformation. Shifting from focusing on back-end IT capabilities to front-office IT capabilities will take many years to accomplish.

To achieve these transformational goals, NB Power will mature its information and technology operating model to match the digital ambitions by focusing on talent, organizational structure, sourcing and partnerships. NB Power's Digital Technology organization will develop a digital strategy and roadmap for NB Power that focuses on key enabling capabilities and targeted business outcomes. A key component of the strategy is the Enterprise Platform Modernization program, also known as our ERP upgrade.

Cybersecurity

Cybersecurity issues are a day-to-day struggle for businesses around the world and instances of hacked and breached data from corporate systems are increasingly common. NB Power relies on information and operational technologies to conduct its business, and these systems need to be maintained and secured.

The risk of attack for NB Power is increasing, as it is for other businesses, due to the increasing reliance on information communication technology and the sophistication of people trying to gain access to data. NB Power carries cyber insurance to mitigate the financial impact in the event a breach occurs.

NB Power has a dedicated and well-trained cybersecurity team that is focused on protecting NB Power's systems. Part of that work includes educating all employees about the risk of cyberattack through mandatory training and continuous testing. The Corporation's security perimeter is robust and continues to be strengthened through periodic reviews by third parties that are aimed at identifying gaps. NB Power also collaborates with industry and academia, which helps to inform the utility's approach to cybersecurity.

NB Power trains all staff in the safe and appropriate use of technology related to their roles. All NB Power employees are required to complete cybersecurity training on an annual basis and the Corporation routinely assesses training effectiveness and awareness through the use of continuous phishing testing.

Point Lepreau Nuclear Generating Station reliability

The safe and reliable operation of PLNGS is critical to NB Power's financial and environmental performance. The operation of a nuclear facility is complex and has a significant amount of regulatory oversight on all aspects of the operation to ensure the necessary processes and behaviours are in place for the safe and reliable operation of the Station. NB Power aspires to be a world-class nuclear operator and welcomes interactions with regulators, professional organizations and peers.

Some major PLNGS equipment has run well beyond its typical design life of 30 years. The aged equipment has the potential to cause a major outage due to sudden failure. A lack of critical spare components has amplified this risk.

A strategy for the replacement of key components has been developed that will decrease the risk to PLNGS as components are replaced over the next several years. The strategy has been embedded in outage plans, long-term asset management activities and budgets. Risk is also being mitigated through the online monitoring of certain equipment and the procurement of critical spare components.

Conventional generation reliability

NB Power has a diverse mix of generation resources and power purchase agreements. A large portion of NB Power's generation infrastructure was installed in the 1950s, 60s and 70s and is coming due for replacement or refurbishment. NB Power's generation system comprises base-loaded facilities that run year-round as well as units that typically operate only on the coldest days of winter when New Brunswick experiences periods of high (peak) energy consumption. It is critical that all generating facilities operate reliably to ensure NB Power can meet energy demand.

NB Power has been focusing on improving the management of planned and unplanned outages, improving visibility on areas of generation reliability risk, enhancing asset condition and performance assessments and executing key capital and maintenance investments.

Transmission and distribution reliability

As with its fleet of conventional generating stations, a large portion of NB Power's transmission and distribution infrastructure was installed in the 1950s, 60s and 70s and is coming due for replacement or refurbishment. The situation is exacerbated by the increasing frequency and intensity of storms that can cause extensive damage and result in extended customer outages. Increasing costs and resource constraints limit the pace at which the utility can refurbish infrastructure and storm harden the most vulnerable transmission and distribution lines. Under these conditions, NB Power may not be able to meet customer expectations for the reliable delivery of electricity.

NB Power undertakes rigorous planning in accordance with Northeast Power Coordinating Commission and North American Electric Reliability Corporation reliability standards that ensures the transmission system is planned to meet future needs and maintain customer reliability. The utility has also prepared transmission and distribution renewal, storm hardening, vegetation management and right-of-way widening plans that will allow it to address high-risk areas and is focusing on improving its response to storm events.

Major projects

NB Power will be executing several major projects over the next 15 to 20 years, including the Mactaquac Life Achievement Project, the Belledune Alternative Fuel Project and transmission infrastructure projects in the southern part of the province. In order to transition to a cost-effective clean energy supply and modernize the grid, it is critical for the utility to execute major projects on time and on budget.

NB Power is engaging with other utilities to understand how they are currently managing major project governance, project delivery models and organizational structure, including lessons learned and any recommendations to help ensure successful project delivery. The utility will make changes to its organizational structure and processes to reflect best practice in major project management.

Talent management

The labour market continues to undergo significant change, requiring employers to use new channels to attract talent. The availability of individuals with specialized skills also means increased competition for these workers. NB Power's business is changing due to industry trends such as the expansion of distributed energy resources, changing customer expectations, environmental regulations and the increasing use of technology and automation. As NB Power transitions, the workforce will similarly evolve, requiring the utility to be more forward-thinking about the talent it needs to attract and retain.

NB Power's talent management strategy includes fostering strategic partnerships with all New Brunswick post-secondary institutions and working with them to create student pipelines for underrepresented groups, increasing co-op and student employment opportunities, exploring alternate work arrangements that will appeal to a broader range of individuals and developing a process for upskilling employees and giving consideration to non-traditional education paths.

Consolidated Financial Statements

Independent Auditor's Report
Report of Management
Consolidated Statements
Notes to the Consolidated Financial Statements



Independent auditor's report

To the Honourable Louise Imbeault,
Lieutenant-Governor of New Brunswick

Opinion

We have audited the consolidated financial statements of **New Brunswick Power Corporation** and its subsidiaries [the "Corporation"], which comprise the consolidated statement of financial position as at March 31, 2025, and the consolidated statement of earnings, consolidated statement of comprehensive income, consolidated statement of equity, and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Corporation as at March 31, 2025, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with IFRS Accounting Standards.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the *Auditor's responsibilities for the audit of the consolidated financial statements* section of our report. We are independent of the Corporation in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other matter

The financial statements of the Corporation for the year ended March 31, 2024, were audited by another auditor who expressed an unmodified opinion on those statements on June 19, 2024.

Other information

Management is responsible for the other information. The other information comprises the information, other than the consolidated financial statements and our auditor's report thereon, in the Annual Report.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information, and in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

The Annual Report is expected to be made available to us after the date of the auditor's report. If based on the work we will perform on this other information, we conclude there is a material misstatement of other information, we are required to report that fact to those charged with governance.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Corporation's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Corporation or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Corporation's financial reporting process.

Auditor's responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control.
- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
- Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Corporation's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Corporation to cease to continue as a going concern.
- Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
- Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Ernst & Young LLP

Chartered Professional Accountants

Saint John, Canada
June 17, 2025

REPORT OF MANAGEMENT

The consolidated financial statements of New Brunswick Power Corporation (NB Power) are the responsibility of management and have been prepared in accordance with International Financial Reporting Standards (IFRS). The preparation of financial statements necessarily involves the use of estimates based on management's best judgment, particularly when transactions affecting the current period cannot be finalized with certainty until future periods.

In management's opinion, the consolidated financial statements have been properly prepared within the framework of material accounting policies summarized in the consolidated financial statements and incorporate, within reasonable limits of materiality, information available up to June 17, 2025. The financial information presented in Management's Discussion & Analysis (MD&A) and elsewhere in this report is consistent with that in the consolidated financial statements.

Management maintains appropriate systems of internal control which provide reasonable assurance that NB Power's assets are safeguarded and appropriately accounted for, that financial records are relevant, reliable, and accurate, and that transactions are executed in accordance with management's authorization. This system includes corporatewide policies and procedures, as well as the appropriate delegation of authority and segregation of responsibilities within the organization. An internal audit function independently evaluates the effectiveness of these controls on an ongoing basis and reports its findings to management and the Audit and Finance Committee of the Board of Directors.

The Board of Directors, through the Audit and Finance Committee, is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. The Audit and Finance Committee consists entirely of outside Directors. At regular meetings, the Committee reviews audit, internal control and financial reporting matters with management, the internal auditors and the external auditors to satisfy itself that each is properly discharging its responsibilities.

The financial statements and the Independent Auditor's Report have been reviewed by the Audit and Finance Committee and have been approved by the Board of Directors. The internal and external auditors have full and open access to the Audit and Finance Committee with and without the presence of management.

The consolidated financial statements have been examined by Ernst & Young LLP. The external auditor's responsibility is to express its opinion on whether the consolidated financial statements are fairly presented in accordance with IFRS.

On behalf of management

Lori Clark, President and CEO

Darren, Murphy, CFO and Senior VP of
Corporate Services and Major Projects

Fredericton, NB
June 17, 2025

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Amounts are expressed in millions of Canadian dollars except where indicated)

March 31	Note	2025	2024
Assets			
Current assets			
Cash		$ 9	$ 10
Accounts receivable	5	520	412
Materials, supplies and fuel	6	230	326
Prepaid expenses		23	25
Derivative assets	28	86	29
Total current assets		868	802
Non-current assets			
Property, plant and equipment	7	5,028	4,810
Intangible assets	8	55	51
Nuclear decommissioning and used fuel management funds	9	1,017	941
Sinking fund receivable	10	566	502
Derivative assets	28	30	56
Non-current prepaid expenses		17	18
Total non-current assets		6,713	6,378
Total assets		7,581	7,180
Regulatory balances	11	1,150	907
Total assets and regulatory balances		$ 8,731	$ 8,087

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts are expressed in millions of Canadian dollars except where indicated)

March 31	Note	2025	2024
Liabilities and equity			
Current liabilities			
Short-term indebtedness	12	$ 954	$ 570
Accounts payable and accrued liabilities		425	409
Deferred revenue		-	4
Accrued interest on short and long-term debt		30	30
Current portion of long-term debt	13	200	50
Current portion of lease liabilities	14	7	7
Derivative liabilities	28	20	57
Total current liabilities		1,636	1,127
Non-current liabilities			
Long-term debt	13	5,196	5,239
Lease liabilities	14	38	39
Decommissioning and used fuel management liabilities	16	1,150	1,069
Post-employment benefits	17	101	99
Provisions for other liabilities and charges	18	71	66
Finance liability	19	35	35
Derivative liabilities	28	20	7
Total non-current liabilities		6,611	6,554
Total liabilities		8,247	7,681
Shareholder's equity			
Accumulated other comprehensive loss		(48)	(103)
Retained earnings		532	509
Total equity		484	406
Total liabilities and equity		$ 8,731	$ 8,087

On behalf of New Brunswick Power Corporation

Chair

President and Chief Executive Officer

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

(Amounts are expressed in millions of Canadian dollars except where indicated)

For the year ended March 31	Note	2025	2024
Revenue			
Sales of electricity			
In-province	20	$ 1,842	$ 1,606
Out-of-province	20	650	1,268
Miscellaneous	21	127	94
		2,619	2,968
Expenses			
Fuel and purchased power	22	1,500	1,589
Operations, maintenance and administration expenses	23	661	622
Depreciation and amortization	24	419	354
Property/utility taxes	25	47	49
		2,627	2,614
Operating (loss) earnings		(8)	354
Finance costs	26	(274)	(258)
Accretion on decommissioning liabilities	16	(51)	(51)
Nuclear funds investment income	9	95	61
Sinking funds and other investment income	10	18	15
Net (loss) earnings before changes in regulatory balances		(220)	121
Net changes in regulatory balances	11	243	(114)
Net earnings		$ 23	7

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Amounts are expressed in millions of Canadian dollars except where indicated)

For the year ended March 31	Note	2025	2024
Net earnings		$ 23	$ 7
Other comprehensive income			
Items that may be reclassified subsequently to earnings			
Net unrealized gain (loss) on derivatives designated as cash flow hedges	28	87	(232)
Amortization of interest settlement		2	2
Reclassification to earnings of settled derivatives designated as cash flow hedges	28	(31)	294
		58	64
Items that will not be reclassified to earnings			
Net actuarial (loss) gain on post-employment benefits	17	(3)	1
Other comprehensive income		55	65
Total comprehensive income		$ 78	72

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF EQUITY

(Amounts are expressed in millions of Canadian dollars except where indicated)

	Accumulated other comprehensive income (AOCI)					
	Cash flow hedges (Note 28)	Amortization of interest settlement	Post-employment benefits actuarial (losses) gains (Note 17)	AOCI	Retained earnings	Total equity
Balance, April 1, 2023	$ (81)	$ (32)	$ (55)	$ (168)	$ 502	$ 334
Net earnings for the year	-	-	-	-	7	7
Other comprehensive income	62	2	1	65	-	65
Balance, March 31, 2024	(19)	(30)	(54)	(103)	509	406
Net earnings for the year	-	-	-	-	23	23
Other comprehensive income	56	2	(3)	55	-	55
Balance, March 31, 2025	$ 37	$ (28)	$ (57)	$ (48)	$ 532	$ 484

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts are expressed in millions of Canadian dollars except where indicated)

For the Year Ended March 31	Note	2025	2024
Net earnings		$ 23	$ 7
Operating activities			
Depreciation and amortization	24	419	354
Finance charges	26	274	258
Change in regulatory balances	11	(243)	114
Unrealized investment income		(114)	(76)
Accretion on decommissioning liabilities	16	51	51
Other amounts charged to operations not requiring a cash payment		12	9
Net change in non-cash working capital balances		2	(8)
		424	709
Interest paid		(259)	(258)
Customer contributions	18	7	9
Post-employment benefit payments	17	(7)	(6)
Long-term prepayments		(2)	(2)
Net cash flows from operating activities		163	452
Investing activities			
Expenditures on property, plant, equipment and intangibles, net of proceeds		(581)	(421)
Used fuel management and decommissioning fund net withdrawals		17	16
Cash expenditures on decommissioning	16	(29)	(27)
Net cash flows used in investing activities		(593)	(432)
Financing activities	27		
Proceeds from long-term debt issuances	13	151	499
Debt retirements	13	(50)	(300)
Increase (decrease) in short-term indebtedness	12	384	(227)
Increase in finance liability	19	-	35
Sinking fund installments	10	(51)	(50)
Sinking fund redemptions	10	5	37
Principal repayment of lease liabilities	14	(10)	(7)
Net cash flows from (used in) financing activities		429	(13)
Net cash (outflow) inflow		(1)	7
Cash, beginning of year		10	3
Cash, end of year		$ 9	$ 10

The accompanying notes form part of the consolidated financial statements

1. DESCRIPTION OF BUSINESS

New Brunswick Power Corporation (NB Power) was established in the Province of New Brunswick in 1920. It is a subsidiary of New Brunswick Power Holding Corporation (NB Power Holding), a provincially owned Crown Corporation. NB Power generates, purchases, transmits, distributes and sells electricity and operates under the mandate and authority of the *New Brunswick Electricity Act*. The *New Brunswick Electricity Act* gives the New Brunswick Energy and Utilities Board (EUB) the power to regulate NB Power to ensure customers receive safe, reliable energy services at fair rates and the Province, as shareholder, is afforded a reasonable opportunity to earn a fair return on investment. NB Power has one wholly owned subsidiary, New Brunswick Energy Marketing Corporation (NB Energy Marketing). NB Energy Marketing, also a provincial Crown Corporation, conducts energy trading activities in markets outside of New Brunswick. Its mandate is to purchase electricity to serve load in New Brunswick and outside New Brunswick and to market excess energy generated to other jurisdictions. The financial results of NB Energy Marketing are included in the consolidated financial statements of NB Power.

NB Power and NB Energy Marketing's head offices are located in Fredericton, New Brunswick.

As provincial Crown Corporations, NB Power and NB Energy Marketing are not subject to federal and provincial income taxes.

2. BASIS OF PREPARATION

NB Power's annual audited consolidated financial statements have been prepared in accordance with IFRS Accounting Standards. These consolidated financial statements have been prepared on the historical cost basis except for derivative instruments (Note 28) and the nuclear decommissioning and used fuel management funds (Note 9). These consolidated financial statements are presented in millions of Canadian dollars, which is the functional currency of NB Power. These consolidated financial statements were authorized for issue by the Board of Directors on June 17, 2025.

a. Assumptions and estimation uncertainty

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the

- application of accounting policies,
- reported amounts of assets and liabilities at the date of the financial statements,
- reported amounts of revenue and expenses during the reporting period, and
- disclosure of contingent assets and liabilities.

Actual results could differ from the estimates.

Estimates and assumptions are reviewed on an ongoing basis. Any revisions to these estimates or assumptions are recognized in the period of the change and any future period as applicable.

2. BASIS OF PREPARATION (CONTINUED)

b. Estimates

The following lists the notes that refer to the significant estimates.

Note reference	Estimate
Note 3.d	Estimation of useful life of property, plant and equipment
Note 3.g	Recognition and measurement of decommissioning and used fuel management liabilities
Note 3.h	Measurement of defined benefit obligations: key actuarial assumptions
Note 3.i	Recognition and measurement of provisions and contingencies
Note 3.j	Measurement of unbilled revenue
Note 3.n	Financial instruments: fair value measurement

c. Judgments

The following lists the notes where judgment is applied in accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements.

Note reference	Judgment
Note 3.b	Recognition, measurement and recoverability of regulatory balances
Note 3.d	Property, plant and equipment: capitalization of costs
Note 3.m	Leases: whether an arrangement contains a lease and lease classification
Note 29	Credit losses

d. New standards and interpretations adopted

IAS 1 - Presentation of Financial Statements

The IASB issued amendments to IAS 1 Presentation of Financial Statements. The amendments affect only the presentation of liabilities in the balance sheet and seek to clarify that the classification of liabilities as current or non-current should be based on the rights that are in existence at the end of the reporting period. Further, the amendments make clear that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability and that the settlement of a liability refers to the transfer to the counterparty of cash, equity instruments, other assets or services.

IFRS 16 - Leases

The IASB issued amendments to IFRS 16 Leases. The amendments specify that a seller-lessee in a sale and leaseback transaction should not account for the gain or loss related to the right of use it retains in measuring the lease liability. Applying these requirements does not prevent the seller-lessee from recognizing, in profit or loss, any gain or loss relating to the partial or full termination of a lease, as required by paragraph 46(a) of IFRS 16.

(Amounts are expressed in millions of Canadian dollars except where indicated)

2. BASIS OF PREPARATION (CONTINUED)

d. New standards and interpretations adopted (Continued)

IFRS 7 - Financial Instruments: Disclosures and IAS 7 - Statement of Cash Flows
The IASB issued amendments to IFRS 7 Financial Instruments; Disclosures and IAS 7 Statements of Cash Flows. The amendments introduce two new disclosure objectives for a company to provide information about its supplier finance arrangements that would enable users to assess the effects of these arrangements on a company's liabilities and cash flows, and a company's exposure to liquidity risk.

The adoption of the amendments did not have a material impact on the consolidated financial statements.

e. New standards and interpretations not yet adopted

New standards, amendments to standards and interpretations not yet effective at March 31, 2025 and have not been applied in the preparation of the March 31, 2025 consolidated financial statements are summarized in the following table.

Standard	Effective date
IAS 21 The Effects of Changes in Foreign Exchange Rates	April 1, 2025
IFRS 7 Financial Instruments: Disclosures and IFRS 9 Financial Instruments	April 1, 2026
IFRS 9 Financial Instruments and IFRS 7 Financial Instruments; Disclosures	April 1, 2026
IAS 18 Presentation and Disclosure in Financial Statements	April 1, 2027
IFRS 19 Subsidiaries without Public Accountability: Disclosures	April 1, 2027

The IASB issued amendments to IAS 21 Effects of Changes in Foreign Exchange Rates. The amendment provides specific guidance on determining whether a currency is exchangeable and how an entity should determine a spot exchange rate when exchangeability is lacking. If a currency is not exchangeable into another currency, an entity is required to estimate the spot exchange rate at the measurement date.

The IASB issued amendments to IFRS 7 Financial Instruments: Disclosures and IFRS 9 Financial Instruments. The amendments are made with respect to Purchase Power Agreements. They clarify the application of "own use" requirements, permit the application hedge accounting if contracts are used as hedging instruments, and add new disclosure requirements.

The IASB issued amendments to IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures. The amendments introduce three new disclosure objectives to provide information about the derecognition of financial liabilities, the assessment of the cash flow characteristics of financial assets, and the treatment for non-recourse assets. The amendments also require additional disclosures for financial assets and liabilities with contractual terms that reference a contingent event.

The IASB issued IFRS 18 Presentation and Disclosure in Financial Statements, which replaces IAS 1. The standard introduces new categories and subtotals in the statement of profit or loss. The standard also requires disclosure of management-defined performance measures and includes new requirements for the location, aggregation and disaggregation of financial information.

2. BASIS OF PREPARATION (CONTINUED)

e. New standards and interpretations not yet adopted (Continued)

The IASB issued IFRS 19 Subsidiaries without Public Accountability, which allows eligible entities to elect to apply reduced disclosure requirements while still applying the recognition, measurement and presentation requirements in other IFRS accounting standards.

NB Power is in the process of evaluating the impact of these amendments on the financial statements.

3. MATERIAL ACCOUNTING POLICIES

a. Basis of consolidation

Subsidiary

NB Power's consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, New Brunswick Energy Marketing Corporation. All inter-company transactions and balances have been eliminated on consolidation.

b. Rate regulation

NB Power has adopted IFRS 14 as at March 31, 2016. Under IFRS 14, regulatory balances are recognized for rate setting and financial reporting purposes if the EUB approves the regulatory treatment or if management believes the regulatory treatment is probable.

Regulatory debit and credit balances are recognized if it is probable that future billings or credits to rate payers in an amount at least equal to the deferred cost or benefit will result from inclusion of those elements in allowable inputs for rate-making purposes. The regulatory debit balances are assessed on an ongoing basis for recoverability and should management no longer consider it probable that an asset will be recovered, the deferred costs are charged to earnings in that period.

c. Materials, supplies and fuel inventory

Inventories are measured at the lower of cost or net realizable value. Inventories of materials, supplies, and fuel other than nuclear fuel are recorded at average cost. Nuclear fuel is recorded at cost using the first-in, first-out method. The cost of inventory includes directly attributable costs of bringing the inventory to the location and condition necessary to be used.

Renewable energy credits are measured at the lower of average cost and net realizable value. Qualifying renewable energy projects receive renewable energy credits for the generation and delivery of renewable energy. These credits can be traded and are primarily sold under fixed contracts. Revenue for these contracts is recognized at a point in time, upon generation of the associated electricity. Any credits generated above contracted amounts are held in inventory, with the offset recorded as a decrease in operating expenses.

d. Property, plant and equipment

Property, plant and equipment (PP&E) is measured at cost. If significant parts of PP&E have different useful lives they are recorded as separate components of PP&E.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

d. Property, plant and equipment (Continued)

Cost of additions

The cost of additions to PP&E includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes expenditures that are directly attributable to the construction of the asset including

- contracted services,
- direct labour and material,
- borrowing costs on qualifying assets,
- estimated costs of decommissioning,
- estimated costs of the removal of used nuclear fuel,
- corporate overhead directly attributable to the constructed asset, and
- other expenses directly related to capital projects,

less

- government grants.

Major inspections and overhauls

NB Power incurs costs at its generating stations for major inspections and overhauls. These costs are capitalized if they are considered qualifying capital and occur in regular intervals of at least two years. They are capitalized as separate components and depreciated over the period to the next major inspection or overhaul. Day-to-day maintenance costs are expensed as incurred.

Right-of-use assets

Right-of-use assets are included in the balance of property, plant and equipment.

Borrowing costs on qualifying assets

Interest is capitalized if a project is six months or longer in duration. Borrowing costs are calculated monthly based on the weighted average cost of general borrowings.

Subsequent expenditures

NB Power assesses subsequent expenditures related to PP&E to determine if they are capital or operating in nature. Subsequent expenditures are capitalized if they increase the future economic benefits of the asset.

Depreciation

Depreciation is provided for all assets on a straight-line basis over the estimated useful life of each component of PP&E.

(Amounts are expressed in millions of Canadian dollars except where indicated)

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

d. Property, plant and equipment (Continued)

Estimated service lives

The estimated service lives of PP&E are reviewed annually and any changes are applied prospectively. The following are the major categories of PP&E and estimated service lives.

Assets	Years
Nuclear generating station	4 - 57
Hydro generating stations	4 - 100
Thermal generating stations	2 - 64
Combustion turbine generating stations	10 - 40
Transmission system	19 - 70
Terminals and substations	15 - 62
Distribution system	10 - 53
Buildings and properties	10 - 54
Computer systems	6
Motor vehicles	8 - 21
Miscellaneous assets	15

Derecognition

A component of PP&E is derecognized when it is taken out of service or if there is no future economic benefit expected from its use. When a component is derecognized the cost and accumulated depreciation are written off with the gain or loss on disposal recognized as depreciation expense.

Impairment

NB Power evaluates its PP&E annually to assess indicators of potential impairment. If impairment is identified, an impairment loss will be recognized in earnings equal to the amount by which the carrying amount exceeds the recoverable amount. The recoverable amount of an asset is determined as a higher of its fair value less costs of disposal and the asset value in use.

e. Intangible assets

Intangible assets are measured at cost and amortized over their estimated useful lives and assessed for impairment whenever there is an indicator that the intangible asset may be impaired.

Assets	Years
Nepisiguit Falls (statutory right)	50
Software	6
Other	6 - 20

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

f. Long-term debt

Long-term debt is measured at amortized cost using the effective interest method. The estimated fair value of the long-term debt is disclosed in Note 28 using market values or estimates of market values based on debt with similar terms and maturities. The unamortized balance of the discounts and premiums are included in long-term debt and amortized over the term of the debt issue to which they pertain on an effective interest basis.

g. Decommissioning liabilities

Assets for which decommissioning liabilities are, or could be, recorded primarily include generation assets and used nuclear fuel.

For the generation assets, the anticipated future costs are based on detailed studies that take into account various assumptions regarding:

- the method and timing of dismantling the generating stations,
- estimates of inflation rates in the future.

NB Power reviews such calculations annually for

- potential developments in the decommissioning technologies, and
- changes in the various assumptions and estimates inherent in the calculations.

The estimated present values of the costs of decommissioning the generating stations at the end of their useful lives have been recognized as a liability as at March 31, 2025. The liability accounts are charged for current expenditures incurred related to plant decommissioning. Accretion expense is calculated using NB Power's credit adjusted risk-free rate, and classified as finance costs.

For used nuclear fuel, the calculations of the anticipated future costs are based on detailed studies that take into account various assumptions regarding

- the cost of transporting nuclear material to permanent storage facilities, and
- estimates of inflation rates in the future

NB Power reviews such calculations annually due to

- potential developments in the used nuclear fuel management technologies, and
- changes in the various assumptions and estimates inherent in the calculations

The Nuclear Waste Management Organization was established by the *Nuclear Fuel Waste Act*. The methodology used by NB Power to calculate the liability for used nuclear fuel management is consistent with the Nuclear Waste Management Organization's recommendations as approved by Natural Resources Canada.

Costs recognized as liabilities

The estimated present values of the following costs have been recognized as a liability as at March 31, 2025, the

- fixed-cost portion of used nuclear fuel management activities, which is required regardless of the volume of fuel consumed, and
- variable-cost portion of used nuclear fuel management activities to take into account actual fuel volumes incurred up to March 31, 2025

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

g. Decommissioning liabilities (Continued)

The liability for used nuclear fuel management is increased for the cost of disposing the nuclear fuel bundles used each year with the corresponding amounts charged to operations through fuel expense. The liability accounts are charged for current expenditures incurred related to used nuclear fuel management.

Accretion is
- calculated using NB Power's credit adjusted risk-free rate and a duration spread to take into consideration the long-term nature of these liabilities, and
- classified as finance costs.

Other hydro generating stations, transmission and distribution assets

Through a modified approach to maintenance and additional capital improvements NB Power expects to utilize the Mactaquac Generating Station past its end of service life in 2030 for an indefinite period of time. Therefore, there is no established end of life and as a result no liability.

NB Power expects to use the majority of its other hydro generating stations, transmission and distribution assets for an indefinite period of time, and with either maintenance efforts or rebuilding, the assets are expected to be used for the foreseeable future. As a result, the present value of any obligation is immaterial. Management reassesses this determination on an annual basis.

h. Post-employment benefits

NB Power's post-employment programs include
- New Brunswick Public Service Pension Plan (NBPSPP),
- retirement allowance program,
- early retirement program, and
- other long-term benefits.

NB Power employees are members of the NBPSPP.

The NBPSPP was established on January 1, 2014 for the employees of the Province of New Brunswick, its crown corporations and provincial agencies. Contributions are made by both participating employers and the employees and these are generally fixed; however, base benefits are not guaranteed. The NBPSPP is a multi-employer, shared risk plan. The plan assets and liabilities are not segregated in separate accounts for each member entity. Since it is not practicable or feasible to obtain all of the information required for a materially precise attribution of NB Power's portion of the obligation, NB Power uses defined contribution accounting to account for its portion of the NBPSPP.

The remaining plans are unfunded post-employment plans and are only funded in the year the expenditures are made. NB Power uses defined benefit accounting to account for these plans.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

h. Post-employment benefits (Continued)

The post-employment benefit obligations are determined by actuarial valuations. The valuations use assumptions to determine the present value of the defined benefit obligations. The key assumptions are

- determined at March 31,
- based on market interest rates of high-quality corporate bonds, that match the timing of the expected benefit payments, and
- management's best estimate on salary and wage projections to expected retirement dates.

Current service costs are charged to earnings as an operations, maintenance and administration (OM&A) expense. Interest expense is calculated by applying the same discount rate as used to measure the defined benefit obligation. Net interest is charged to finance costs. Actuarial gains and losses on the long-term disability plan are recognized in net earnings. The gains and losses on the remaining post-employment benefit programs are recognized in other comprehensive income. A curtailment occurs if there is a significant reduction in the benefits related to future service. A curtailment is recognized when the event giving rise to the change has occurred.

i. Provisions

A provision is recognized if NB Power has a present legal or constructive obligation as a result of a past event, it can be measured reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions that are long-term in nature are measured at their present value by discounting the expected future cash flows using NB Power’s credit adjusted risk-free rate.

The customer contributions, which represent NB Power's obligation to continue to provide the customers access to the supply of electricity, are recognized in earnings, as miscellaneous revenue on a straight-line basis over the estimated lives of the contracts with customers. Refundable contributions are recorded in current liabilities until such time they are no longer refundable.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

j. Revenue

Performance obligation and revenue recognition policy

In-province electricity sales

In-province electricity sales are deemed to have a single performance obligation as they represent a series of distinct goods that are substantially the same and that have the same pattern of transfer to the customer. These performance obligations are considered to be satisfied over time as electricity is transferred and used by the customer and measured using meters. Revenue recognition is based on the volume delivered to the customer and prices are based on a cost-of-service model which is reviewed and approved by the EUB.

Out-of-province electricity sales

Out-of-province electricity sales are recognized on a daily basis as the energy is transferred and used by customers and are based on either market price at the time of sale or contract prices for long-term contracts.

Unbilled revenue

Unbilled revenue represents amounts earned from services provided that have not yet been invoiced to customers. This revenue is recognized based on the volume delivered to the customers measured using meters. Invoices are issued on a monthly basis.

Miscellaneous revenue

Sales of natural gas

Sales are recognized as the natural gas is delivered to the customer and are based on the market price at the time of the sale.

Customer contributions

Customer contributions are recorded in the consolidated financial statements in provisions for other liabilities and charges and are recognized in earnings, as miscellaneous revenue on a straight-line basis over the estimated lives of the contracts with customers. When contracts with customers are perpetual and the related contributed asset is used to provide ongoing goods or services to customers, the life of the contract is estimated to be equivalent to the economical useful life of the asset to which the contribution relates. Refundable contributions are recorded in current liabilities until such time they are no longer refundable.

k. Government grants

Government grants are received to compensate for certain types of expenditures incurred. Recognition of government grants occurs when the funding is received, or when it is considered probable to be received. These grants are offset against expenses during the period in which the expense is recognized. Government grants related to PP&E are classified in PP&E and depreciated over the life of the related asset.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

l. Foreign exchange transactions

NB Power's functional currency is the Canadian dollar. Transactions in currencies other than the functional currency are translated based on the nature of the item.

- Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at the statement of financial position date. Gains and losses on translation are recorded in earnings.
- For transactions qualifying for hedge accounting, the gains and losses from effective cash flow hedges pertaining to foreign currency contracts are recognized in other comprehensive income.

m. Leases

NB Power as a lessee

NB Power considers whether a contract is, or contains a lease, based on whether the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. When a contract contains a lease, NB Power records a right-of-use asset and lease liability.

The lease liability represents the obligation to make future lease payments. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date. The discount rate used is the interest rate implicit in the lease to the extent that it can be readily determined. When the implicit interest rate is not readily determined, NB Power's incremental borrowing rate is used. In determining the lease term, renewal and termination options are taken into account if it is reasonably certain that they will be exercised. The lease liability is subsequently increased by interest costs and decreased by lease payments.

NB Power applies the following practical expedients permitted under IFRS 16

- elects to not recognize right-of-use assets and lease liabilities for short-term leases of 12 months or less and leases of low-value items (less than $5 thousand USD). NB Power recognizes the lease payments associated with these leases as an expense in the consolidated statement of earnings.

NB Power as a lessor

When acting as a lessor, NB Power classifies leases as either operating or finance leases. NB Power has determined all leases where NB Power is the lessor to be operating leases. A majority of leases relate to water heater rentals, which have lease terms of 15 years with no penalties for cancellation. Revenue is recognized as incurred and is billed on a monthly basis for operating leases. Refer to note 21 for more details on water heater rentals.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

n. Financial instruments

Financial assets and financial liabilities are initially recognized at fair value and their subsequent measurement is dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued and their characteristics.

The classification of the financial instruments are outlined in the following table.

Financial instrument	Classification
Financial assets	
Cash	Amortized cost
Accounts receivable	Amortized cost
Sinking fund receivable	Amortized cost
Derivative assets	Fair value through profit or loss unless designated as hedging instruments, in which case fair value through OCI
Nuclear decommissioning and used fuel management funds	Fair value through profit or loss
Financial liabilities	
Short-term indebtedness	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Accrued interest on short and long-term debt	Amortized cost
Long-term debt	Amortized cost
Finance liability	Amortized cost
Lease liabilities	Amortized cost
Derivative liabilities	Fair value through profit or loss unless designated as hedging instruments, in which case fair value through OCI

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

n. Financial instruments (Continued)

Amortized cost

Financial assets and financial liabilities in this category are measured at fair value at initial recognition and are subsequently measured based on principal repayments, plus or minus the cumulative amortization of any difference between that initial amount and the maturity amount, and any loss allowance.

Fair value through profit or loss (FVTPL)

Financial instruments in this category, which include derivatives and investment funds, are typically acquired principally for the purpose of selling in the short-term or are designated as such upon initial recognition. Financial instruments are measured as FVTPL if NB Power manages these investments and makes purchase and sale decisions based on their value according to NB Power's documented risk management of investment strategy. Financial instruments classified as FVTPL are subsequently measured at fair value at the statement of financial position date. Changes in fair value of these instruments are included in net earnings.

Fair value through OCI (FVOCI)

Financial instruments in this category primarily consist of hedging instruments used in managing market volatility. Financial instruments are measured at fair value through OCI when the objective of the instrument is to be held and traded for contractual cashflows for the payment of principal and interest, and the terms of the contract give rise to those cash flows on specified dates. Financial instruments classified as fair value through OCI are subsequently measured at fair value at the statement of financial position date. Changes in fair value of these instruments are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to the consolidated statement of income.

Effective interest method and transaction costs

NB Power uses the effective interest method to recognize interest income or expense on financial instruments classified as amortized cost.

Transaction costs associated with fair value through profit or loss instruments are expensed as they are incurred.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

o. Derivatives

Derivatives are recognized on the statement of financial position at their fair value. Changes in fair value are recognized in earnings unless the instrument meets the criteria for hedge accounting in which case changes are recognized in OCI.

Cash flow hedges

NB Power uses derivatives to manage or "hedge" certain exposures. It does not use them for speculative or trading purposes. Certain derivative financial instruments held by NB Power are eligible for hedge accounting.

Documentation

To be eligible for hedge accounting, NB Power formally documents
- all relationships between hedging instruments and hedged items at their inception,
- its assessment of the effectiveness of the hedging relationship, and
- its hedging objectives and strategy underlying various hedge transactions.

This process includes linking all derivatives to specific assets and liabilities on the consolidated statement of financial position or to specific forecasted transactions.

Accounting for cash flow hedges

Derivatives eligible for hedge accounting are recognized on the consolidated statement of financial position at their fair value. The accounting for changes in fair value depends on their effectiveness as hedges. In broad terms, a derivative is an effective hedge of another item when changes in their fair value or cash flows closely offset each other. Due to the nature of some of the hedging relationships, the fair values or cash flows do not perfectly offset, which represents the ineffective portions.

The following table describes how the changes in a derivative's fair value are recognized.

This portion	is recognized in
effective	other comprehensive income, outside net earnings
ineffective	net earnings

The amounts accumulated in other comprehensive income are reclassified to earnings in the same period during which the hedged forecasted cash transaction affects earnings.

3. MATERIAL ACCOUNTING POLICIES (CONTINUED)

o. Derivatives (Continued)

Discontinuing hedge accounting

If a forecasted transaction is no longer expected to occur, NB Power ceases hedge accounting at that point and any gains or losses previously accumulated in other comprehensive income are then recognized immediately in net earnings.

If a hedging instrument is sold or terminated before it matures, it ceases to be effective as a hedge, or designation is revoked, hedge accounting is discontinued prospectively. Gains or losses up to the date the hedge was discontinued remain in other comprehensive income and will be recognized in earnings in the period the forecasted cash transaction impacts earnings. Gains and losses after discontinuance of hedge accounting are recognized in earnings at that time.

4. RATE REGULATION

NB Power is a rate-regulated utility and as such must submit to the NB Energy and Utilities Board (EUB)

- at least once every three years, a general rate application for approval of the schedules of rates it proposes to charge for its services,
- at least once every three years, an application for approval of its Transmission revenue requirements and rates,
  - this revenue requirement is intended to collect sufficient revenue to cover NB Power's costs and to provide a return of 10 to 12 per cent on a deemed capital structure of 65 per cent debt and 35 per cent equity,
- at least once every three years, an Integrated Resource Plan for information purposes,
- at least once every three years, a strategic, financial and capital investment plan covering the next three fiscal years,
- annually, an application for approval of the balance in the gross margin variance accounts and the applicable rate rider to collect (or refund) the variance account balances from (to) customers, and
- as required, an application for approval of capital projects of $50 million or more.

Regulatory balances

Regulatory balances may arise as a result of the rate-setting process.

All amounts recognized as regulatory balances are subject to legislation or regulatory approval. As such

- the regulatory authorities could alter the amounts recognized as a regulatory balance, at which time the change would be reflected in the financial statements, and
- certain remaining recovery and settlement periods are those expected by management and the actual recovery or settlement periods could differ based on regulatory approval.

(Amounts are expressed in millions of Canadian dollars except where indicated)

5. ACCOUNTS RECEIVABLE

	Note	2025	2024
Trade receivables		$ 236	$ 210
Other receivables		149	95
Unbilled revenue		139	110
Expected credit loss allowance	29	(4)	(3)
		$ 520	$ 412

6. MATERIALS, SUPPLIES AND FUEL

	2025	2024
Materials and supplies	$ 51	$ 47
Nuclear fuel	43	49
Coal	39	63
Heavy fuel oil	37	104
Petroleum coke	-	7
Renewable energy credits	21	13
Other fuel	39	43
	$ 230	$ 326

During the year, an expense of $4 million (2024 - $2 million) was recognized to write down inventories to net realizable value. Total inventories recognized as an expense during the year amounted to $400 million (2024 - $207 million).

(Amounts are expressed in millions of Canadian dollars except where indicated)

7. PROPERTY, PLANT AND EQUIPMENT

	Power generating stations	Transmission system	Terminals and substations	Distribution system	Other	Construction -in- progress	Total
Cost or deemed cost							
Balance, April 1, 2023	$ 4,339	$ 504	$ 542	$ 1,314	$ 381	$ 438	$ 7,518
Additions	-	-	-	-	21	408	429
Right-of-use additions	1	-	-	-	13	-	14
Decommissioning adjustments	52	(1)	-	-	-	-	51
Disposals	(16)	-	-	(21)	(14)	-	(51)
Right-of-use disposals	(1)	-	-	-	(1)	-	(2)
Transfers	120	13	29	93	31	(291)	(5)
Balance, March 31, 2024	4,495	516	571	1,386	431	555	7,954
Additions	-	-	-	-	(4)	579	575
Right-of-use additions	1	-	-	-	6	-	7
Decommissioning adjustments	60	1	-	-	-	-	61
Disposals	(146)	-	-	(31)	(11)	-	(188)
Right-of-use disposals	-	-	-	-	(2)	-	(2)
Transfers	344	53	51	162	41	(665)	(14)
Balance, March 31, 2025	4,754	570	622	1,517	461	469	8,393
Accumulated depreciation							
Balance, April 1, 2023	1,872	81	120	659	116	-	2,848
Depreciation expense	242	13	17	39	23	-	334
Right-of-use depreciation expense	4	-	-	-	3	-	7
Disposals	(16)	-	-	(20)	(7)	-	(43)
Right-of-use disposals	(1)	-	-	-	(1)	-	(2)
Balance, March 31, 2024	2,101	94	137	678	134	-	3,144
Depreciation expense	292	14	17	43	25	-	391
Right-of-use depreciation expense	4	-	-	-	4	-	8
Disposals	(139)	-	-	(27)	(10)	-	(176)
Right-of-use disposals	-	-	-	-	(2)	-	(2)
Balance, March 31, 2025	2,258	108	154	694	151	-	3,365
Carrying amount, right-of-use assets							
Balance, March 31, 2024	21	-	-	-	25	-	46
Balance, March 31, 2025	18	-	-	-	27	-	45
Carrying amount, total PPE							
Balance, March 31, 2024	2,394	422	434	708	297	555	4,810
Balance, March 31, 2025	$ 2,496	$ 462	$ 468	$ 823	$ 310	$ 469	$ 5,028

(Amounts are expressed in millions of Canadian dollars except where indicated)

7. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

The amount of government grants classified as a reduction in PP&E in 2025, was $17 million (2024 - $7 million). The contributions were received in support of the Smart Grid Atlantic Initiative, Small Modular Reactors, Climate Change Fund, and the Electricity Predevelopment Program. These grants are depreciated over the life of the associated assets.

The amount of interest capitalized to PP&E in 2025 is $12 million (2024 - $11 million) (Note 26) at the weighted average cost of borrowing of 4.44 per cent (2024 - 4.33 per cent).

Transfers include the reclassification of construction-in-progress balances to fixed and intangible assets upon project completion. Allowances for funds used during construction were also transferred either to the related asset or to a regulatory asset account, where recovery is expected through future rates. Projects deemed no longer viable were written down to their salvage value or expensed.

The amount of right-of-use assets represent the right to use the underlying asset. Right-of-use assets are measured at cost, which is based on the initial amount of the lease liability in addition to various adjustments. The right-of-use assets are subsequently depreciated over the earlier of the end of the useful life of the asset or the related lease term.

8. INTANGIBLE ASSETS

	Nepisiguit Falls-statutory rights	Software	Other	Construction-in-progress	Total
Cost or deemed cost					
Balance, April 1, 2023	$ 19	$ 80	$ 3	$ 4	$ 106
Additions	-	-	-	6	6
Transfers	-	2	-	(2)	-
Balance, March 31, 2024	19	82	3	8	112
Additions	-	-	-	6	6
Transfers	-	12	-	(4)	8
Balance, March 31, 2025	19	94	3	10	126
Accumulated amortization					
Balance, April 1, 2023	5	44	1	-	50
Amortization expense	-	11	-	-	11
Balance, March 31, 2024	5	55	1	-	61
Amortization expense	-	10	-	-	10
Balance, March 31, 2025	5	65	1	-	71
Carrying amount					
Balance March 31, 2024	14	27	2	8	51
Balance March 31, 2025	$ 14	$ 29	$ 2	$ 10	$ 55

9. NUCLEAR DECOMMISSIONING AND USED FUEL MANAGEMENT FUNDS

This note describes the segregated funds established by NB Power as security for its nuclear decommissioning and used fuel management obligations. It contains information on the following

- fund requirements,
- NB Power's funds, and
- status of NB Power's funds.

Fund Requirements

The *Nuclear Fuel Waste Act* requires owners of used nuclear fuel in Canada to establish trust funds to finance the long-term management of used nuclear fuel. The Canadian Nuclear Safety Commission (CNSC) requires NB Power to maintain certain segregated funds to meet license conditions for the Point Lepreau Nuclear Generating Station. The investments contained in these established funds will be used to meet the *Nuclear Fuel Waste Act* requirements.

NB Power's Funds

NB Power has established the following funds, each held in a custodial account.

Fund	Trustee	Purpose	Funding requirement	2024/25 contributions	2023/24 contributions
Decommissioning segregated fund and used nuclear fuel segregated fund	Provincial Minister of Finance	To meet the license conditions for the Point Lepreau Nuclear Generating Station set by the CNSC	Determined annually based on the current obligations and market value of the funds.	$ -	$ -
Nuclear Fuel Waste Trust fund	BNY Mellon	To meet the Nuclear Fuel Waste Act and to meet the CNSC requirements	The Nuclear Fuel Waste Act requires NB Power to deposit to the trust fund an amount based on the approved funding formula.	$ 6	$ 6

(Amounts are expressed in millions of Canadian dollars except where indicated)

9. NUCLEAR DECOMMISSIONING AND USED FUEL MANAGEMENT FUNDS (CONTINUED)

Fair value of NB Power's Funds

The fair value of the investments contained in the established funds is outlined in the table below.

	Decommissioning and used nuclear fuel segregated funds	Nuclear Fuel Waste Trust fund	Total 2025	Total 2024
Fixed income	$ 238	$ 229	$ 467	$ 440
International equity	96	-	96	84
Alternative investments	102	-	102	101
Canadian equity	21	-	21	20
Private real estate	86	-	86	81
Public real estate	31	-	31	28
Public infrastructure	2	-	2	2
Private infrastructure	85	-	85	71
Private equity	127	-	127	114
Total investments contained in established funds	$ 788	$ 229	$ 1,017	$ 941

The following table shows the activity of the Decommissioning and Used Fuel Segregated Funds and the Nuclear Fuel Waste Trust.

	Decommissioning and used nuclear fuel segregated fund	Nuclear fuel waste trust fund	Total 2025	Total 2024
Balance, beginning of year	$ 735	$ 206	$ 941	$ 897
Deposits	-	6	6	6
Market value changes	78	17	95	61
Withdrawals	(23)	-	(23)	(22)
Other charges	(2)	-	(2)	(1)
Balance, end of year	$ 788	$ 229	$ 1,017	$ 941

Refer to Note 28 Financial Instruments for fair value hierarchy information.

(Amounts are expressed in millions of Canadian dollars except where indicated)

10. SINKING FUND RECEIVABLE

Pursuant to section 15 of the *Provincial Loans Act*, the Minister of Finance maintains a general sinking fund for the repayment of funded debt. NB Power pays the Province of New Brunswick one per cent of its outstanding debt annually; this will be returned to NB Power when the corresponding debt issues mature.

The following table shows the activity in the sinking fund.

	2025	2024
Sinking fund receivable, beginning of year	$ 502	$ 474
Sinking fund earnings	18	15
Installments	51	50
Redemptions	(5)	(37)
Sinking fund receivable, end of year	$ 566	$ 502

Refer to Note 28 Financial Instruments for fair value hierarchy information.

11. REGULATORY BALANCES

NB Power has regulatory balances totaling $1,150 million at March 31, 2025 compared to $907 million at March 31, 2024.

The following tables disclose the activity of the regulatory balance accounts.

	Remaining recovery period (years)	Interest rate	Balance April 1, 2023	Balances arising during the year	Interest	Recovery	Balance March 31, 2024
PLNGS Refurbishment	17	4.33%	$ 636	$ -	$ 27	$ (53)	$ 610
Lawsuit Settlement with PDVSA	17	4.33%	130	20	6	(14)	142
Allowance for Funds Used During Construction	50	N/A	8	-	-	-	8
Energy Supply Cost Variance	6	5.15 - 5.83%	269	(63)	15	(22)	199
Electricity Sales and Margin Variance	6	5.15 - 5.83%	(36)	(82)	(3)	36	(85)
Energy Efficiency and Demand Response	10	4.31%	14	17	1	(1)	31
Advanced Meter Infrastructure Write-Off	5	N/A	-	2	-	-	2
			$ 1,021	$ (106)	$ 46	$ (54)	$ 907

(Amounts are expressed in millions of Canadian dollars except where indicated)

11. REGULATORY BALANCES (CONTINUED)

	Remaining recovery period (years)	Interest rate	Balance April 1, 2024	Balances arising during the year	Interest	Recovery	Balance March 31, 2025
PLNGS Refurbishment	16	4.43%	$ 610	$ -	$ 27	$ (51)	$ 586
Lawsuit Settlement with PDVSA	16	4.33%	142	-	6	(14)	134
Allowance for Funds Used During Construction	50	N/A	8	-	-	-	8
Energy Supply Cost Variance	6	3.33 - 5.65%	199	182	13	(53)	341
Electricity Sales and Margin Variance	6	3.33 - 5.65%	(85)	7	(3)	6	(75)
Energy Efficiency and Demand Response	10	4.31%	31	29	2	(3)	59
Advanced Meter Infrastructure Write-Off	4	4.43%	2	5	-	(1)	6
Rate Smoothing	1	N/A	-	63	-	-	63
ERP Software Upgrade Cost	20	4.43%	-	1	-	-	1
PLNGS Replacement Energy Cost	1	N/A	-	27	-	-	27
			$ 907	$ 314	$ 45	$ (116)	$ 1,150

The following table details the net changes in regulatory balances recognized in the statement of earnings.

	2025	2024
Point Lepreau Nuclear Generating Station (PLNGS) Refurbishment	$ (24)	$ (26)
Lawsuit settlement with Petroleos de Venezuela S.A. (PDVSA)	(8)	12
Energy Supply Cost Variance	142	(70)
Electricity Sales and Margin Variance	10	(49)
Energy Efficiency and Demand Response	28	17
Advanced Meter Infrastructure Write-Off	4	2
Rate Smoothing	63	-
ERP Software Upgrade Cost	1	-
Point Lepreau Nuclear Generating Station (PLNGS) Replacement Energy Cost	27	-
Net change in regulatory balances	$ 243	$ (114)

(Amounts are expressed in millions of Canadian dollars except where indicated)

11. REGULATORY BALANCES (CONTINUED)

Point Lepreau Nuclear Generating Station (PLNGS) Refurbishment

The EUB authorized a regulatory asset be established to capitalize period costs during the refurbishment period. These costs are recovered in rates over the remaining useful life of the refurbished station. This account accumulated the following costs over the refurbishment period (March 28, 2008 to November 23, 2012)

- the normal period costs (net of any revenue) incurred by PLNGS, and
- the costs of replacement power incurred during the refurbishment period,

less

- costs included in current rates.

The regulatory balance is being

- amortized over the refurbished station's operating life, and
- reflected in charges, rates and tolls to customers (section 139.4 of the *Electricity Act*).

Lawsuit settlement with Petroleos de Venezuela S.A. (PDVSA)

This regulatory balance reflects the EUB's ruling as to how the settlement benefits would be passed on to customers.

In 2007/08 NB Power recognized a regulatory balance relating to a lawsuit settlement with PDVSA. The settlement's benefits are amortized over the Coleson Cove Generating Station's remaining useful life (23 years at time of the settlement; 16 years as at March 31, 2025). As of March 31, 2025, the full benefit has been passed on to customers as approved by the EUB on a levelized basis over 16 years.

The regulatory deferral is in a debit position because the settlement's net benefits were passed on to customers faster than they are recognized by NB Power.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents a notional cost of capital allowance allowed by the EUB to be capitalized into rate base during the construction period. It is calculated monthly on capital construction projects in progress and added to the regulatory balance, with an offsetting amount recorded as a reduction of finance costs. AFUDC capitalized is based on NB Power's weighted average cost of capital as prescribed by the EUB and is amortized over the weighted average future life of the related assets and will be recoverable through the Open Access Transmission Tariff.

(Amounts are expressed in millions of Canadian dollars except where indicated)

11. REGULATORY BALANCES (CONTINUED)

Energy Supply Cost Variance

On April 1, 2022, amendments to the *Electricity Act* and the introduction of Regulation 2022-17 resulted in the establishment of new regulatory variance accounts to track variances between actual and forecasted fuel and purchased power costs incurred to supply in-province customers. Variances are added to the account on a monthly basis along with the interest calculated using the average short-term debt rate. The balance in the account is then recovered or reimbursed to customers through the Variance Account Credit/Charge.

NB Power is required to file annually with the EUB a calculation of the variance account balance for the fiscal period November 1 to October 31, as well as the proposed number of fiscal years over which the balance will be recovered or reimbursed, the proposed amount to be recovered or reimbursed in the next fiscal year, and the calculation of the credit/charge by class.

The Energy Supply Cost Variance for the period November 1, 2023 to October 31, 2024 was submitted to the EUB in December 2024 and the combined Energy Supply Cost and Electricity Sales and Margin Variance will be collected from customers through the Variance Account Credit/Charge over a six-year period.

Electricity Sales and Margin Variance

On April 1, 2022, amendments to the *Electricity Act* and the introduction of Regulation 2022-17 resulted in the establishment of new regulatory variance accounts to track variances between actual and forecasted in-province electricity sales and out-of-province gross margin. Variances are added to the account on a monthly basis along with the interest calculated using the average short-term debt rate. The balance in the account is then recovered or reimbursed to customers through the Variance Account Credit/Charge.

NB Power is required to file annually with the EUB a calculation of the variance account balance for the fiscal period November 1 to October 31, as well as the proposed number of fiscal years over which the balance will be recovered or reimbursed, the proposed amount to be recovered or reimbursed in the next fiscal year, and the calculation of the credit / charge by class.

The Electricity Sales and Margin Variance for the period November 1, 2023 to October 31, 2024 was submitted to the EUB in December 2024 and the combined Energy Supply Cost and Electricity Sales and Margin Variance will be collected from customers through the Variance Account Credit / Charge over a six-year period.

Energy Efficiency and Demand Response

The EUB approved the establishment of a regulatory account to capture the costs of fulfilling NB Power's responsibilities for the provision of energy efficiency, energy conservation and demand-side management. The costs will be recovered, plus interest, on a straight-line basis over a ten-year period. The deferral and amortization of these costs allows the costs to be matched with expected benefit to the company.

(Amounts are expressed in millions of Canadian dollars except where indicated)

11. REGULATORY BALANCES (CONTINUED)

Advanced Meter Infrastructure (AMI) Write-Off

The EUB approved the establishment of the meter write-off deferral in September 2022. The account will capture the write-off of the existing net book value of the installed electricity meters, together with related financing costs. The balance will be amortized on a straight-line basis over a five-year period.

Rate Smoothing

The EUB approved the establishment of a regulatory account to smooth rate increases for fiscal years 2024/25 and 2025/26 by adjusting net earnings on a forecast basis. The account has the effect of lowering the 2024/25 average rate increase from 14.4% to 9.14% after EUB decision and increasing the 2025/26 average rate increase from 5.0% to 9.14%. The rate smoothing account accomplishes multiple regulatory objectives by promoting rate stability while allowing NB Power a reasonable opportunity to recover its approved net earnings. This account will be in place for the 2024/25 and 2025/26 fiscal years.

ERP Software Upgrade Cost

The EUB approved the establishment of a regulatory account to accumulate and defer approved expenses incurred with respect to the upgrade of NB Power's Enterprise Resource Planning Software. The costs will be collected from customers over a period that aligns with the expected benefits from the new system.

Point Lepreau Nuclear Generating Station (PLNGS) Replacement Energy Cost

The EUB approved the creation of a regulatory account to level the expected replacement energy costs associated with major planned outage at the Point Lepreau Generating station for fiscal years 2024/25 and 2025/26. The account is intended to ensure the recovery of prudently incurred costs while smoothing the rate impact of fluctuating replacement energy costs from year to year. The regulatory account is reflected in charges, rates and tolls to customers and is being amortized over a two year period.

12. SHORT-TERM INDEBTEDNESS

NB Power borrows funds for temporary purposes from the Province of New Brunswick. The balance at March 31, 2025 is $954 million (2024 - $570 million) with maturities ranging from April 1, 2025 to May 8, 2025 and a weighted average interest rate of 2.73 per cent (2024 - 4.98 per cent).

(Amounts are expressed in millions of Canadian dollars except where indicated)

13. LONG-TERM DEBT

NB Power borrows funds from the Province of New Brunswick to finance long-term requirements.

A reconciliation between the opening and closing long-term debt balance is provided below.

Long-term debt	
Balance, April 1, 2023	$ 5,086
Debt retirements	(300)
Proceeds from long-term debt	499
Amortization of premiums and discounts on long-term debt	4
Balance March 31, 2024	5,289
Debt retirement	**(50)**
Proceeds on long-term debt	**151**
Amortization of premiums and discounts on long-term debt	6
	5,396
Less current portion	**(200)**
Balance March 31, 2025	**$ 5,196**

(Amounts are expressed in millions of Canadian dollars except where indicated)

13. LONG-TERM DEBT (CONTINUED)

The following table details the outstanding debt owing to the Province of New Brunswick.

Date of issue	Date of maturity	Effective interest rate (%)	Coupon rate (%)	Principal amount CAD$	Unamortized (discounts) premiums	Outstanding amount
October 1, 2013	December 15, 2029	6.47 %	6.29 %	$ 50	$ -	$ 50
October 1, 2013	September 26, 2035	4.77 %	4.65 %	360	2	362
October 1, 2013	March 26, 2037	4.74 %	4.55 %	100	(1)	99
October 1, 2013	March 26, 2037	4.98 %	4.55 %	25	(1)	24
October 1, 2013	September 26, 2039	4.86 %	4.80 %	160	(1)	159
October 1, 2013	September 26, 2034	5.49 %	5.00 %	150	(1)	149
October 1, 2013	March 19, 2034	7.02 %	5.15 %	50	-	50
October 1, 2013	September 26, 2039	5.46 %	4.80 %	100	-	100
October 1, 2013	June 3, 2041	4.87 %	4.80 %	200	(2)	198
October 1, 2013	June 3, 2055	3.48 %	3.55 %	150	2	152
October 1, 2013	June 3, 2065	3.56 %	3.55 %	200	(1)	199
December 17, 2015	August 14, 2045	3.78 %	3.80 %	250	7	257
July 22, 2016	August 14, 2048	3.16 %	3.10 %	200	(2)	198
June 16, 2017	August 14, 2027	2.42 %	2.35 %	100	-	100
November 24, 2017	August 14, 2048	3.21 %	3.10 %	200	(4)	196
March 20, 2018	August 14, 2027	3.03 %	2.35 %	120	(2)	118
April 30, 2018	August 14, 2028	3.21 %	3.10 %	100	-	100
June 13, 2018	August 14, 2048	3.33 %	3.10 %	250	(9)	241
January 18, 2019	June 3, 2065	3.38 %	3.55 %	60	2	62
May 7, 2019	August 14, 2050	3.11 %	3.05 %	300	(3)	297
May 29, 2019	June 3, 2065	3.01 %	3.55 %	150	19	169
October 2, 2019	June 3, 2065	2.53 %	3.55 %	100	26	126
December 6, 2019	June 3, 2065	2.71 %	2.71 %	50	-	50
April 15, 2020	August 14, 2050	2.95 %	3.05 %	150	3	153
June 3, 2020	October 16, 2057	2.34 %	2.34 %	150	-	150
November 24, 2021	August 14, 2052	2.94 %	2.90 %	300	(2)	298
April 29, 2022	August 14, 2025	3.10 %	1.80 %	200	(1)	199
October 24, 2022	August 14, 2028	4.15 %	3.10 %	200	(6)	194
March 14, 2023	August 14, 2032	4.16 %	3.95 %	300	(4)	296
May 4, 2023	August 14, 2032	3.82 %	3.95 %	100	1	101
September 18, 2023	August 14, 2033	4.57 %	4.45 %	100	(1)	99
October 27, 2023	August 14, 2054	5.07 %	5.00 %	200	(2)	198
January 24, 2024	August 14, 2033	4.29 %	4.45 %	100	1	101
January 28, 2025	August 14, 2034	3.93 %	4.05 %	150	1	151
Total				$ 5,375	$ 21	$ 5,396

(Amounts are expressed in millions of Canadian dollars except where indicated)

13. LONG-TERM DEBT (CONTINUED)

Debt portfolio management fee

NB Power pays an annual debt portfolio management fee to the Province of New Brunswick amounting to 0.65 per cent (2024 - 0.65 per cent) of the total long-term debt and short-term indebtedness, net of the balance held in sinking funds receivable (Note 10), measured as at the beginning of the fiscal year. The management fee is included as a component of finance costs and accounted for as interest expense, refer to Note 26.

Principal repayments

Long-term debt principal repayments are due as follows.

Year Ending	Principal Repayment
March 31, 2026	$ 200
March 31, 2027	-
March 31, 2028	220
March 31, 2029	300
March 31, 2030	50
Thereafter	4,605
Total	**$ 5,375**

14. LEASE LIABILITIES

Lease liabilities represent NB Power's obligation to make payments arising from a lease. Lease payments are represented as liabilities on a discounted basis. The table below is a reconciliation between the opening and closing lease liability.

Balance April 1, 2023	$ 37
Additions (new leases)	14
Interest expense	2
Lease payments	(7)
Balance March 31, 2024	46
Additions (new leases)	7
Interest expense	2
Lease payments	(10)
	45
Less: current portion of lease liabilities	(7)
Balance March 31, 2025	$ 38

The above lease liabilities include leases for generation assets, IT equipment, and a variety of real estate locations primarily for storage and office space.

(Amounts are expressed in millions of Canadian dollars except where indicated)

14. LEASE LIABILITIES (CONTINUED)

During the year, no material expenses or revenues were incurred in relation to variable lease payments, subleasing or sale and leaseback transactions.

During the year, there were no leases that met the investment property definition in IAS 40. NB Power has included renewal options in calculating the liability for certain real estate leases.

The following table details the scheduled future minimum lease payments and the present value of lease liabilities.

	1 year	2-5 years	Greater than 5 years
Future minimum lease payments	$ 9	$ 32	$ 14
Present value of lease payments	$ 7	$ 27	$ 11

Lease payments not recognized as a liability

NB Power has elected to not recognize a lease liability for low-value assets or short-term leases (expected term of 12 months or less). Payments under these leases are expensed on a straight-line basis. During the year, short-term and low-value leases of $3 million, were recognized as an expense in the consolidated statement of earnings in operations, maintenance and administration expenses.

15. CAPITAL MANAGEMENT

NB Power raises its capital predominantly through short and long-term borrowings from the Province of New Brunswick in accordance with the *Provincial Loans Act*. This type of borrowing allows NB Power to take advantage of the Province of New Brunswick's credit rating. NB Power's minimum target debt/equity ratio is 80/20 as prescribed in the *Electricity Act*.

The percentage of net debt in capital structure is outlined in the table below.

As at March 31	2025	2024
Long-term debt	$ 5,396	$ 5,289
Short-term indebtedness	954	570
Total debt	6,350	5,859
Sinking fund receivable	(566)	(502)
Cash	(9)	(10)
Total net debt	5,775	5,347
Retained earnings	532	509
Accumulated other comprehensive (loss)	(48)	(103)
Total capital	6,259	5,753
Per cent net debt in capital structure	92 %	93 %

16. DECOMMISSIONING AND USED FUEL MANAGEMENT LIABILITY

This note provides details of NB Power's decommissioning liabilities.

Nature of the liability

The following table provides details on the decommissioning liabilities.

Liability	Nature	Funding details
Hydro and thermal generating station decommissioning	Cost of decommissioning the hydro and thermal generating stations after the end of their service lives	The liability is not funded
Nuclear generating station decommissioning	Cost of decommissioning the nuclear generating station after the end of its service life	See Note 9 for details on the funding of this liability
Used nuclear fuel management	Cost of interim and long-term management of used nuclear fuel bundles generated by the nuclear generating station	See Note 9 for details on the funding of this liability
Water heaters	Cost of the removal of water heaters from the customer's homes	The liability is not funded
Fundy Isles undersea transmission cables	Cost of decommissioning Fundy Isles undersea transmission cables after the end of their service lives. This includes both the spare cable and the in-service asset.	The liability is not funded

(Amounts are expressed in millions of Canadian dollars except where indicated)

16. DECOMMISSIONING AND USED FUEL MANAGEMENT LIABILITY (CONTINUED)

Assumptions used for the liabilities

The following are the key assumptions on which the decommissioning liabilities are based.

	Hydro and thermal decommissioning	Nuclear decommissioning	Used nuclear fuel management	Water heaters	Fundy Isles undersea transmission cables
Amount of estimated cash flows to settle liability in					
- 2025 dollars	$197	$1,363	$929	$3	$33
- 2024 dollars	$193	$1,225	$879	$3	$33
Cash expenditures required until the fiscal year	2049	2079	2188	2039	2060
Rate used to discount cash flows					
- 2025	3.19 - 4.76%	4.91%	4.91%	4.76%	3.56 - 4.91%
- 2024	4.61 - 5.31%	4.86%	4.86%	5.04%	4.61 - 5.00%
Escalation rate to determine decommissioning liabilities	2.03%	2.00%	1.97 - 3.38%	2.00 - 2.03%	2.00 - 2.03%

(Amounts are expressed in millions of Canadian dollars except where indicated)

16. DECOMMISSIONING AND USED FUEL MANAGEMENT LIABILITY (CONTINUED)

Liabilities at year-end

The following is a continuity schedule for each of the decommissioning liabilities.

	2025	2024
Hydro and thermal generating station decommissioning liability		
Balance, beginning of year	$ 123	$ 140
Add: Change to discount rate and change in cost estimates	15	(7)
Add: Accretion on thermal decommissioning liability	6	7
Less: Expenditures	(12)	(17)
Balance, end of year	132	123
Nuclear generating station decommissioning liability		
Balance, beginning of year	489	481
Add: Change to discount rate and change in cost estimate	40	(14)
Add: Accretion on nuclear decommissioning liability	24	24
Less: Expenditures	(2)	(2)
Balance, end of year	551	489
Used fuel management liability		
Balance, beginning of year	435	344
Add: Change to discount rate and change in cost estimate	3	80
Add: Accretion on used fuel management liability	20	19
Less: Expenditures	(15)	(8)
Balance, end of year	443	435
Water heaters		
Balance, beginning of year	2	2
Balance, end of year	2	2
Fundy Isles undersea transmission cables		
Balance, beginning of year	20	20
Add: Change to discount rate and change in cost estimate	1	(1)
Add: Accretion expense	1	1
Balance, end of year	22	20
Total decommissioning and used fuel management liability	$ 1,150	$ 1,069

(Amounts are expressed in millions of Canadian dollars except where indicated)

17. POST-EMPLOYMENT BENEFITS

Unfunded benefit plans

Unfunded post-employment benefit plans include an early retirement plan, retirement allowances, and other future employee benefits.

The table below summarizes these plans.

	2025	2024
Early retirement obligation	$ 67	$ 67
Retirement allowance obligation	7	7
Other future employee benefits obligation	32	29
	106	103
Current portion of early retirement obligation, recorded in accounts payable and accrued liabilities	(5)	(4)
Post-employment benefits	$ 101	$ 99

Assumptions	2025 %	2024 %
Discount rate, beginning of year	4.90	4.95
Discount rate, end of year	4.60	4.90
Long-term rate of compensation increases	2.50	2.50
Assumptions for benefit increases (percentage of Consumer Price Index)	2.00	2.00

a. Early retirement obligation

NB Power has an unfunded early retirement program. NB Power has had several programs in the past to incentivize employees to retire early. The early retirement program represents the obligation for those costs.

Accrued benefit obligation	2025	2024
Balance, beginning of year	$ 67	$ 69
Employee benefit expense	3	4
Benefits paid	(5)	(4)
Actuarial loss (gain) recognized in other comprehensive income	2	(2)
Balance, end of year	$ 67	$ 67

Cost	2025	2024
Interest on early retirement obligation	$ 3	$ 4
Total benefit expense for the year	$ 3	$ 4

(Amounts are expressed in millions of Canadian dollars except where indicated)

17. POST-EMPLOYMENT BENEFITS (CONTINUED)

b. Retirement allowance obligation

NB Power had an unfunded retirement allowance program. The program provided a benefit of one week of salary per year of service up to a maximum of 26 weeks, when the employee retires. The latest actuarial calculation to estimate the liability was completed as at April 1, 2024.

NB Power has phased out all the retirement allowance programs. Employees will no longer accrue retirement allowance benefits and employees have been offered a payout of the accumulation of service. The remaining balance is employees who have chosen to wait until retirement to receive their payout.

Accrued benefit obligation	2025	2024
Balance, beginning of year	$ 7	$ 7
Benefits paid	-	(1)
Actuarial loss	-	1
Balance, end of year	$ 7	$ 7

c. Other future employee benefits obligation

Other future employee benefits include future payments to long-term disability plan for employees and the pension plan for executives.

Accrued benefit obligation	2025	2024
Balance, beginning of year	$ 29	$ 29
Employee benefit expense	3	2
Benefits paid	(2)	(1)
Actuarial loss recognized in other comprehensive income	1	-
Actuarial loss (gain) recognized in earnings	1	(1)
Balance, end of year	$ 32	$ 29

Cost	2025	2024
Current service cost	$ 1	$ 2
Interest on other post-employment benefits	2	-
Total benefit expense for the year	$ 3	$ 2

(Amounts are expressed in millions of Canadian dollars except where indicated)

17. POST-EMPLOYMENT BENEFITS (CONTINUED)

Cumulative actuarial losses

The cumulative actuarial losses recorded in other comprehensive income for NB Power's defined benefit plans are summarized in the following table.

	2025	2024
Balance, beginning of year	$ (54)	$ (55)
Actuarial gains on accrued benefit obligation		
- experience adjustments	(3)	1
Balance, end of year	$ (57)	$ (54)

Multi-employer pension plan

NB Power employees are members of the New Brunswick Public Service Pension Plan (NBPSPP), a multi-employer shared risk pension plan, as described in Note 3.h. The most recent actuarial valuation was completed as at January 1, 2024, when the NBPSPP was 111 per cent funded (January 1, 2023 - 112 per cent). The valuation reported plan assets in excess of the accrued benefit obligation of $8,334 (January 1, 2023 - $7,861) million by $919 (January 1, 2023 - $977) million. The next valuation is as at January 1, 2025 which will be completed in September 2025.

NB Power accounts for this multi-employer plan as a defined contribution pension plan.

Costs

Under the NBPSPP, NB Power's obligations are limited to the contributions for current service. The total contributions of all participating employers and employees were approximately $312 million (January 1, 2023 - $293 million). NB Power's contributions are charged to earnings when due. The employee benefits expense for the NBPSPP plan recorded in OM&A expense is summarized in the following table.

	2025	2024
Current service cost	$ 32	$ 32

NB Power expects to contribute approximately $40 million in contributions in 2026.

(Amounts are expressed in millions of Canadian dollars except where indicated)

18. PROVISIONS FOR OTHER LIABILITIES AND CHARGES

A reconciliation between the opening and closing provisions for other liabilities and charges is provided below.

	Environmental liability	Customer contributions obligation	Total
Provisions for other liabilities and charges			
Balance, April 1, 2023	$ 7	$ 53	$ 60
Provisions made during the year	-	9	9
Provisions used during the year	-	(3)	(3)
Balance, March 31, 2024	7	59	66
Provisions made during the year	-	7	7
Provisions used during the year	-	(2)	(2)
Balance, March 31, 2025	$ 7	$ 64	$ 71

Environmental liability

NB Power has a long-term plan to treat acidic water drainage from an inactive mine. NB Power has recognized an unfunded environmental liability equal to the net present value of the expected future costs using a discount rate of 4.32 per cent (2024 - 4.82 per cent).

The total undiscounted amount of the estimated cash flows required to settle the liability is $7 million (2024 - $8 million).

Provisions made during the year for environmental liability consist of accretion.

Customer contributions obligation

NB Power has received non-refundable customer contributions in aid of construction of physical assets to connect these customers to the utility network and provide future energy requirements. These contributions represent deferred revenue and are recognized in earnings as miscellaneous revenue as described in Note 3.j.

Provisions made during the year for customer contributions obligation consist of contributions made by customers within the fiscal period.

(Amounts are expressed in millions of Canadian dollars except where indicated)

19. FINANCE LIABILITY

NB Power has recognized a financial liability measured at the amount of consideration received for the sale and leaseback of the head office building in accordance with IFRS 9 Financial Instruments. The liability will be drawn down by the lease payments, which are considered loan payments. The interest will be separated from the payment and recognized as interest expense using an effective interest rate of 10.9%.

20. REVENUE

a. Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by revenue stream. The in-province stream is further disaggregated by customer type, the out-of-province stream by contract type and miscellaneous revenue by major product and service.

	2025	2024
Sales of electricity - In-Province		
Residential	$ 875	$ 761
Industrial	440	380
General Service	362	323
Wholesale	130	112
Streetlights	27	25
Unmetered	8	5
	1,842	1,606
Sales of electricity - Out-of-Province		
Canadian sales		
Long-term contracts	160	137
Short-term contracts	14	62
USA sales		
Long-term contracts	353	906
Short-term contracts	89	145
Short-term renewable energy credits	34	18
	650	1,268
Total sales of electricity	2,492	2,874
Miscellaneous contract revenue		
Customer related revenue	21	24
Pole attachments	6	5
Transmission revenue	19	18
Sales of natural gas	22	4
Miscellaneous contract revenue	6	7
	74	58
Total contract revenue	$ 2,566	$ 2,932

(Amounts are expressed in millions of Canadian dollars except where indicated)

20. REVENUE (CONTINUED)

b. Contract balances

The following table provides information about receivables, contracts assets and contract liabilities from contracts with customers.

	Note	2025	2024
Accounts receivable, included in trade or other receivables	5	$ 236	$ 210
Contract assets - unbilled revenue		139	110
Contract liabilities	18	(64)	(59)

The contract assets represent unbilled revenue and relate to the rights to consideration for electricity transferred and used by the customer but not billed at the reporting date.

There were no contract assets impaired during the year, refer to Note 29. The contract assets are transferred to accounts receivable when the rights become unconditional. This generally occurs when an invoice is issued to the customer.

The contract liabilities primarily relate to customer contributions that NB Power receives towards certain costs of construction. This liability is recognized in earnings, as miscellaneous revenue, on a straight-line basis over the estimated lives of the contracts with customers. When contracts with customers are perpetual and the related contributed asset is used to provide ongoing goods or services to customers, the life of the contract is estimated to be equivalent to the economical useful life of the asset to which the contribution relates. The amount of customer contributions recognized as revenue for the year ended March 31, 2025 is $2 million (2024 - $3 million).

21. MISCELLANEOUS REVENUE

	2025	2024
Net transmission revenue	$ 19	$ 18
Customer related revenue	21	24
Water heater rental	31	27
Pole attachment revenue	6	5
Sales of natural gas	22	4
Other miscellaneous income	22	9
Miscellaneous contract revenue	6	7
	$ 127	$ 94

(Amounts are expressed in millions of Canadian dollars except where indicated)

22. FUEL AND PURCHASED POWER

	2025	2024
Purchased power	$ 1,024	$ 1,311
Natural Gas	96	116
Coal	152	65
Heavy fuel oil	187	41
Carbon Tax	33	29
Petcoke	8	16
Other fuel	21	16
Nuclear	18	13
Foreign exchange on fuel and purchased power	(39)	(18)
	$ 1,500	$ 1,589

23. OPERATIONS, MAINTENANCE AND ADMINISTRATION

	2025	2024
Salaries and benefits	$ 346	$ 330
Hired services	182	174
Materials and supplies	46	47
Vehicles and equipment	41	38
Provision for credit losses	3	1
Other	43	32
	$ 661	$ 622

The following table summarizes the government grants received or receivable during the year, excluding grants recognized against property, plant and equipment. The grants have been offset against operations, maintenance and administration expense primarily in the other account.

	2025	2024
Small Modular Reactors (SMR)	$ 17	$ 15
Strategic Intertie Predevelopment Project (SIPP)	3	4
Belledune Alternate Fuel Study	2	-
Electricity Predevelopment Program	1	-
Smart Grid Atlantic initiative	-	1
	$ 23	$ 20

(Amounts are expressed in millions of Canadian dollars except where indicated)

24. DEPRECIATION AND AMORTIZATION

	2025	2024
Property, plant and equipment	$ 391	$ 334
Right-of-use assets	8	7
Intangible assets	10	11
Loss on disposal of assets	10	2
	$ 419	$ 354

25. PROPERTY/UTILITY TAXES

	2025	2024
Property tax	$ 23	$ 24
Utility and right-of-way taxes	24	25
	$ 47	$ 49

26. FINANCE COSTS

	Note	2025	2024
Interest on long-term and short-term debt		$ 232	$ 226
Debt portfolio management fee	13	35	35
Interest on post-employment benefits	17	5	4
Foreign exchange translation gains and losses		8	-
Amortization of premiums and discounts on long-term debt	13	6	4
		286	269
Interest capitalized during construction	7	(12)	(11)
		$ 274	$ 258

(Amounts are expressed in millions of Canadian dollars except where indicated)

27. CHANGES IN LIABILITIES ARISING FROM FINANCING ACTIVITIES

A reconciliation of movements of liabilities to cash flows arising from financing activities is provided below.

	Sinking funds	Long-term debt	Finance liability	Lease liability	Short-term debt	Total
Balance at April 1, 2023	$ (474)	$ 5,086	$ -	$ 37	$ 797	$ 5,446
Changes from financing cash flows						
Sinking fund installments	(50)	-	-	-	-	(50)
Sinking fund redemptions	37	-	-	-	-	37
(Decrease) in short-term indebtedness	-	-	-	-	(227)	(227)
Proceeds on long-term debt	-	499	-	-	-	499
Debt retirements	-	(300)	-	-	-	(300)
Increase in finance liability	-	-	35	-	-	35
Principal repayment of lease liabilities	-	-	-	(7)	-	(7)
Total changes from financing cash flows	(13)	199	35	(7)	(227)	(13)
Other changes						
Sinking fund earnings	(15)	-	-	-	-	(15)
Amortization of Premiums and discounts	-	4	-	-	-	4
Asset additions	-	-	-	14	-	14
Interest expense	-	-	-	2	-	2
Total other changes	(15)	4	-	16	-	5
Balance at March 31, 2024	(502)	5,289	35	46	570	5,438
Changes from financing cash flows						
Sinking fund installments	(51)	-	-	-	-	(51)
Sinking fund redemptions	5	-	-	-	-	5
Increase in short-term indebtedness	-	-	-	-	384	384
Proceeds on long-term debt	-	151	-	-	-	151
Debt retirements	-	(50)	-	-	-	(50)
Principal repayment of lease liabilities	-	-	-	(10)	-	(10)
Total changes from financing cash flows	(46)	101	-	(10)	384	429
Other changes						
Sinking fund earnings	(18)	-	-	-	-	(18)
Amortization of Premiums and discounts	-	6	-	-	-	6
Asset additions	-	-	-	7	-	7
Interest expense	-	-	-	2	-	2
Total other changes	(18)	6	-	9	-	(3)
Balance at March 31, 2025	$ (566)	$ 5,396	$ 35	$ 45	$ 954	$ 5,864

28. FINANCIAL INSTRUMENTS

A financial instrument (Note 3.n) is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity (for example, accounts receivable/accounts payable).

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

A financial instrument's fair value at a given date (including fair values of forward contracts used for hedging purposes, and other derivative positions) reflects, among other things, differences between the instrument's contractual terms and the terms currently available in the market.

The financial instruments carried at fair value are classified using a fair value hierarchy which has three levels.

Level 1: Fair value determination is based on inputs that are quoted prices in active markets for identical assets or liabilities.

Level 2: Fair value is determined using inputs, other than quoted prices in level 1 that are observable for the financial asset or financial liability, either directly or indirectly. These inputs include quoted prices for similar financial instruments in active markets, quoted price for similar instruments that are not active, and inputs other than quoted prices that are observable for the instrument. These are inputs that are derived principally from, or corroborated by, observable market data.

Level 3: Fair value is determined based on valuation models using inputs that are not based on observable market data. Unobservable inputs reflect subjective assumptions that market participants may use in pricing the investments. The investments classified as level 3 include private real estate and private infrastructure investments. Real estate and infrastructure valuations are reported by the fund managers and are based on the valuation of the underlying investments which includes inputs such as cost, operating results, capitalization rates, discounted future cash flows and market-based comparable data.

Refer to Note 29 Financial Instrument Risk Management, Market risk, for the sensitivity analysis.

(Amounts are expressed in millions of Canadian dollars except where indicated)

28. FINANCIAL INSTRUMENTS (CONTINUED)

Fair Value of Financial Instruments (Continued)

The following table is a summary of NB Power's outstanding financial instruments.

			March 31, 2025		March 31, 2024
	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets					
Cash	1	$ 9	$ 9	$ 10	$ 10
Accounts receivable	1	520	520	412	412
Nuclear decommissioning and used fuel management fund	2-3	1,017	1,017	941	941
Sinking fund receivable	1	566	566	502	502
Derivative assets	2	116	116	85	85
Total financial assets		2,228	2,228	1,950	1,950
Financial liabilities					
Short-term indebtedness	1	954	954	570	570
Accounts payable and accrued liabilities	1	425	425	409	409
Accrued interest on short and long-term debt	1	30	30	30	30
Long-term debt	2	5,396	5,093	5,289	4,818
Derivative liabilities	2	40	40	64	64
Total financial liabilities		$ 6,845	$ 6,542	$ 6,362	$ 5,891

The estimated fair value of the long-term debt is categorized within Level 2 of the fair value hierarchy. The fair value estimate has been determined based on current market rates for publicly traded bonds. Bonds not traded in an active market are based on current market rates for bonds with similar maturities.

The fair value hierarchy for the nuclear decommissioning and used fuel management funds is outlined in the following table.

Hierarchy	2025	2024
Level 2	$ 718	$ 675
Level 3	299	266
	$ 1,017	$ 941

Transfers between levels 1 and 2

There were no transfers between levels 1 and 2 in 2025.

28. FINANCIAL INSTRUMENTS (CONTINUED)

Hierarchy Level 3 Investment Continuity

The nuclear decommissioning and used fuel management funds have investments carried at fair value hierarchy level 3. The following table is the investment continuity of level 3.

Balance April 1, 2023	$	223
Purchases		33
Sales		(4)
Gains recognized in net earnings - mark-to-market of fair value through profit and loss investments		14
Balance, March 31, 2024		266
Purchases		28
Sales		(25)
Gains recognized in net earnings - mark-to-market of fair value through profit and loss investments		30
Balance, March 31, 2025	$	299

Unrealized gains recognized in net earnings on Level 3 investments	$	30

Derivative Financial Instruments Summary

Derivative financial instruments are recorded on the balance sheet at fair value. The following table summarizes the committed purchases as at March 31.

		March 31, 2025				March 31, 2024		
	Unit of measure	Maturing over (months)	Committed purchases (in millions)	Weighted average price		Committed purchases (in millions)	Weighted average price	
Foreign exchange derivatives (1)	USD	27	659.6	$ 1.36	CAD	586.5	$ 1.33	CAD
Heavy fuel oil derivatives (2)	barrels	22	1.2	71.83	USD	1.2	70.66	USD
Natural gas derivatives (3)	GJ	24	29.7	2.98	CAD	37.2	2.52	CAD
Coal derivatives (4)	MT	21	1.3	119.60	USD	1.0	126.12	USD
Electricity derivatives (5)	MWh	32	7.1	57.74	USD	4.0	52.97	USD
Uranium derivatives (6)	LB	15	0.2	$ 79.65	USD	-	$ -	USD

(1) NB Power hedges exchange risk relating to net forecasted US dollar requirements, by entering into forward contracts to sell Canadian dollars and to acquire US dollars.
(2) NB Power hedges its anticipated exposure to changes in the cost of heavy fuel oil.
(3) NB Power hedges its anticipated exposure to changes in natural gas prices.
(4) NB Power hedges its anticipated exposure to changes in the cost of coal.
(5) NB Power hedges its anticipated exposure relating to changes in electricity prices. This is done through both sale contracts and purchase contracts.
(6) NB Power hedges its anticipated exposure to changes in uranium prices.

(Amounts are expressed in millions of Canadian dollars except where indicated)

28. FINANCIAL INSTRUMENTS (CONTINUED)

Derivatives Reconciliation to Statement of Financial Position

The following table summarizes the position of the derivative financial instruments recorded on the statement of financial position at March 31, 2025. These include

- the fair value of fixed price derivative instruments,
- the fair value of derivative instruments in hedging relationships, and
- the fair value of derivative instruments that do not qualify for hedge accounting.

The derivative financial instruments had a total net asset fair value of $76 million at March 31, 2025 ($21 million - 2024) from cumulative changes in fair value since inception of the instruments. Of the $76 million, $37 million of cumulative gains on derivative financial instruments accounted for as hedges ($19 million cumulative losses - 2024), have been recorded in accumulated other comprehensive income and $39 million has been recorded through net earnings since inception ($40 million - 2024), and is reflected in retained earnings.

	Foreign exchange derivatives	Natural gas derivatives	Electricity derivatives	Heavy fuel oil derivatives	Coal derivatives	Uranium derivatives	2025	2024
Current derivative assets	$ 25	$ 9	$ 50	$ 1	$ 1	$ -	$ 86	$ 29
Non-current derivative assets	10	6	14	-	-	-	30	56
Current derivative liabilities	-	-	(5)	(2)	(11)	(2)	(20)	(57)
Non-current derivative liabilities	-	-	(6)	-	(13)	(1)	(20)	(7)
Total assets (liabilities)	$ 35	$ 15	$ 53	$ (1)	$ (23)	$ (3)	$ 76	$ 21

(Amounts are expressed in millions of Canadian dollars except where indicated)

28. FINANCIAL INSTRUMENTS (CONTINUED)

Financial Instrument Impact on Equity

a. Derivative financial instruments impact on retained earnings

The following table illustrates the impact on retained earnings for the derivative instruments.

	Foreign exchange derivatives	Electricity derivatives	Heavy fuel oil derivatives	Coal derivatives	Uranium derivatives	Total
Derivative asset (liability) balance, April 1, 2023	$ 14	$ 26	$ (10)	$ -	$ -	$ 30
Impact of mark-to-market gain (loss) recorded in earnings	(25)	(9)	27	-	8	1
Hedge ineffectiveness	-	(2)	-	-	-	(2)
Settlements	13	12	(14)	-	-	11
Derivative asset balance, March 31, 2024	2	27	3	-	8	40
Impact of mark-to-market gain (loss) recorded in earnings	1	(12)	(12)	18	(15)	(20)
Settlements	6	15	10	(19)	7	19
Derivative asset (liability) balance, March 31, 2025	$ 9	$ 30	$ 1	$ (1)	$ -	$ 39

(Amounts are expressed in millions of Canadian dollars except where indicated)

28. FINANCIAL INSTRUMENTS (CONTINUED)

b. Derivative financial instruments that qualify for hedge accounting impact on accumulated other comprehensive income

The impact of financial instruments on accumulated other comprehensive income is comprised of

- the fair value of the derivative financial instruments that qualify for hedge accounting, and
- the settlement of the interest rate swaps which are amortized over the life of the corresponding debt.

The following table illustrates the impact of the cash flow hedges on accumulated other comprehensive income (AOCI).

	Foreign exchange derivatives	Natural gas derivatives	Electricity derivatives	Heavy fuel oil derivatives	Coal derivatives	Uranium derivatives	AOCI - derivative financial instruments
Balance, April 1, 2023	$ 21	$ 40	$ (131)	$ (6)	$ (4)	$ (1)	$ (81)
Impact of mark-to-market gains (losses)	3	(47)	(208)	15	(6)	11	(232)
Reclassification to income of settled derivatives designated as cash flow hedges (Fuel and Purchased Power/Finance costs)	(16)	20	301	-	(1)	(10)	294
Balance, March 31, 2024	8	13	(38)	9	(11)	-	(19)
Impact of mark-to-market gains (losses)	39	(14)	90	(13)	(12)	(3)	87
Reclassification to income of settled derivatives designated as cash flow hedges (Fuel and Purchased Power/Finance costs)	(21)	16	(29)	2	1	-	(31)
Balance, March 31, 2025	$ 26	$ 15	$ 23	$ (2)	$ (22)	$ (3)	$ 37

(Amounts are expressed in millions of Canadian dollars except where indicated)

29. FINANCIAL INSTRUMENT RISK MANAGEMENT

NB Power is exposed to a number of risks arising from its use of financial instruments. NB Power is or may be subject to certain risks including credit, market, and liquidity risk. The Board of Directors has overall responsibility for the establishment and oversight of NB Power's risk management framework. Financial instrument risk management strategies may expose NB Power to further gains or losses, but serve to stabilize future cash flows, reduce the volatility of operating results, and increase overall financial strength. Individual risks and NB Power's approach to managing such risks are discussed as below.

Credit risk

Credit risk is a risk that a financial loss will occur due to a counterparty failing to perform its obligations under the terms of a financial instrument.

Managing credit risk

To manage credit risk, NB Power

- conducts a thorough assessment of counterparties prior to granting credit, and
- actively monitors the financial health of its significant counterparties, and the potential exposure to them on an on-going basis.

The following is a summary of the fair value of NB Power's financial instruments that are exposed to credit risk.

Financial assets	2025 Fair value	2024 Fair value
Cash	$ 9	$ 10
Accounts receivable	520	412
Nuclear decommissioning and used fuel management funds	1,017	941
Sinking fund receivable	566	502
Derivative assets	116	85
	$ 2,228	$ 1,950

Cash

The credit risk associated with cash is considered to be low as the funds are deposited with Canadian chartered banks.

Accounts receivable

Accounts receivable are largely a combination of receivables from residential and commercial in-province and out-of-province customers. To reduce credit risk, NB Power monitors outstanding receivables and pursues collection of overdue amounts.

Certain derivative financial instruments contracts require the customer to provide NB Power collateral when the fair value of the obligation is in excess of the credit limit.

(Amounts are expressed in millions of Canadian dollars except where indicated)

29. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Credit risk (Continued)

The following table provides information about the exposure to credit risk and expected credit losses for trade and unbilled revenue from individual customers at March 31, 2025.

	Weighted-average loss rate 2025	Weighted-average loss rate 2024	Carrying amount	Loss allowance
Trade				
Current	0.24%	0.33%	$ 227	$ 1
31 - 60 days	10.23%	8.61%	5	1
61 - 90 days	34.27%	23.67%	2	1
91 - 365 days	34.04%	41.41%	2	1
			236	4
Unbilled revenue	0.19%	0.20%	139	-
Other receivables			149	-
Expected credit loss allowance			(4)	-
			$ 520	$ 4

Loss rates are based on actual credit loss past experience and are adjusted to reflect differences between current and historical economic conditions. The expected credit loss has been adjusted to reflect current assumptions on expected customer defaults. Economic factors such as high inflation, uncertainty due to world events, and possible changes to customer spending were taken into consideration in this assessment. There are no expected credit losses for out-of-province and transmission receivables as there are no significant write-offs nor is there any expectation of any.

Expected credit loss allowance is reviewed on a regular basis and based on the estimate of outstanding accounts that are at risk of being uncollectable.

29. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Credit risk (Continued)

The movement in the expected credit loss, in respect to trade receivables and contract assets, during the year is described in the following table.

Reconciliation of expected credit loss		2025		2024
Balance at April 1	$	3	$	4
Amounts written off		(1)		(2)
Net measurement of loss allowance		2		2
Bad debts recovery during the year		-		(1)
Balance at March 31	$	4	$	3

Concentration of credit risk

No significant concentration of credit risk exists within accounts receivable as the receivables are spread across numerous in-province and out-of-province customers. In certain circumstances, NB Power holds deposits or requires letters of credit.

Sinking fund receivable

NB Power pays one per cent of its outstanding debt annually into a sinking fund administered by the Province of New Brunswick. These payments are invested in cash and fixed income securities and managed by the Province of New Brunswick. The amount will be received from the Province when the corresponding debt issues mature.

Concentration of credit risk

There is a high concentration of credit risk at March 31, 2025 in relation to the sinking fund receivable, as the receivable is from one counterparty. Since the counterparty is the Province of New Brunswick, which is the Shareholder of NB Power, the associated credit risk is considered to be low. The Province of New Brunswick bears the credit risk for the investments.

Derivative assets

NB Power only enters into derivative financial instrument transactions with highly credit-worthy counterparties. All of the counterparties with which NB Power has outstanding positions have investment grade credit ratings assigned to them by external rating agencies.

NB Power

- monitors counterparty credit limits on an ongoing basis, and
- requests collateral for exposures that exceed assigned credit limits.

(Amounts are expressed in millions of Canadian dollars except where indicated)

29. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Credit risk (Continued)

Concentration of credit risk

There is a concentration of credit risk at March 31, 2025 in relation to derivative assets, as the bulk of the derivative asset balance is tied to a small number of counterparties. However, since the majority of the amount is associated with counterparties that are Canadian chartered banks and other reputable financial institutions, the associated credit risk is considered to be low. In certain circumstances, NB Power holds deposits or requires letters of credit. At March 31, 2025, NB Power held collateral of $4 million (2024 - $5 million).

Nuclear decommissioning and used fuel management funds

NB Power limits its credit risk associated with securities held in the nuclear decommissioning, used fuel management funds and the nuclear fuel waste trust fund. The current portfolio is comprised of investment grade ratings of BBB or above for longer-term securities and R-1 for short-term debt. The following table outlines the allocation of the maximum credit exposure by investment grade ratings.

Maximum credit exposure	AAA	AA	A	BBB	R - 1	Other	2025	2024
Used fuel management fund	$ 7	$ 6	$ 6	$ 6	$ 1	$ 5	$ 31	$ 42
Nuclear decommissioning fund	51	51	50	53	4	7	216	198
Nuclear Fuel Waste Trust	60	58	53	56	2	-	229	205
	$ 118	$ 115	$ 109	$ 115	$ 7	$ 12	$ 476	$ 445

Market risk

Market risk is the risk that NB Power's earnings or financial instrument values will fluctuate due to changes in market prices.

NB Power is exposed to a variety of market price risks such as changes in:

- foreign exchange rates,
- interest rates,
- commodity prices,
- private real estate capitalization rates,
- changes in per unit net asset values in private equity funds, and
- changes in valuations in infrastructure funds.

NB Power manages the foreign exchange rates, interest rates, and commodity price exposures through the use of forwards and other derivative instruments in accordance with Board-approved policies. Higher commodity prices and supply disruptions have resulted in high inflation rates and increased volatility in the markets. The fair values at March 31, 2025 for level 1 and level 2 investments, reflect the market rates and prices at that date.

29. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Market risk (Continued)

The nuclear decommissioning and used fuel management funds are managed by Vestcor Investment Management Corporation. The funds are invested in NBIMC unit trusts and direct interests in private real estate and infrastructure investments. The Nuclear Fuel Waste Trust is invested in NBIMC unit trusts. The NBIMC unit trusts invest in fixed income securities, and domestic and international equities. These are subject to market risk and will fluctuate in value due to changes in market prices. These funds are in place to cover the expected expenditures related to the nuclear decommissioning and used fuel management obligations. The nature of the investments and level of market risk are consistent with the long-term nature of the related liability.

The following table provides a sensitivity analysis which shows the dollar value impact of small changes in various market rates and prices. The amounts shown are derived from outstanding financial instruments that existed at March 31, 2025.

	Impact on earnings	Impact on other comprehensive income
Exchange and interest rates		
1% change in CAD/USD exchange rate	$ 3	$ 6
0.25% change in short-term debt rates	2	-
1 % change in investment yields	31	-
Commodity prices		
$5/bbl change in the price of heavy fuel oil	-	6
$1/GJ change in natural gas prices	-	28
$5/metric tonne change in coal prices	-	1
$5/ LB change in Uranium prices	-	7
$5/MWh changes in electricity prices	-	36
Private real estate, infrastructure and private equity investments		
0.25% change in discount rate	6	-
Infrastructure valuation range	$ 5	$ -

For private infrastructure investments, the most significant input into the calculation of fair value level 3 investments is the discount rate applied to expected future cash flows. Where such investments are held within managed funds, the discount rate assumptions are not readily available. The table above discloses the impact on earnings based on the difference between the estimated fair value of the funds between the low and high end of possible values.

Liquidity risk

Liquidity risk is a risk that NB Power will have difficulty or be unable to meet its financial obligations associated with financial liabilities.

(Amounts are expressed in millions of Canadian dollars except where indicated)

29. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Liquidity risk (Continued)

NB Power forecasts its financing requirements on a consistent basis so that it can plan and arrange for financing to meet financial obligations as they come due. The following table summarizes the contractual maturities of NB Power's financial liabilities at March 31, 2025 and in future years.

			Timing of contractual cash flows				
Financial liability	Carrying amount	Contractual cash flows	< 2 months	2 - 12 months	2027	2028 - 2030	2031 and thereafter
Short-term indebtedness	$ 954	$ 954	$ 954	$ -	$ -	$ -	$ -
Accounts payable and accrued liabilities	425	425	425	-	-	-	-
Accrued interest	30	30	2	28	-	-	-
Derivative liabilities	40	40	1	19	20	-	-
Long-term debt	5,396	5,375	-	200	-	570	4,605
Interest on long-term debt	-	3,577	2	193	194	553	2,635
Lease liabilities	45	55	1	8	8	21	17
	$ 6,890	$10,456	$ 1,385	$ 448	$ 222	$ 1,144	$ 7,257

NB Power believes it has the ability to generate sufficient funding to meet these financial obligations.

30. RELATED PARTY TRANSACTIONS

The Province of New Brunswick and NB Power Holding are related parties of NB Power as outlined in Note 1. NB Power is related through common ownership with all provincial departments, agencies, and Crown Corporations.

Sinking Fund Receivable

At March 31, 2025 NB Power has a sinking fund receivable from the Province of New Brunswick of $566 million (2024 - $502 million) (Note 10).

Debt

NB Power has debt payable to the Province of New Brunswick (Notes 12 and 13).

Payments to the Province of New Brunswick

During the year, NB Power made payments to the Province of New Brunswick for property taxes, utility taxes, and right of way taxes of $48 million (2024 - $49 million) (Note 25).

(Amounts are expressed in millions of Canadian dollars except where indicated)

30. RELATED PARTY TRANSACTIONS (CONTINUED)

Key Management and Board Compensation

The compensation paid or payable to key management (defined as executive officers) and the Board of Directors is shown below.

	2025	2024
Salaries and short-term employee benefits	$ 5	$ 5
Post-employment expense	1	1
	$ 6	$ 6

31. COMMITMENTS, CONTINGENCIES AND GUARANTEES

This details the commitments, contingencies and guarantees in place at NB Power.

	2026	2027	2028	2029	2030	2031 and thereafter
Fuel contracts	$ 98	$ 106	$ 103	$ 103	$ 103	$ 832
Committed capital expenditures	115	6	12	-	3	140
Operating leases	1	1	1	-	-	-
Other commitments	22	27	26	9	9	17
	$ 236	$ 140	$ 142	$ 112	$ 115	$ 989

(Amounts are expressed in millions of Canadian dollars except where indicated)

31. COMMITMENTS, CONTINGENCIES AND GUARANTEES (CONTINUED)

Power purchase agreements

NB Power has entered into power purchase arrangements to purchase electricity at predetermined rates. These arrangements are assessed as to whether they contain derivatives or leases that convey the right to NB Power to use the projects' property, plant and equipment in return for future payments. If the right to direct the use of the assets is determined, the power purchase agreement is accounted for as a capital lease. The purchase power agreements entered into by NB Power are described below.

Duration of agreement (years)	End date	Amount of energy	Agreement to purchase
7	2026	99 MW	all the electrical energy of a wind generation facility
8	2026	42 MW	all the electrical energy of a wind generation facility
10	2035	90 MW	all the capacity and electrical energy produced by a co-generation facility
5	2030	15 MW	all the capacity and electrical energy produced by a hydro facility
30	2027	39 MW	all the capacity and electrical energy from a co-generation facility
25	2039	34 MW	all the capacity and electrical energy produced by a hydro facility
20	2029	48 MW	all the electrical energy of a wind generation facility
20	2029	51 MW	all the electrical energy of a wind generation facility
20	2032	9 MW	all of the capacity, energy, and environmental attributes generated by the hydro facility
37	2045	96 MW	all the electrical energy of a wind generation facility
25	2034	45 MW	all the electrical energy of a wind generation facility
35	2045	54 MW	all the electrical energy of a wind generation facility
35	2045	17 MW	all the electrical energy of a wind generation facility
25	2044	18 MW	all the electrical energy of a wind generation facility
30	2049	20 MW	all the electrical energy of a wind generation facility
30	2054	25 MW	all the electrical energy of a wind generation facility
Various	Various	42 MW	all the electrical energy of other renewables - Canada
Various	Various	86 MW	all the electrical energy of other renewables - United States

(Amounts are expressed in millions of Canadian dollars except where indicated)

31. COMMITMENTS, CONTINGENCIES AND GUARANTEES (CONTINUED)

Energy Sales and Transmission Rights Assignment Agreement

NB Power entered into an energy sales and transmission rights assignment agreement which expires in 2040. NB Power is committed to purchase 2 million MWh a year at the market price at the time of the purchase.

Gypsum Contract

NB Power entered into a 21.5 year contract expiring in 2026 to supply specified quantities of synthetic gypsum from the Coleson Cove Generating Station to a third party. In the event of a production shortfall, NB Power must compensate the third party for any shortfall. The compensation paid, if required, is based on the contracted quantity of gypsum at fixed price. The fixed price is escalated each year by the Consumer Price Index.

Large Industrial Renewable Energy Purchase Program

NB Power purchases electricity from renewable sources, such as biomass and hydro, from qualifying large industrial customers who have renewable electricity generating facilities located in New Brunswick.

The program is included in the *Electricity Act* under the renewable portfolio standard regulation. There are four program agreements in place. From April 1, 2024 to March 31, 2025, 634 GWh (2024 - 311 GWh) of qualified renewable energy was purchased under the program.

The Large Industrial Renewable Energy Purchase Program allows NB Power to purchase renewable energy generated by its largest customers at a set rate. This renewable energy will count towards meeting the Province of New Brunswick's renewable energy targets.

Legal proceedings

There are ongoing legal proceedings in which NB Power has been named as one of the defendants related to land claims filed by both the members of the Wolastoqey Nation of New Brunswick ("WNNB") and eight of the nine Mi'gmaq First Nations in New Brunswick represented by Mi'gmawe'l Tplu'taqnn Incorporated ("MTI") (collectively, the "Land Claims"). In both proceedings, the Plaintiffs are seeking a declaration of Aboriginal title to the lands identified in their Land Claims as the traditional lands of WNNB and MTI, respectively. The MTI Land Claim has not significantly advanced to date but the defendants in the WNNB Land Claim (other than NB Power) have brought several motions and appeals before the Courts in the current fiscal year, some of which have been adjudicated and others that are still pending. These matters either have or should result in a narrowing of the issues before the Court. It is expected that Statements of Defences will not be filed by any of the defendants until all of the motions are resolved. One of the primary defendants, the Province of New Brunswick, is currently in discussions with both Plaintiffs to try and resolve these Land Claims.

NB Power may, from time-to-time, be involved in legal proceedings, claims and litigations that arise in the ordinary course of business. NB Power believes these would not reasonably be expected to have a material adverse effect on the financial condition of NB Power.

32. COMPARATIVE FIGURES

Certain prior-year figures have been reclassified to conform with the presentation adopted in the current year's financial statements. These reclassifications do not impact previously reported net earnings or equity. The changes were made to enhance transparency and improve comparability

Five-Year Review

Total energy available for distribution
19,108 millions of kWh

Total revenue
$ 2,619 Million

Per cent debt in capital structure
92%

Total assets
$ 7,581 Million



Statement of Generation[1]

(millions of kWh)

	2024/25	2023/24	2022/23	2021/22	2020/21
Hydro	2,438	3,393	3,224	2,393	2,652
Thermal	3,767	1,883	3,487	3,211	2,196
Nuclear	1,751	5,424	3,545	5,450	4,399
Combustion turbine	1,367	1,454	305	603	793
Solar	2	2	-	-	-
Purchases	10,977	13,400	12,569	9,367	8,714
Gross generation and purchases	20,302	25,556	23,130	21,024	18,754
Station service	576	613	570	652	540
Net generation and purchases	19,726	24,943	22,560	20,372	18,214
Losses - transformer and transmission	618	591	586	560	610
Total energy available for distribution	19,108	24,352	21,974	19,812	17,604

Statement of Sales

(millions of kWh)

	2024/25	2023/24	2022/23	2021/22	2020/21
Wholesale	1,064	1,056	1,153	1,179	1,159
Industrial	4,613	4,790	4,649	4,438	4,199
General service	2,335	2,281	2,235	2,236	2,152
Residential	5,509	5,375	5,221	5,363	5,159
Streetlights and unmetered	56	55	57	58	44
Total in-province sales	13,577	13,557	13,315	13,274	12,713
Out-of-province sales	5,236	10,513	8,363	6,175	4,576
Total sales	18,813	24,070	21,678	19,449	17,289
Distribution losses	295	282	296	363	315
Total energy distributed and sold	19,108	24,352	21,974	19,812	17,604

[1] *Certain comparative figures have been reclassified to conform to the current year's presentation*

Statement of Revenue

(in millions)

	2024/25	2023/24	2022/23	2021/22	2020/21
Wholesale	$ 130	$ 112	$ 115	$ 116	$ 112
Industrial	440	380	396	364	312
General service	362	323	301	294	276
Residential	875	761	703	701	669
Streetlights and unmetered	35	30	28	27	26
Total in-province sales of electricity	1,842	1,606	1,543	1,502	1,395
Out-of-province sales	650	1,268	1,245	558	368
Total sales of electricity	2,492	2,876	2,788	2,060	1,763
Miscellaneous	127	94	139	138	71
Total revenue	$ 2,619	2,968	$ 2,927	$ 2,198	$ 1,834

Statement of In-Province Generation

(millions of kWh)

	2024/25	2023/24	2022/23	2021/22	2020/21
Hydro	2,383	3,144	3,181	2,208	2,280
Coal and petroleum coke	2,119	1,179	2,302	1,840	1,412
Natural gas	1,293	1,298	293	572	753
Heavy fuel oil and diesel	710	96	495	488	200
Nuclear	1,511	4,820	3,122	4,832	3,894
Solar	2	2	-	-	-
Purchases	6,407	3,986	4,821	4,151	4,984
Net generation and purchases	14,425	14,525	14,214	14,091	13,523
Losses - transformer and transmission	520	517	513	560	610
Total energy available for distribution	13,905	14,008	13,701	13,531	12,913

Operating Statistics

	2024/25	2023/24	2022/23	2021/22	2020/21
Transmission lines - km	6,900	6,902	6,868	6,870	6,875
Distribution lines - km	21,897	21,829	21,717	21,562	21,434
Residential customers	359,613	353,684	347,032	341,962	335,449
Industrial customers	1,861	1,864	1,866	1,853	1,814
General service customers	28,452	28,185	27,808	27,492	27,041
Non-metered customers	2,671	2,697	2,712	2,759	2,770
Direct customers	392,597	386,430	379,418	374,066	367,074
Indirect customers	47,095	46,626	46,365	46,063	45,710
Total customers	439,692	433,056	425,783	420,129	412,784
Positions - regular	2,885	2,759	2,608	2,603	2,576
Positions - temporary	190	211	172	185	109
Total positions	3,075	2,970	2,780	2,788	2,685

Statement of Earnings Summary

(in millions)

	2024/25	2023/24	2022/23	2021/22	2020/21
Sales of electricity - In-province	$1,842	$ 1,606	$ 1,543	$ 1,502	$ 1,395
Sales of electricity - Out-of-province	650	1,268	1,245	563	371
Miscellaneous revenue	127	94	139	138	72
Fuel and purchased power	(1,500)	(1,589)	(1,984)	(988)	(806)
Operations, maintenance and administration expenses	(661)	(622)	(576)	(537)	(508)
Depreciation and amortization	(419)	(354)	(351)	(344)	(321)
Taxes other than on income	(47)	(49)	(50)	(51)	(49)
Finance costs	(274)	(258)	(230)	(201)	(191)
Accretion on decommissioning liabilities	(51)	(51)	(50)	(47)	(44)
Nuclear funds investment income	95	61	16	95	94
Sinking funds and other investment income	18	15	21	13	(4)
Net changes in regulatory balances	243	(114)	234	(14)	(14)
Net earnings (loss)	$ 23	$ 7	$ (43)	$ 129	$ (5)

Statement of Financial Position Summary March 31

(in millions)

Assets

	2024/25	2023/24	2022/23	2021/22	2020/21
Current assets	$868	$ 802	$ 858	$ 932	$ 522
Property, plant and equipment	5,028	4,810	4,670	4,645	4,741
Other non-current assets	1,685	1,568	1,552	1,571	1,313
Total assets	7,581	7,180	7,080	7,148	6,576
Regulatory balances	1,150	907	1,021	787	858
Total assets and regulatory balances	$8,731	$ 8,087	$ 8,101	$ 7,935	$ 7,434

Liabilities and Shareholder's Equity

(in millions)

	2024/25	2023/24	2022/23	2021/22	2020/21
Current liabilities	$1,636	$ 1,127	$ 1,796	$ 1,498	$ 1,385
Long-term debt	5,196	5,239	4,786	4,406	4,334
Other non-current liabilities	1,415	1,315	1,185	1,315	1,398
Lease liability	38	39	32	33	26
Decommissioning and used fuel management liability	1,150	1,069	987	1,114	1,161
Post-employment benefits	101	99	101	108	126
Provisions for other liabilities and charges	71	66	60	57	57
Finance Liability	35	35	-	-	-
Derivative liabilities	20	7	5	3	29
Shareholder's equity	484	406	334	716	317
Total liabilities and shareholder's equity	$8,731	$ 8,087	$ 8,101	$ 7,935	$ 7,434

Cash Flow Summary

(in millions)

	2024/25	2023/24	2022/23	2021/22	2020/21
Operating activities	163	452	65	321	291
Investing activities	(593)	(432)	(540)	(337)	(319)
Financing activities	429	(13)	426	65	28
Net cash (outflow) inflow	(1)	7	(49)	49	-
Cash					
Beginning of year	10	3	52	3	3
End of year	$ 9	$ 10	$ 3	$ 52	$ 3

Finance Costs and Investment Income

(in millions)

	2024/25	2023/24	2022/23	2021/22	2020/21
Interest on long-term and short-term debt	$ (232)	$ (225)	$ (202)	$ (178)	$ (182)
Debt portfolio management fee	(35)	(35)	(32)	(32)	(32)
Foreign exchange (gains) losses	(8)	-	(2)	5	21
Interest on post-employment benefits	(5)	(5)	(5)	(5)	(5)
Interest capitalized during construction	12	11	14	9	7
Amortization of premiums and discounts on long-term debt	(6)	(4)	(3)	-	-
Finance costs	(325)	(309)	(280)	(248)	(235)
Sinking funds and other investment income	18	(15)	21	13	(4)
Accretion on decommissioning liabilities	(51)	(51)	(50)	(47)	(44)
Nuclear funds investment income	95	61	16	46	95
Finance costs and investment income	$ (212)	$ (233)	$ (243)	$ (189)	$ (144)

Financial Ratios

	2024/25	2023/24	2022/23	2021/22	2020/21
In-province	1,842	1,606	1,543	1,502	1,395
Out-of-province	650	1,268	1,245	563	371
Fuel and purchased power	(1,500)	(1,589)	(1,984)	(988)	(806)
Gross margin	40%	45%	29%	52%	55%
Operating cash flow / total debt[1]	3%	8%	1%	7%	6%
Retained earnings	532	509	502	545	470
Accumulated other comprehensive (loss) income (AOCI)	(48)	(103)	(168)	171	(154)
Per cent of debt in capital structure[2]	92%	93%	94%	87%	94%
Interest coverage ratio[3]	(0.03)	1.36	(0.15)	1.34	0.72

Other Statistics

	2024/25	2023/24	2022/23	2021/22	2020/21
Rate increase	9.1 %	5.7 %	2.0 %	- %	1.8 %
CPI (New Brunswick)	2.0 %	2.8 %	7.1 %	3.8 %	0.2 %
GDP increases (New Brunswick)[4]	1.5 %	1.1 %	1.8 %	5.3 %	(3.7)%
Capital expenditures (millions)[5]	$564	$ 421	$ 527	$ 334	$ 316
Change in total debt (millions)	$428	$ (59)	$ 468	$ 9	$ 9
Per cent breakdown of long-term debt					
Canadian dollar	100.0 %	100.0 %	100.0 %	97.3 %	97.3 %
US dollar	- %	- %	- %	2.7 %	2.7 %
Weighted average coupon interest rate	3.7 %	3.7 %	3.5 %	3.7 %	3.7 %
Canadian Dollar - March 31	0.696	0.738	0.739	0.800	0.795

1 Operating cash flow / total debt = operating cash flow / debt, where debt = (long-term debt + short-term indebtedness - sinking funds receivable - cash)

2 Per cent of debt in capital structure = debt / (debt + equity), where debt = (long-term debt + short-term indebtedness - sinking funds receivable - cash)

3 Interest coverage ratio = operating earnings / interest expense, where interest = (interest on long-term and short-term debt, and guarantee fee)

4 The Provincial Government restated its GDP growth rates for the past years

5 Capital expenditures include cash paid on business combinations and are net of proceeds on disposal

Capital Management

(in millions)

	2024/25	2023/24	2022/23	2021/22	2020/21
Long-term debt	$ 5,396	$ 5,289	$ 5,086	$ 4,631	$ 4,734
Short-term indebtedness	954	570	797	859	608
Total debt	6,350	5,859	5,883	5,490	5,342
Sinking fund receivable	(566)	(502)	(474)	(500)	(410)
Cash	(9)	(10)	(3)	(52)	(3)
Total net debt	5,775	5,347	5,406	4,938	4,929
Retained earnings	532	509	502	545	465
Accumulated other comprehensive (loss) income (AOCI)	(48)	(103)	(168)	171	(148)
Total capital	6,259	5,753	5,740	5,654	5,246
Total capital excluding AOCI	$ 6,307	$ 5,856	$ 5,908	$ 5,483	$ 5,394
Percentage of net debt in capital structure	92 %	93 %	94 %	87 %	94 %
Percentage of net debt in capital structure (excluding AOCI)	92 %	91 %	92 %	90 %	91 %

Glossary

Biomass
Energy resources derived from organic matter. These include wood, agricultural waste and other living-cell material that can be burned to produce heat energy.

Capacity
The maximum power that a generating unit, generating station or other electrical apparatus can supply, usually expressed in megawatts.

Debt/Equity Swap
A refinancing deal in which a debt holder gets an equity position in exchange for cancellation of the debt.

Demand
The rate at which electric energy is delivered at a given instant or averaged over a period of time. It is measured in kilowatts, megawatts, etc.

Energy
Quantity of actual power produced by a generating station over a period of time, measured in megawatt-hours (MWh).

Gigawatt hour (GWh)
One million kilowatt-hours.

International Financial Reporting Standards (IFRS)
Guidelines and rules set by the International Accounting Standards Board that companies follow when compiling financial statements. IFRS are the acceptable set of accounting standards for publicly accountable enterprises in Canada.

Kilowatt-hour (kWh)
The basic unit of electric energy equal to one kilowatt of power supplied to or taken from an electric circuit steadily for one hour.

Load
The amount of electric power delivered or required at any specific point or points on a system. The requirement originates at the energy consuming equipment of the consumer.

Megawatt (MW)
Unit of electrical power to measure the generating capability of a generating station or the maximum demand of an electricity consumer.

Megawatt-hour (MWh)
One thousand kilowatt-hours.

Net Capacity Factor
The actual station generation of power to the grid in MW divided by the ideal maximum generation of power to the grid in MW possible

Peak load demand
The maximum amount of electric power consumed by a particular customer or group of customers at a precise time.

Power Purchase Agreements
Supply contracts between two parties for the supply of electricity.

Renewable Portfolio Standard
Requirement that a certain amount of electricity sold in a competitive market includes some amount produced from renewable sources.

Accountability Reporting

At NB Power, we report to our Shareholder, the Government of New Brunswick, through the Minister of Energy. The Government's expectations are expressed through legislation, policies and a mandate letter.

In addition, NB Power evaluates its progress against the longer-term objectives of the strategic plan and the near-term objectives and goals set out in the Business Plan.

As a Crown Corporation, NB Power is also subject to reviews or audits conducted by the Office of the Auditor General.





EXECUTIVE



Lori Clark
President, CEO & Chief Nuclear Officer



Darren Murphy
Chief Financial Officer & Senior Vice President Corporate Services and Major Projects



Steve Bagshaw
Site Vice President, PLNGS



Brad Coady
Vice President, Business Development & Strategic Partnerships



Suzanne Desrosiers
Vice President, People and Culture



Jean Marc Landry
Chief Customer Officer



Nicole Poirier
Vice President, Operations



Janice McNeil
Executive Director, Governance & Public Accountability



Sue Moore
Executive Director, Strategic Planning & Transformation



Kathy Purcell
Executive Director of Communications

Mandate Letter

As prescribed in the *Accountability and Continuous Improvement Act*, NB Power receives direction in the form of a mandate letter from the Minister of Energy.

NB Power's mandate letter for 2024/25 called for focus on expectations and priorities. NB Power endeavoured to realize the objectives set out in its mandate letter.

Expectations

Reducing Greenhouse Gas

Work with the province to reduce greenhouse gas emissions and minimize the impact of carbon price, considering impacts to electricity rates.

Status Update

NB Power continued to manage its fleet and advance renewable energy projects to reduce its immediate and long-term carbon footprint while remaining committed to affordability and energy security.

Challenged in 2024/25 by the unavailability of PLNGS, a key component of NB Power's carbon-free supply, NB Power increased purchases from renewable resources to diversify and optimize its generation mix with additional non-emitting sources. As a result, the utility minimized its greenhouse gas emissions and the impact of the carbon price while PLNGS remained offline.

Throughout the year, NB Power continued to explore alternative non-emitting generation and technology options of the future such as small modular reactors (SMRs) and new nuclear. The utility also issued a Request for Expression of Interest to partner in the construction and operation of a dual-fuel combustion turbine. The addition to the system will help ensure energy security for customers while providing a pathway from natural gas to cleaner or more sustainable fuel, allowing for further integration of renewable generation and lowering NB Power's projected annual emissions.

NB Power also entered into Power Purchase Agreements that will result in 500 MW of new cost-effective renewable wind energy projects led by First Nations communities. The first of six projects came online in 2025 with the remaining projects scheduled to be commercially operational in 2027 and 2028.

Energy Efficiency

Continue to deliver maximum benefit, highest-value energy efficiency programs for all sectors and for all fuels where funding is provided with minimal market direction.

In addition to the requirements set out in the *Energy Efficiency Regulation – Electricity Act*, provide quarterly and annual reports to the Minister on all energy efficiency programs and initiatives as well as greenhouse gas reductions.

Continue to be the delivery agent for the Plug-In NB electric vehicle rebate program and the Enhanced Energy Savings Program and adapt the programs as funding and direction is provided.

Status Update

NB Power continued to mature service offerings aimed at reducing the demand for energy and providing savings to customers. The utility continued to make these services available for all classes of customers and for all fuel types used in the province.

Working with the Province, NB Power secured long-term funding for all-fuels energy efficiency programs to achieve further efficiency gains. It also partnered with Natural Resources Canada (NRCan) to increase funding that makes the shift from oil to heat pumps more affordable for customers.

NB Power also continued in 2024/25 as the delivery agent for the Plug-In NB electric vehicle rebate program. It also delivered the Enhanced Energy Savings Program to 4,640 New Brunswick households and adapted the program to take advantage of federal funding received for the Oil to Heat Pump Affordability program.

Throughout 2024/25, NB Power reported quarterly and annually to the Minister on all energy efficiency programs, initiatives and spending as well as greenhouse gas emissions.

Climate Change Action Plan

Continue to support the Department of Environment and Local Government and Climate Change Canada in achieving its Climate Change Action Plan goals, including creating additional opportunities for clean electricity development. This will include reopening the Embedded Generation Program and creating opportunities for additional community renewable energy projects.

Status Update

NB Power continued to support the Department of Environment and Local Government in achieving its Climate Change Action Plan goals, including creating additional opportunities for clean electricity development and continued collaboration with the federal government.

NB Power increased participation opportunities by finalizing power purchase agreements with successful proponents to provide cost-effective renewable and energy storage solutions. The finalized power purchase agreements provide up to 500 MW of new wind energy projects led by First Nations communities. The agreements are in addition to the Neweg wind project, which began delivering wind energy to New Brunswick's system in late fall 2024.

In June 2024, the utility issued a Request for Expression of Interest to pursue natural gas dual-fuelled combustion turbine that would provide a pathway from natural gas to cleaner or more sustainable fuel, allow for further integration of renewable generation and lower NB Power's projected annual emissions.

NB Power continued to study the role of both grid-scale and distributed renewable energy. In 2024/25, NB Power received the final reports on the Shediac Smart Energy project, which provide the utility with insights into how programs can be created to further the adoption of renewable energy and battery storage at the grid, community, commercial and residential levels.

In addition, NB Power is poised to help create a path forward for helping other building owners in the province pursue net-zero certification following the net-zero certification of two commercial buildings in Shediac. With NB Power's support, Shediac launched its pursuit of a fully net-zero community by 2035, providing the utility an opportunity to observe and understand how a community can bring together stakeholders and funding to pursue a net-zero reality for their community.

Through partnerships developed with the federal government, NB Power secured funding to support the development of new nuclear capacity at the Point Lepreau site. Additional funding was provided to support the conversion of the Belledune Generating Station to eliminate coal use by 2030 as well as the Mactaquac project. NB Power continues exploring regional partnerships, including opportunities for investment in inter-provincial transmission.

In 2024/25, NB Power also strengthened investments and increased participation in demand side management programs.

The Government of New Brunswick provided $20.8 million of Climate Change funds that NB Power invested in 2024/25 to support objectives outlined in New Brunswick's Climate Change Action Plan

- provided financial support to help owners and authorized operators of transportation businesses offset costs of fuel-saving devices and products
- improved the energy efficiency of 187 buildings owned by the Department of Social Development
- supported the Enhanced Energy Savings Program to reduce energy use and costs by targeting homes in need of energy efficiency upgrades
- launched energy efficiency programs for First Nation communities
- issued incentives for efficiency upgrades completed in 36 buildings in the Non-Profit Housing sector, representing hundreds of housing units
- conducted studies and pilots to support zero-emission freight, energy performance building labelling, facilitate access to efficiency programs and
- increased energy efficiency among renters and landlords

First Nations

Work through the Department of Indigenous Affairs for advice and support on the Crown's Duty to Consult obligations throughout all initiatives.

Status Update

NB Power recognizes the distinct value, culture and significance of First Nations and is committed to fostering positive and productive relationships with First Nations in New Brunswick. NB Power senior management met regularly with First Nations communities to discuss priorities and how best to advance them in a mutually beneficial way.

After working with the federal government and First Nations proponents to secure funding that enabled cost-effective wind projects, NB Power entered into Power Purchase Agreements for renewable wind energy developments led by First Nations communities.

NB Power also continued to explore with First Nations communities employment and First Nations procurement opportunities.

Throughout all initiatives, NB Power regularly worked with the Department of Indigenous Affairs and consultation staff regarding the duty to consult and the Province's Initiative Intake Process.

Community Collaboration

Continue to work with communities in the province, with a particular focus on First Nations to provide opportunities to collaborate and partner in the electricity sector.

Status Update

NB Power continued to actively work with communities and First Nations throughout New Brunswick to provide opportunities to collaborate and partner in the electricity sector. This includes leveraging the partnership on the Shediac Smart Energy Community Project that tested advanced smart grid solutions and led NB Power to operate its first grid-connected solar farm.

NB Power also worked collaboratively to understand unique community needs, build capacity and advise or develop energy solutions, including energy efficiency solutions. In addition, NB Power continued its ongoing dialogue with First Nations communities on all important matters, including ongoing hydro operations, decommissioning Milltown Generating Station and key initiatives including the advancement of renewable energy project development and small modular reactors. In response to the Request for Expression of Interest, NB Power also entered into Power Purchase Agreements for an additional 500 MW of renewable wind energy projects led by First Nations communities. The agreements are in addition to the Neweg wind project, which began delivering wind energy to New Brunswick's system in late fall 2024.

Priority Areas

Debt Reduction

Make plans to achieve the equity target of at least 20 per cent equity by March 31, 2029 through a combination of cost minimization and other appropriate mechanisms that will, consistent with the equity target, maintain rates as low as practicable. NB Power is to incorporate the directive to achieve the Equity Target by March 31, 2029, into its forecast operating budgets, capital expenditures and rate forecasts for each of the 2024/25 through 2026/27 fiscal years.

Status Update

NB Power submitted as part of its General Rate Application to the Energy and Utilities Board (EUB) a plan to achieve the equity target by March 31, 2029. NB Power has developed a three-year Strategic, Financial and Capital Investment Plan to reflect that commitment through cost reductions, the rationalization and prioritization of capital investment requirements and required rate increases, with targets established for each year. These actions have been balanced with ensuring NB Power continues to deliver safe, reliable energy, providing energy security for New Brunswickers while remaining committed to keeping rates as low as possible. The EUB allowed for a rate increase of 9.25 per cent to be effective on April 1, 2024 and April 1, 2025.

In addition, NB Power secured alternative financial options for upcoming initiatives such as the Mactaquac project, wind projects led by First Nations communities, a new nuclear program and the fuel conversion project at Belledune Generating Station to help secure a sustainable transition to a cost-effective, clean and secure energy supply.

Point Lepreau Nuclear Generating Station Improvement Plan

Present a plan before October 31, 2023 to improve the reliability of the Point Lepreau Nuclear Generating Station (PLNGS) and ensure there are measurable targets and timelines.

Status Update

Nuclear is a very important part of NB Power and New Brunswick's past, present and future. In order to maintain the confidence of the public, regulators and the industry, NB Power must maintain strong, consistent performance of all assets, including PLNGS. NB Power prepared an improvement plan with the support of industry experts and peers, and submitted it to the Department of Energy as directed.

NB Power continued to execute the PLNGS improvement plan. The Station successfully executed Outage 2024, the largest outage scope since refurbishment, completing over 25,000 tasks safely as well as significant upgrades to plant systems, such as a new Primary Heat Transport Motor.

However, Station performance was challenged by an issue with the main generator discovered during generator run-up and energization activities following the Outage. The issue highlighted that while the improvement trajectory was positive, there remain several years of significant investment to realize sustainable performance improvement in line with expected performance benchmarks.

Throughout 2024/25, NB Power continued with aggressive improvement plan efforts and continued to refine the action plan as required to ensure the sustainment of the necessary improvements. As a result, the Station saw increased performance in many areas, most notably in a number of key industry-standard performance metrics

- equipment reliability
- schedule completion index
- critical scope work completion
- operational focus

Maintaining a focus on continued improvement, NB Power developed a targeted multi-year capital investment strategy for PLNGS, commensurate with addressing lagging equipment upgrade requirements. It also established extensive long-term life cycle management plans for key plant systems and components and improved the outage planning cycle to be more reflective of equipment and plant state requirements that will improve performance.

Additional actions were taken to enhance long-term performance through partnership. NB Power explored with Ontario Power Generation a support services agreement to help resolve long-standing issues and improve performance.

Small Modular Reactors

Continue the ongoing support and advancement of the small modular reactors cluster with the various counterparties and support efforts to acquire federal funding for first-of-a-kind reactors at the Point Lepreau Nuclear Generating Station site.

Status Update

The Province of New Brunswick has identified SMRs as a future industry for New Brunswick and a key part of a net-zero electric grid. Throughout the year, NB Power in partnership with the Department of Natural Resources and Energy Development continued to provide oversight to the development of SMRs in the province.

Working with project developers, NB Power and the Province provided oversight of progress against the project schedule and adherence to deliverables, financial status, risk management and approval of items as specified in applicable funding agreements. NB Power continued to support the advancement of the SMR cluster with the various counterparties and explored collaboration opportunities and the expansion of existing partnerships. While NB Power also supported efforts to acquire federal funding for first-of-a-kind reactors at the PLNGS site, delays in funding for vendors is delaying project targets.

In addition, NB Power secured $25 million of NRCan Electricity Predevelopment Program funding in support of exploring the addition of new technology-neutral nuclear capacity to the Point Lepreau site. Through 2024/25, NB Power progressed the new nuclear program activities related to

- Canadian Nuclear Safety Commission licensing
- environmental and engineering studies and reports
- stakeholder consultation
- project controls and business planning
- data management systems
- operational readiness

New Brunswick Energy Marketing

Continue to honour the mandate of the New Brunswick Energy Marketing Corporation to carry out the business of importing and exporting energy, establishing targets for each fiscal year.

Status Update

New Brunswick Energy Marketing continues to be active in the business of importing and exporting electricity and related products and services to help NB Power meet its commitment to affordability for New Brunswickers. NB Power built gross margin targets into the budget submitted as part of its 2024/25 General Rate Application submitted to the EUB for review. NB Energy Marketing remains focused on preserving existing customers while exploring opportunities to expand in other evolving energy-related markets, leveraging New Brunswick's geographical advantage.

2024/25 Business Plan Key Performance Indicators

NB Power maintains enterprise key performance indicators to provide visibility into NB Power's performance. In 2024/25, NB Power measured and reported performance quarterly against key performance indicators that tracked progress and the achievement of NB Power's targets.

Total Recordable Injury Frequency Rate


1.0
0.8
0.6
0.4
0.2
0.0
0.98
0.91
Actual
Target

Total Recordable Injury Frequency is (Number of Fatalities + Number of Lost-time Injuries + Number of Medical Aids) X 200,000 / Exposure Hours

Customer Satisfaction Score


800
700
600
500
400
300
200
100
0
649
≥725
Actual
Target

Customer Satisfaction Index measures the following for residential customers: power quality and reliability, price, billing and payment, corporate citizenship, communications, customer service

Net Earnings

(in millions of dollars)


80
70
60
50
40
30
20
10
0
23
64
Actual
Target

Net Earnings is a measure of NB Power's profitability

Net Capital Expenditures

(in millions of dollars)


600
500
400
300
200
100
0
582
589
Actual
Target

Net Capital Expenditures is capital investments less customer contributions and grants

Change in Net Debt

(in millions of dollars)


500
400
300
200
100
0
427
216
Actual
Target

Change in Net Debt is the increase or decrease in the net debt balance

Cost Optimization Savings


35
30
25
20
15
10
5
0
31.5
27.5
Actual
Target

Cost Optimization Savings is cost savings associated with continuous improvement and cost management activities

SAIDI



6
5
4
3
2
1
0
5.48
5.25
Actual
Target

System Average Interruption Duration Index (SAIDI) is a standard utility measure of the average number of hours customers were without power

SAIFI



2.5
2.0
1.5
1.0
0.5
0.0
2.0
2.10
Actual
Target

System Average Interruption Frequency Index (SAIFI) is a standard utility measure of the average frequency of interruptions per customer served

Nuclear Net Capacity Factor



80
70
60
50
40
30
20
10
0
27.4
67.3
Actual
Target

Nuclear Net Capacity Factor is the ratio of the energy that the nuclear power reactor unit produced during the year divided by the energy it would have produced at its reference power capacity

Investments in Critical Grid Modernization Projects

(in millions of dollars)



50
40
30
20
10
0
40.6
47
Actual
Target

Investments in Critical Grid Modernization Projects is the total dollars invested in critical upgrades to improve the grid

Per cent Renewables (Renewable Portfolio)

(per cent)



60
50
40
30
20
10
0
55
40
Actual
Target

Per cent Renewables is the total of all renewable resources as a percentage of in-province load

Electricity Savings from Energy Efficiency Programs

(GWh)



100
80
60
40
20
0
83
80
Actual
Target

Electricity Savings from Energy Efficiency Programs is the total Gigawatt hours saved from energy efficiency programs

Audits Conducted by the Office of the Auditor General

The Office of the Auditor General holds NB Power, a Crown Corporation, accountable by reporting on its performance and the delivery of its programs and services. During these audits, NB Power co-operates in an open and transparent manner and is responsive to any recommendations. The utility demonstrates accountability by reporting its progress against the recommendations.

NB Power Debt, 2020 Volume II, Chapter 3

Recommendation 3.59

We recommend NB Power prioritize debt reduction by developing a firm and well-defined debt management plan to achieve the mandated debt to equity target by 2027. The plan should comprise:

- achievable annual key performance indicators (KPI) including a debt reduction amount and debt to equity ratio; and
- a requirement to report annually within NB Power's annual report:
  - I. any deviation from the annual KPIs;
  - II. reason if the KPIs are not met; and
  - III. an adjusted action plan to reach 2027 target date.

2024/25 Update

NB Power prepared and began executing a strategic plan in 2023 that will continue to be executed over the coming decade. One of the key objectives of the plan is to improve the Corporation's balance sheet and debt to equity ratio. The plan includes a continued commitment to cost reductions, the exploration of new partnerships for existing assets and evaluating alternative financing for future investment requirements.

The elements of the strategic plan were reflected in NB Power's 2024/25 General Rate Application. NB Power is entering a period of elevated capital investment and so the forecast to 2029 included in the application reflects a steady increase in debt. The forecast illustrates that the target debt/equity structure will be achieved through an increase in equity, and is achievable through the proposed rate plan and prudent cost management. Despite consecutive 9.25 per cent rate increases, NB Power rates remain competitive relative to other jurisdictions.

In its 2024/25 General Rate Application, the Energy and Utilities Board (EUB) approved NB Power's requested rate increases of 9.25 per cent rate to be effective on April 1, 2024 and April 1, 2025. NB Power remains committed to improving the Corporation's debt/equity structure while balancing affordability for customers.

NB Power's debt increased in 2024/25 by $428 million primarily due to higher costs associated with repairing the generator at PLNGS and securing replacement power during the Station's extended outage. Additionally, a decline in out-of-province electricity sales to U.S. customers contributed to the increase. Further impacting the variance were increased capital investments in 2024/25.

NB Power continues to explore other opportunities in alignment with its strategic plan that will further strengthen its financial position while ensuring rates remain competitive.

NB Power agrees to report annually in its Annual Report on its progress against the key performance indicators including reasons for any variances from the annual key performance indicators.

NB Power has included its key performance indicators in the strategic plan, the 2024/25 Business Plan and the 2024/25 Annual Report.

Recommendation 3.84

We recommend NB Power, to improve its forecasting process, quantify the impact of likely uncertainties in the 10 Year Plan, such as fuel prices, hydro flows, Point Lepreau capacity factor, weather events, etc.

2024/25 Update

In its last two three-year plans, NB Power included a scenario analysis that looked at the potential impact of variations in assumptions related to commodity prices, hydro and nuclear generation, in-province load and carbon pricing. The range of outcomes resulting from the variations were noted and key financial metrics provided. A more enhanced sensitivity analysis was also included that identified recent historical variations in the key planning assumptions discussed.

NB Power is still planning on implementing new modelling software that will further enhance the forecasting of fuel and purchased power expense. The tool will enable better analysis of the likelihood and impact of changes in prices and operational conditions.

Public Interest Disclosures

There were no disclosures received pursuant to the *Public Interest Disclosure Act* during the period covered in this annual report.



Governance

NB Power is a provincial Crown Corporation, with the Province of New Brunswick as its owner and sole shareholder. NB Power's Board of Directors guides NB Power's strategic transformation and oversees the evolution of the strategic plan to reflect changes to business and environmental realities, as well as direction from the Shareholder.

The Board of Directors is committed to and maintains a high level of accountability to the Province of New Brunswick, as well as transparency for all New Brunswickers, providing oversight of the company's plans, financial results and performance. With unique experiences and perspectives, Directors are also able to offer insight and foresight, contributing to NB Power's successful navigation of the evolving energy landscape.



BOARD OF DIRECTORS

as at March 31, 2025

** Anne Bertrand left the Board April 18, 2024*
***Mark Reddemann left the Board March 31, 2025*



Andrew MacGillivray
Chair



Lori Clark
(ex-officio)



Alain Bossé



Chantal Cormier



Paul McCoy



Scott Northard



Patrick Oland



Michelyne Paulin



Wayne Power



Mark Reddemann



Nancy Whipp

NB Power has a strong commitment to best practices in governance on behalf of its Shareholder, customers and other stakeholders.

NB Power reports to its Shareholder, the Government of New Brunswick, through the Minister of Energy. The Government's expectations are expressed through legislation, policies and a mandate letter.

NB Power's Board of Directors is responsible for directing the affairs of the Corporation consistent with the *Electricity Act*, which mandates that "the board of directors of the Corporation shall administer the business and affairs of the Corporation on a commercial basis, taking into consideration government policy." NB Power's governance model ensures that the Board acts as a governing/oversight body rather than a managing board.

As a result, the Board is responsible for setting and monitoring the strategic direction of the Corporation and providing oversight over its operations taking into consideration emerging risks and opportunities. The President and CEO, who is an ex-officio member of the Board, is responsible for the day-to-day leadership and management of the Corporation. This model provides NB Power's senior executives with the guidance and space to operate effectively, while ensuring that the Board is able to execute its core responsibilities.

Independence

The Lieutenant-Governor in Council appoints NB Power's Board, which is comprised of the President and CEO, who is a non-voting member, and not more than 14 independent directors.

The Shareholder requires NB Power to have an independent board of directors. All of NB Power's Board members, including the Chair, are independent of management. NB Power further ensures Board independence by including in-camera discussions by the Board members without the management team being present at board and committee meetings.

NB Power Board members are expected to conduct themselves with honesty and integrity throughout the course of performing their duties for the Corporation. On an annual basis, Board members signify compliance with NB Power's Code of Ethics by filing a Declaration and a Conflict of Interest Questionnaire. The NB Power Board regularly monitors potential conflicts of interest among Board members and works diligently to manage any conflicts that may arise and ensure transparency to the Shareholder and general public.

Committees

The Board establishes committees on an as-needed basis where it believes they add value in assisting the Board in the discharge of its duties. During 2024/25, NB Power had six committees focused on areas critical to the success of the Corporation.

Audit and Finance Committee

Nancy Whipp (Chair), Alain Bossé, Chantal Cormier, Andrew MacGillivray, Scott Northard, Patrick Oland, Michelyne Paulin

The Audit and Finance Committee assists the Board of Directors in fulfilling its obligations and oversight responsibilities while also providing strategic and policy-level advice and direction to management on matters that drive the Corporation's business results and financial performance. The Committee's areas of responsibility include, but are not limited to, financial reporting, regulatory compliance, audit processes (internal and external), corporate controls, enterprise risk management and litigation. In fulfilling its role, the Audit and Finance Committee maintains free and open communication among itself, the external auditors, the internal auditors and management.

Environment and Technology Committee

Mark Reddemann (Chair), Alain Bossé, Andrew MacGillivray, Paul McCoy, Wayne Power

The Environment and Technology Committee assists the Board of Directors in providing advice and direction on environmental and technology issues and performance as well as on emerging trends and issues that have large implications for planning and support of company-wide operations, data, information and technology.

Governance and Shareholder Relations Committee

Andrew MacGillivray (Chair), Alain Bossé

The Governance and Shareholder Relations Committee assists the Board of Directors in establishing and maintaining an effective system of corporate governance. The Committee ensures NB Power's communications with the Shareholder are consistent with expectations and delivered in a professional and timely manner. It is also responsible for maintaining a full slate of directors with the appropriate personal characteristics, experience and skill sets that provide for a mix of competencies on the Board.

Human Resources, Safety and Culture Committee

Chantal Cormier (Chair), Andrew MacGillivray, Patrick Oland, Nancy Whipp

The Human Resources, Safety and Culture Committee assists the Board of Directors by providing advice and direction on human resource and compensation, safety and culture issues. The Committee provides guidance and direction to management and makes recommendations to the Board regarding human resources, safety, culture and First Nations affairs strategies and programs related to meeting the Corporation's goals.

Mactaquac Life Achievement Project Committee

Paul McCoy (Chair), Alain Bossé, Andrew MacGillivray, Wayne Power, Mark Reddemann, Nancy Whipp

The Mactaquac Life Achievement Project Committee exists to assist the Board of Directors in its responsibility for oversight of matters relating to the planning and

execution of the project. The Committee reports on the Mactaquac Life Achievement Project's overall governance, strategy formulation, risk evaluation, cost estimates, project timeline, planning thoroughness and regulatory requirements.

Nuclear Oversight Committee

Scott Northard (Chair), Andrew MacGillivray, Paul McCoy, Michelyne Paulin, Mark Reddemann

The Nuclear Oversight Committee advises and assists the Board of Directors in developing and implementing long-term policies and strategies to ensure safe and efficient operation of the Point Lepreau Nuclear Generating Station. The Committee is responsible for monitoring nuclear performance, particularly with respect to safety and operations issues, and nuclear risk.

Skills and Expertise

NB Power's Board of Directors is made up of individuals with expertise and experience in owning and managing businesses, starting new businesses, managing and operating nuclear stations, strategic planning, marketing and communications, accounting and finance and overseeing human resource, regulatory and stakeholder relations. In addition, the majority of NB Power's Board members have acquired their ICD.D designation through the Directors Education Program, which was jointly developed by the Institute of Corporate Directors and the University of Toronto's Rotman School of Management.

NB Power's Board maintains a Skills Matrix as a tool to assist it in seeking the optimum mix of experience, competency and specific expertise as it chooses future Board candidates for recommendation to the Shareholder. The Governance and Shareholder Relations Committee reviews the Skills Matrix on an annual basis and updates it as required.

Diversity and Inclusion

NB Power's Board highly values diversity and supports the appointment of Board members who reflect the diversity of New Brunswick's population demographic. The Board believes that candidate diversity, along with varied skills and experiences, contributes to a balanced and effective Board. The Board also values inclusion and ensures each Board member is equally engaged in sharing their individual and diverse perspectives, skills and experience to effectively govern NB Power.

Continuous Improvement

NB Power Board members receive a comprehensive orientation and attend external seminars to maintain or enhance their skills and/or to ensure their knowledge and understanding of NB Power's business remains current.

NB Power's Board conducts, on a recurring basis, an evaluation of board and director effectiveness. The Board uses insights gained through these assessments to make improvements to board process and structure and to facilitate individual director development.

Thermal	
Coleson Cove	972 MW
Belledune	467 MW
Bayside (natural gas combined cycle)	270 MW
Hydro	
Mactaquac	668 MW
Beechwood	112 MW
Grand Falls	66 MW
Tobique	17 MW
Nepisiguit Falls	12 MW
Sisson	9 MW
Nuclear	
Point Lepreau	663 MW
Renewables	
Shediac Solar Farm	2 MW
Combustion Turbine	
Millbank	397 MW
Ste.-Rose	99 MW
Grand Manan	22 MW
Power Purchase Agreements (PPAs)	
Kent Hills (wind)	167 MW
Caribou Mountain (wind)	99 MW
Lamèque (wind)	45 MW
Wisokolamson Energy (wind)	18 MW
Wocawson Energy (wind)	20 MW
Grandview (natural gas)	90 MW
Twin Rivers (biomass)	39 MW
Irving Pulp & Paper (biomass)	33 MW
AV Nackawic (biomass)	26 MW
AV Cell (biomass)	21 MW
Edmundston Hydro	9 MW
St. George Power (hydro)	15 MW
Neweg (wind)	25 MW
Tinker (hydro)	33 MW
Other Renewables	34 MW

Total Generating Capacity	
Thermal	1,709 MW
Hydro	884 MW
Nuclear	663 MW
Renewables	2 MW
Combustion Turbine	518 MW
Total Generating Capacity	**3,776 MW**


Québec
Hydro Québec
Atholville
Eel River
BELLEDUNE
Lamèque
Caraquet
Caribou
Bathurst
Allardville
Ste-Rose
Tracadie
NEPISIGUIT FALLS
Hydro Québec
Edmundston
Twin Rivers
Iroquois
Versant Power
St. Leonard
Saint-André
Sisson
GRAND FALLS
Millbank
Newcastle
TINKER
TOBIQUE
New Brunswick
Versant Power
Versant Power
BEECHWOOD
Maine
Woodstock
HWC
Millville
Keswick
Marysville
Nackawic
MACTAQUAC
Grand Lake
Shediac Solar
Moncton
Murray Corner
Scoudouc
Prince Edward Island
Salisbury
Memramcook
New England
Norton
Kent Hills
Wisokolamson Wind
Wocawson
Neweg Wind
Nova Scotia
Saint John
New England
Oak Bay
St. George
Grandview
BAYSIDE
Lancaster
COLESON COVE
Pennfield
EMEC
POINT LEPREAU
Grand Manan
Nuclear
Wind
Solar
Biomass
Hydro
Thermal
Combustion Turbine
Terminal
345 kV Lines
138 kV Lines
Interconnection
230 kV Lines
≤ 69 kV Lines



This annual report is also available in French and on our website www.nbpower.com

Ce rapport est également publié en français et sur notre site Web www.energie.com

New Brunswick Power Corporation
P.O. Box 2000
515 King Street Fredericton, NB
E3B 4X1

NEW BRUNSWICK
POWER CORPORATION